As filed with the Securities and Exchange Commission on August 31, 2005
Reg. No. 333- 122655

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Arbios Systems, Inc.
(Name of Small Business Issuer in its Charter)

Delaware	3841	91-1955323
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 304
Los Angeles, California 90048
(310) 657-4898
(Address and telephone number of principal executive offices and principal place of business)

Jacek Rozga, M.D., Ph. D
President
8797 Beverly Blvd., Suite 304
Los Angeles, California 90048
(310) 657-4898
(Name, address and telephone number of agent for service)

Copy to:

Istvan Benko, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2005

PROSPECTUS

ARBIOS SYSTEMS, INC.

3,778,734 Shares of Common Stock

This prospectus relates to the sale or other disposition of up to 2,168,424 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 1,610,310 shares of our common stock issuable upon the exercise of currently outstanding common stock purchase warrants held by some of our stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol ABOS. On August 30, 2005, the closing price of our common stock was $2.10 per share.

The shares included in this prospectus may be disposed of on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not control or determine the price at which a selling stockholder decides to sell or otherwise dispose of its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2005.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. Read the entire prospectus before making an investment decision.

On July 25, 2005, Arbios Systems, Inc. reincorporated as a Delaware corporation. On July 26, 2005, our wholly-owned operating subsidiary, Arbios Technologies, Inc., was merged into Arbios Systems, Inc., thereby combining all of our operations into Arbios Systems, Inc. Unless the context indicates otherwise, all references in this prospectus to terms such as “we,” “us,” “our,” and “our company” refer to Arbios Systems, Inc. (both the Nevada and Delaware corporations) and to the operations we conducted through Arbios Technologies, Inc. Prior to October 30, 2003, this company was known as Historical Autographs U.S.A., Inc. Unless otherwise specified, references to “we,” “us,” “our,” and “our company” prior to October 30, 2003 refer to the business and operations of Arbios Technologies, Inc. and not to the business and operations of Historical Autographs U.S.A., Inc.

A glossary of certain terms used in this prospectus is contained on page 65 under “Glossary of Terms.”

Company Overview

We are a biomedical device company engaged in the development, manufacture and marketing of proprietary liver assist devices to meet the urgent need for therapy of liver failure of all etiologies and severity.

Products Under Development. We currently have two lead products in development for the treatment of acute and chronic liver failure; a novel extracorporeal (outside of the human body) blood purification therapy called selective plasma filtration therapy (“SEPET™”), and an extracorporeal, bioartificial liver device that contains biologic components (in this case, pig liver cells) and provides essential liver functions (“HepatAssist-2™”).

Our SEPET™ product consists of a single-use cartridge that is designed to remove toxins, inhibitors of hepatic regeneration, and mediators of inflammation in the patient’s blood. The SEPET™ cartridge is placed on a blood perfusion apparatus (such as a standard kidney dialysis machine) that is attached to the patient’s blood circulation system. At the end of the selective plasma filtration treatment, the SEPET™ disposable cartridge is discarded, and a new cartridge is used for the next therapy. In April 2005, we received permission from the FDA to begin a two-site feasibility clinical trial for SEPET™. A 15 patient, Phase I study of SEPET™ commenced in August 2005 at the Albert Einstein Medical Center in Philadelphia. We currently anticipate that the Phase I study will also be conducted at the Cedars-Sinai Medical Center in Los Angeles, although we have not yet received all approvals to commence the study at that medical facility.

The HepatAssist-2™ bioartificial liver systems is based on our proprietary method of procuring, cryopreserving (freezing), storing and handling the porcine hepatocytes (pig liver cells). In April 2004 we purchased this bioartificial liver system (which was then known as the “HepatAssist” system) from Circe Biomedical, Inc. The HepatAssist system we purchased included a standard hollow fiber single-use cartridge designed to contain approximately 5 billion viable pig cells, a charcoal column and a proprietary perfusion apparatus. We believe that the original HepatAssist system can be enhanced by, among other things, increasing the number of viable pig cells in the cartridge to 15 billion and by using an alternate perfusion platform. We expect to use as the perfusion platform for our HepatAssist-2™ system, a more efficient perfusion apparatus that has been equipped with proprietary software and a tubing set specifically designed for use with our HepatAssist-2™ system.

The original HepatAssist system was tested by Circe Biomedical, Inc. in 171 liver failure patients in FDA-approved Phase II/III clinical trials. When we acquired the HepatAssist system from Circe Biomedical, we also acquired a Phase III IND protocol that had been reviewed by the FDA. As a result, we are currently evaluating the possibility of conducting clinical studies of the HepatAssist-2™ system under a modified version of the Phase III IND protocol that we acquired. The timing and allocation of resources to the development of the HepatAssist-2™ system will depend upon various factors, including FDA regulatory requirements and our future financial resources.

In addition to the above two lead products, we also have previously commenced the development of LIVERAID™, a bioartificial liver that incorporates several proprietary components and technologies, including a single-use dual hollow-fiber cartridge with fiber-within-fiber geometry and a blood purification circuit utilizing sorbents. LIVERAID™ currently is in pre-clinical development. However, we have temporarily deferred the further development of LIVERAID™ bioartificial liver system in order to focus our resources on the development of our HepatAssist-2™ bioartificial liver system.

We currently own seven U.S. patents applicable to our liver support technologies, one U.S. patent application, and four foreign patent applications. In addition, we are the licensee of seven patents.

Company History. Arbios Systems, Inc. was originally incorporated in Nevada in February 1999 as Historical Autographs U.S.A., Inc. (“HAUSA”). Until October 2003, HAUSA was an e-commerce based company engaged in the business of acquiring and marketing historical documents. On October 30, 2003, HAUSA completed a reorganization (the “Reorganization”) in which HAUSA, through its wholly-owned subsidiary, acquired all of the outstanding shares of Arbios Technologies in exchange for 11,930,598 shares of HAUSA common stock. As a result of the Reorganization, Arbios Technologies became the wholly-owned subsidiary of HAUSA. After the Reorganization, HAUSA changed its name to “Arbios Systems, Inc.,” replaced its officers and directors with those of Arbios Technologies, closed its offices, ceased its e-commerce business, and moved its offices to Los Angeles, California. In July 2005, we changed our state of incorporation to Nevada and merged Arbios Technologies into this company. As a result, all of the liver assist development assets and operations of Arbios Technologies have been moved to, and are now being conducted by this company.

In April 2005, we signed a multi-year lease for a biosecure facility in Woodstock, Connecticut, that we intend to use for breeding the pigs that will provide the liver cells for use in our bioartificial livers.

Our principal operations and executive offices are located at 8797 Beverly Blvd., Suite 304, Los Angeles, California 90048 and our telephone number is (310) 657-4898.  We also maintain a web site at www.arbios.com. The information on our web site is not, and you must not consider such information to be, a part of this prospectus.

The shares offered by this Prospectus

On January 11, 2005, we completed a $6,611,905 private equity financing to a group of institutional investors and accredited investors. In the offering, we sold 2,991,812 shares of our common stock at a price of $2.21 per share to the investors and issued to them warrants to purchase an additional 1,495,906 shares of our common stock at an exercise price of $2.90 per share. The warrants are exercisable for five years and can be redeemed by us after January 11, 2007 if the average trading price of our common stock for 20 consecutive trading days is equal to or greater than $5.80 and the average trading volume of the common stock is at least 100,000 shares during those 20 days. The proceeds of the private equity financing are being used to fund our general working capital needs and the further development of our products. This prospectus is part of the registration statement that we filed as a result of our agreement to register for resale under the Securities Act both the shares of common stock sold in that offering and the shares of common stock issuable upon exercise of the warrants sold in the financing. Rodman & Renshaw acted as our placement agent in the offering, and we issued to Rodman & Renshaw warrants to purchase 114,404 shares of common stock, which warrant shares are also included in this prospectus.

The Offering

Common stock covered hereby	3,778,734 shares, consisting of 2,168,424 outstanding shares owned by selling stockholders and 1,610,310 shares issuable to selling stockholders upon exercise of outstanding warrants.

Common stock currently outstanding	16,232,909 shares (1)

Common stock to be outstanding assuming the sale of all shares covered hereby and assuming no exercise of the warrants for the shares covered by this prospectus	16,232,909 shares (1)

Common stock to be outstanding assuming the sale of all shares covered herby and assuming the exercise of all warrants for the shares covered by this prospectus	17,843,219 shares (1)

OTC Bulletin Board Trading Symbol	ABOS

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4

(1) In addition to these outstanding shares of common stock, as of August 18, 2005, there were outstanding (i) options to purchase 1,355,000 shares of our common stock (with exercise prices ranging from $0.15 per share to $3.40 per share), and (ii) warrants (other than the warrants owned by the selling stockholders) to purchase 5,847,500 shares of our common stock (with exercise prices ranging from $0.15 per share to $3.50 per share).

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in the documents incorporated by reference before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

We are an early-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are an early-stage company that has not generated any operating revenues to date (our only revenues were two government research grants). Accordingly, while we have been in existence for over five years, we should be evaluated as an early-stage company, subject to all of the risks and uncertainties normally associated with an early-stage company. As an early-stage company, we expect to incur significant operating losses for the foreseeable future, and there can be no assurance that we will be able to validate and market products in the future that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability.

We have had no product sales to date, and we can give no assurance that there will ever be any sales in the future.

All of our products are still in research or development, and no revenues have been generated to date from product sales. There is no guarantee that we will ever develop commercially viable products. To become profitable, we will have to successfully develop, obtain regulatory approval for, produce, market and sell our products. There can be no assurance that our product development efforts will be successfully completed, that we will be able to obtain all required regulatory approvals, that we will be able to manufacture our products at an acceptable cost and with acceptable quality, or that our products can be successfully marketed in the future. We currently do not expect to receive revenues from the sale of any of our products for at least two to three years.

Before we can market any of our products, we must obtain governmental approval for each of our products, the application and receipt of which is time-consuming, costly and uncertain.

The development, production and marketing of our products are subject to extensive regulation by government authorities in the United States and other countries. In the U.S., SEPET™ and our bioartificial liver systems will require approval from the United States Food and Drug Administration (“FDA”) prior to clinical testing and commercialization. While we recently obtained permission from the FDA to conduct a feasibility clinical trial for SEPET™, the process for obtaining FDA approval for the remaining trials and to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. This process includes the conduct of extensive pre-clinical and clinical testing, which may take longer or cost more than we currently anticipate due to numerous factors, including without limitation, difficulty in securing centers to conduct trials, difficulty in enrolling patients in conformity with required protocols and/or projected timelines, unexpected adverse reactions by patients in the trials to our liver assist systems, temporary suspension and/or complete ban on trials of our products due to the risk of transmitting pathogens from the xenogeneic biologic component, and changes in the FDA’s requirements for our testing during the course of that testing. The FDA has granted us permission to commence a feasibility clinical trial for SEPET™ on 15 patients, which we hope to finish by the end of the year. However, assuming that the feasibility clinical trial is successful, we may still have to obtain the FDA’s approval to conduct a pivotal trial. We have not yet established with the FDA the nature and number of these additional clinical trials that the FDA will require in connection with its review and approval of either SEPET™ or our bioartificial liver systems and these requirements may be more costly or time-consuming than we currently anticipate.

Each of our products in development is novel both in terms of its composition and function. Thus, we may encounter unexpected safety, efficacy or manufacturing issues as we seek to obtain marketing approval for products from the FDA, and there can be no assurance that we will be able to obtain approval from the FDA or any foreign governmental agencies for marketing of any of our products. The failure to receive, or any significant delay in receiving, FDA approval, or the imposition of significant limitations on the indicated uses of our products, would have a material adverse effect on our business, operating results and financial condition. The health regulatory authorities of certain countries, including those of Japan, France and the United Kingdom, have previously objected, and other countries’ regulatory authorities could potentially object to the marketing of any therapy that uses pig liver cells (which our bioartificial liver systems are designed to utilize) due to safety concerns that pig cells may transmit viruses or diseases to humans. If the health regulatory agencies of other countries impose a ban on the use of therapies that incorporate pig cells, such as our bioartificial liver systems, we would be prevented from marketing our products in those countries. If we are unable to obtain the approval of the health regulatory authorities in Japan, France, the United Kingdom or other countries, the potential market for our products will be reduced.

Because our products are at an early stage of development and have never been marketed , we do not know if any of our products will ever be approved for marketing, and any such approval will take several years to obtain.

Before obtaining regulatory approvals for the commercial sale of our products, significant and potentially very costly preclinical and clinical work will be necessary. There can be no assurance that we will be able to successfully complete all required testing of SEPET™ or our bioartificial liver systems. While the time periods for testing our products and obtaining the FDA’s approval are dependent upon many future variable and unpredictable events, we estimate that it could take between two to three years to obtain approval for SEPET™, approximately five years for LIVERAID™, and three to four years for HepatAssist-2™. We have not independently confirmed any of the third party claims made with respect to patents, licenses or technologies we have acquired concerning the potential safety or efficacy of these products and technologies. Before we can begin clinical testing of these products, we will need to file an investigational new drug application (“IND”) for LIVERAID™, amend a Phase III IND to resume clinical testing of our HepatAssist-2™ bioartificial liver, which applications will have to be cleared by the FDA. The FDA may require significant revisions to our clinical testing plans or require us to demonstrate efficacy endpoints that are more time-consuming or difficult to achieve than what we currently anticipate. We have not yet completed preparation of either the INDs for our bioartificial liver products, or the investigational drug exemption application for the pivotal trial for SEPET™. There can be no assurance that we will have sufficient experimental and technology validation data to justify the submission of said applications. Because of the early stage of development of each of our products, we do not know if we will be able to generate clinical data that will support the filing of the FDA applications for these products or the FDA’s approval of any product marketing approval application or IND that we do file.

The cost of conducting pivotal clinical studies for SEPET and HepatAssist-2™ exceeds our current financial resources.  Accordingly, we will not be able to conduct such studies until we obtain additional funding.

If the feasibility clinical trial for SEPET is successful, we may still have to obtain the FDA’s approval to conduct a pivotal trial. We have not yet established with the FDA the nature and number of additional clinical trials that the FDA may require in connection with its review and approval of SEPET™. Based on our internal projections of our operating costs and the costs normally associated with pivotal trials, we do not believe that we currently have sufficient funds to conduct any such pivotal trial(s) nor have we identified any sources for obtaining the required funds.

We are currently considering requesting FDA approval to commence a Phase III clinical study of the HepatAssist-2™ system. Such a request will require that we supplement and/or amend the existing Phase III IND that was approved by the FDA for the original HepatAssist system on which the HepatAssist-2™ is based. The preparation of a modified or supplemented Phase III IND will be expensive and difficult to prepare. Although the cost of completing the Phase III study in the manner that we currently contemplate is uncertain and could vary significantly, if that Phase III clinical study is authorized by the FDA, we currently estimate that the cost of conducting that study would be between $15 million and $20 million, excluding the manufacturing infrastructure. We currently do not have sufficient funds to conduct this study and have not identified any sources for obtaining the required funds. In addition, no assurance can be given that the FDA will accept our proposed changes to the previously approved Phase III IND. The clinical tests that we would conduct under any FDA-approved protocol are very expensive and will cost much more than our current financial resources. Accordingly, even if the FDA approves the modified Phase III IND that we submit for HepatAssist-2™, we will not be able to conduct any clinical trials until we raise substantial amounts of additional financing.

Our bioartificial liver systems utilize a biological component obtained from pigs that could prevent or restrict the release and use of those products.

Use of liver cells harvested from pig livers carries a risk of transmitting viruses harmless to pigs but potentially deadly to humans. For instance, all pig cells carry genetic material of the porcine endogenous retrovirus (“PERV”), but its ability to infect people is unknown. Repeated testing, including a 1999 study of 160 xenotransplant (transplantation from animals to humans) patients and the Phase II/III testing of the HepatAssist system by Circe Biomedical, Inc., has turned up no sign of the transmission of PERV to humans. Still, no one can prove that PERV or another virus would not infect bioartificial liver-treated patients and cause potentially serious disease. This may result in the FDA or other health regulatory agencies not approving our bioartificial liver systems or subsequently banning any further use of our product should health concerns arise after the product has been approved. At this time, it is unclear whether we will be able to obtain clinical and product liability insurance that covers the PERV risk.

In addition to the potential health risks associated with the use of pig liver cells, our use of xenotransplantation technologies may be opposed by individuals or organizations on health, religious or ethical grounds. Certain animal rights groups and other organizations are known to protest animal research and development programs or to boycott products resulting from such programs. Previously, some groups have objected to the use of pig liver cells by other companies, including Circe Biomedical, Inc., that were developing bioartificial liver support systems, and it is possible that such groups could object to our bioartificial liver system. Litigation instituted by any of these organizations, and negative publicity regarding our use of pig liver cells in a bioartificial liver device, could have a material adverse effect on our business, operating results and financial condition.

Because our products represent new approaches to treatment of liver disease, there are many uncertainties regarding the development, the market acceptance and the commercial potential of our products.

Our products will represent new therapeutic approaches for disease conditions. We may, as a result, encounter delays as compared to other products under development in reaching agreements with the FDA or other applicable governmental agencies as to the development plans and data that will be required to obtain marketing approvals from these agencies. There can be no assurance that these approaches will gain acceptance among doctors or patients or that governmental or third party medical reimbursement payers will be willing to provide reimbursement coverage for our products. Moreover, we do not have the marketing data resources possessed by the major pharmaceutical companies, and we have not independently verified the potential size of the commercial markets for any of our products. Since our products will represent new approaches to treating liver diseases, it may be difficult, in any event, to accurately estimate the potential revenues from our products, as there currently are no directly comparable products being marketed.

Despite our $6.6 million private equity financing that we obtained in January 2005, we still need to obtain significant additional capital to complete the development of our liver assist devices, which additional funding may dilute our existing stockholders.

Based on our current proposed plans and assumptions, we anticipate that our existing funds will be sufficient to fund our operations and capital requirements for at least the 12-month period following the date of this prospectus. However, the clinical development expenses of our products will be very substantial. Based on our current assumptions, we estimate that the clinical cost of developing SEPET™ will be approximately $3 million to $4 million, the clinical cost of developing HepatAssist-2™ will be between $15 million and $20 million, and the clinical cost of developing LIVERAID™ will be between $20 million and $25 million. These amounts, which could vary substantially if our assumptions are not correct, are well in excess of the amount of cash that we currently have available to us. Accordingly, we will have to (i) obtain additional debt or equity financing in order to fund the further development of our products and working capital needs, and/or (ii) enter into a strategic alliance with a larger pharmaceutical or biomedical company to provide its required funding. The amount of funding needed to complete the development of one or both of our products will be very substantial and may be in excess of our ability to raise capital.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. There can be no assurance that sufficient funding will be available to us at acceptable terms or at all. If we are unable to obtain sufficient financing on a timely basis, the development of our products could be delayed and we could be forced to reduce the scope of our pre-clinical and clinical trials or otherwise limit or terminate our operations altogether. Any equity additional funding that we obtain will reduce the percentage ownership held by our existing security holders.

As a new small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, we will be at a competitive disadvantage.

The pharmaceutical, biopharmaceutical and biotechnology industry is characterized by intense competition and rapid and significant technological advancements. Many companies, research institutions and universities are working in a number of areas similar to our primary fields of interest to develop new products, some of which may be similar and/or competitive to our products. Furthermore, many companies are engaged in the development of medical devices or products that are or will be competitive with our proposed products. Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us.

We will need to outsource and rely on third parties for the clinical development and manufacture and marketing of our products.

Our business model calls for the outsourcing of the clinical development, manufacturing and marketing of our products in order to reduce our capital and infrastructure costs as a means of potentially improving the profitability of these products for us. We have not yet entered into any strategic alliances or other licensing or contract manufacturing arrangements (except for the contractual manufacturing of LIVERAID™ modules by Spectrum Laboratories) and there can be no assurance that we will be able to enter into satisfactory arrangements for these services or the manufacture or marketing of our products. We will be required to expend substantial amounts to retain and continue to utilize the services of one or more clinical research management organizations without any assurance that the products covered by the clinical trials conducted under their management ultimately will generate any revenues for SEPET™ and/or our bioartificial liver systems. Consistent with our business model, we will seek to enter into strategic alliances with other larger companies to market and sell our products. In addition, we may need to utilize contract manufacturers to manufacture our products or even our commercial supplies, and we may contract with independent sales and marketing firms to use their pharmaceutical sales force on a contract basis.

To the extent that we rely on other companies to manage the conduct of our clinical trials and to manufacture or market our products, we will be dependent on the timeliness and effectiveness of their efforts. If the clinical research management organization that we utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by them does not fully satisfy the rigorous requirement of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If the manufacturers of the raw material and finished product for our clinical trials are unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our products may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. Should our manufacturing or marketing company encounter regulatory problems with the FDA, FDA approval of our products could be delayed or the marketing of our products could be suspended or otherwise adversely affected.

Because we are dependent on third parties to manufacture the cartridges used in our products, any failure or delay by these third parties to manufacture the cartridges will negatively affect our future operations.

We currently do not have a manufacturing arrangement for the cartridges used in either the SEPET™ or the HepatAssist-2™ systems. These cartridges will be required both for the clinical trials that we need to complete and to market our products. While we believe there are several potential contract manufacturers who can produce these cartridges, there can be no assurance that we will be able to enter into such an arrangement on commercially favorable terms, or at all. Any agreement that we may enter into with a third party manufacturer would be subject to all of the risks normally associated with third party manufacturing arrangements, including the ability of the manufacturer to produce and deliver to us the cartridges, or components thereof, in a timely fashion and in the quantities that are needed. Any interruption by the manufacturer to produce or deliver the products as required could materially affect our ability to complete our clinical trials and to market our products.

Because we are dependent on Medtronic, Inc. for the perfusion platform used in our bioartificial liver products, any failure or delay by Medtronic to make the perfusion platform commercially available will negatively affect our future operations.

We currently expect that a perfusion system known as the PERFORMER will become the platform for both our HepatAssist-2™ and LIVERAID™ systems. The PERFORMER has been equipped with proprietary software and our tubing in order to enable the machine to work with our bioartificial liver products. A limited number of the PERFORMER units have been manufactured to date. The PERFORMER is being manufactured by RanD, S.r.l. (Italy) and marketed by Medtronic, Inc. We currently do not have an agreement to purchase the PERFORMER from Medtronic or any other source. In the event that RanD and Medtronic are either unable or unwilling to manufacture the number of the PERFORMERS needed to ensure that HepatAssist-2™ and LIVERAID™ are commercially viable, we would not have an alternate platform immediately available for use, and the development and sales of such systems would cease until an alternate platform is found. We may have difficulty in finding a replacement platform and may be required to develop a new platform in collaboration with a third party contract manufacturer. While we believe there are several potential contract manufactures who can develop and manufacture perfusion platforms meeting the HepatAssist-2™ and LIVERAID™ functional and operational characteristics, there can be no assurance that we will be able to enter into such an arrangement on commercially favorable terms, or at all. In addition, we may encounter substantial delays and increased costs in completing our clinical trials if we have difficulty in finding a replacement platform or if we are required to develop a new platform for bioartificial liver use.

We may not have sufficient legal protection of our proprietary rights, which could result in the use of our intellectual properties by our competitors.

Our ability to compete successfully will depend, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We currently own seven U.S. patents on our liver support products, three foreign patents, have one patent application pending, and are the licensee of seven additional liver support patents. We have relied substantially on the patent legal work that was performed for our assignors and licensors with respect to all of these patents, application and licenses, and have not independently verified the validity or any other aspects of the patents or patent applications covering our products with our own patent counsel.

Even when we have obtained patent protection for our products, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringers. Patent litigation is expensive, and we may not be able to afford the costs. Third parties could also assert that our products infringe patents or other proprietary rights held by them.

We will attempt to protect our proprietary information as trade secrets through nondisclosure agreements with each of our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. There can be no assurance, however, that these agreements will provide effective protection for our proprietary information in the event of unauthorized use of disclosure of such information.

The development of our products is dependent upon Dr. Rozga and certain other persons, and the loss of one or more of these key persons would materially and adversely affect our business and prospects.

We are highly dependent on Jacek Rozga, MD, PhD, our President and Chief Scientific Officer. To a lesser extent, we also depend upon the medical and scientific advisory services that we receive from the members of our Scientific Advisory Board, all of whom have extensive backgrounds in medicine. However, each of these individuals, except Dr. Rozga, works for us as an unpaid advisor only on a part-time, very limited basis. We are also dependent upon the voluntary advisory services of Achilles A. Demetriou, MD, PhD, FACS, the other co-founder of ATI and the Chairman of our Scientific Advisory Board. We do not have a long-term employment contract with Dr. Jacek Rozga, and the loss of the services of either of Dr. Rozga or Dr. Demetriou would have a material adverse effect on our business, operations and on the development of our products. We do not carry key man life insurance on either of these individuals.

As we expand the scope of our operations by preparing FDA submissions, conducting multiple clinical trials, and potentially acquiring related technologies, we will need to obtain the full-time services of additional senior scientific and management personnel. Competition for these personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

We may be subject to product liability claims that could have a material negative effect on our operations and on our financial condition.

The development, manufacture and sale of medical products expose us to the risk of significant damages from product liability claims. We have obtained clinical trial insurance for our SEPET™ trials. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities. However, there can be no assurance that we will be able to continue to secure such insurance for clinical trials for either of our two current products under development. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance). We do not know if it will be available to us at acceptable costs. We may encounter difficulty in obtaining clinical trial or commercial product liability insurance for any bioartificial liver device that we develop since this therapy includes the use of pig liver cells and we are not aware of any therapy using these cells that has sought or obtained such insurance. If the cost of insurance is too high or insurance is unavailable to us, we will have to self-insure. A successful claim in excess of product liability coverage could have a material adverse effect on our business, financial condition and results of operations. The costs for many forms of liability insurance have risen substantially during the past year, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance.

The market success of our products will be dependent in part upon third-party reimbursement policies that have not yet been established.

Our ability to successfully penetrate the market for our products may depend significantly on the availability of reimbursement for our products from third-party payers, such as governmental programs, private insurance and private health plans. We have not yet established with Medicare or any third-party payers what level of reimbursement, if any, will be available for our products, and we cannot predict whether levels of reimbursement for our products, if any, will be high enough to allow us to charge a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular new products are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursement similar to reimbursement for competing products, they may be unwilling to use our products since they will have to pay for the unreimbursed amounts, which may well be substantial. The reimbursement status of newly approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.

In December 2004, the Financial Accounting Standards Board published new rules that will require companies in 2005 to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. We will be required to apply the new rules to reporting periods that begin on January 1, 2006. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans to reward and incentivize our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace.

RISKS RELATED TO OUR COMMON STOCK

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

If securities or independent industry analysts do not publish research reports about our business, our stock price and trading volume could decline.

Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. However, to our knowledge, no independent analysts cover our company. The lack of published reports by independent securities analysts could limit the interest in our stock and negatively affect our stock price. We do not have any control over the research reports these analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price would likely decline. If any independent analyst ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

 You may have difficulty selling our shares because they are deemed “penny stocks.”

Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock is below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Anti-takeover provisions in our certificate of incorporation could affect the value of our stock

Our Certificate of Incorporation contains certain provisions that could be an impediment to a non-negotiated change in control. In particular, without stockholder approval we can issue up to 5,000,000 shares of preferred stock with rights and preferences determined by the board of directors. These provisions could make a hostile takeover or other non-negotiated change in control difficult, so that stockholders would not be able to receive a premium for their common stock.

Potential issuance of additional common and preferred stock could dilute existing stockholders

We are authorized to issue up to 60,000,000 shares of common stock. To the extent of such authorization, our board of directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock offered hereby. Preferred stockholders could adversely affect the rights of holders of common stock by:

•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock regarding or surplus funds in the event of our dissolution or liquidation;

•	delaying, deferring or preventing a change in control of our company; and

•	discouraging bids for our common stock.

Substantial number of shares of common stock may be released onto the market at any time, and the sales of such additional shares of common stock could cause our stock price to fall

As of the date of this prospectus, we had outstanding 16,232,909 shares of common stock, of which approximately 9,300,000 are currently freely tradable shares or are registered for re-sale pursuant to another outstanding prospectus. However, in the past year, the average daily trading volume of our shares has been limited, and there have been many days in which no shares were traded at all. As a result of the registration of the shares included in this prospectus, 2,168,424 additional shares of our currently outstanding common stock will be able to be freely sold on the market, which number will increase to 3,778,734 shares if the warrants owned by the selling stockholders are exercised and the underlying 1,610,310 shares that are included in this prospectus are purchased. Because of the limited trading volume, the sudden release of 3,778,734 additional freely trading shares that are included in this prospectus onto the market, or the perception that such shares will come onto the market, could have an adverse affect on the trading price of the stock. In addition to the shares that may be registered for re-sale under this prospectus, we have also previously registered 5,497,500 additional currently unissued shares of our common stock that can be issued upon the exercise of outstanding warrants and can be immediately resold pursuant to that prior registration statement. If these other warrants are exercised and the underlying 5,497,500 registered shares are released for sale on the market, the market price could further be adversely affected. Finally, there are currently 4,765,000 shares of unregistered, restricted stock that are currently eligible for public resale under Rule 144 promulgated under the Securities Act, some of which shares also may be offered and sold on the market from time to time. No prediction can be made as to the effect, if any, that sales of the 3,778,734 shares included in this prospectus, the sales of the 5,497,500 previously registered warrant shares, or the sale of any of the 4,765,000 shares subject to Rule 144 sales will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors,

•	developments with respect to patents or proprietary rights,

•	announcements of technological innovations by us or our competitors,

•	announcements of new products or new contracts by us or our competitors,

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors,

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates,

•	conditions and trends in the pharmaceutical and other industries,

•	new accounting standards,

•	general economic, political and market conditions and other factors, and

•	the occurrence of any of the risks described in this prospectus.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this prospectus are exercised for cash, the total amount of proceeds we would receive is $4,670,000. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

MARKET PRICE OF COMMON STOCK
AND OTHER SHAREHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since March 18, 2004 under the symbol “ABOS.” From the Reorganization until March 18, 2004, our common stock was listed on the Pink Sheets over-the-counter electronic trading system under the symbol “ABOS.” Before to the Reorganization on October 30, 2003, our common stock was listed on the Pink Sheets under the symbol “HIAU,” but there was virtually no trading in the common stock.

Our common stock will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

To our knowledge, there was no trading in our common stock until shortly before the Reorganization on October 30, 2003, and any trading was not based on our company’s current operations or prospects. Accordingly, the following table only sets forth the high and low bid information for our common stock for the periods indicated since the Reorganization. The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ending	High	Low
December 31, 2003(1)	$3.26	$3.00
March 31, 2004	$3.50	$3.40
June 30, 2004	$4.25	$2.75
September 30, 2004	$5.15	$4.00
December 31, 2004	$5.15	$2.65
March 31, 2005	$1.66	$1.60
June 30, 2005	$2.20	$2.10

(1)	Reflects initial trading activity commencing on November 1, 2003 through the end of the calendar quarter ended December 31, 2003.

Our common stock is also listed on the Frankfurt Stock Exchange in Germany. The trading symbol of our common stock on the Frankfurt Stock Exchange is “NNV.”

Holders

As of July 19, 2005, there were 165 holders of record of our common stock. The number of record holders does not reflect the number of beneficial owners of our common stock for whom shares are held by brokerage firms and other institutions. Including persons who hold shares in “street name,” we believe that we have over 400 stockholders.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On October 30, 2003, we completed a reorganization (the “Reorganization”) in which Arbios Technologies, Inc. (“ATI”) became our wholly-owned subsidiary. At the time of the Reorganization, we had virtually no assets and virtually no liabilities (prior to the Reorganization we were an e-commerce based company engaged in the business of acquiring and marketing historical documents). Shortly after the Reorganization, we changed our name to “Arbios Systems, Inc.” In the Reorganization, we also replaced our officers and directors with those of ATI. Following the Reorganization, we ceased our e-commerce business, closed our former offices, and moved our offices to Los Angeles, California. Since the Reorganization, our sole business has been that the business of developing liver assist devices that ATI has conducted since its organization. In July 2005, we merged the operations of ATI into this company’s operations.

Although we acquired ATI in the Reorganization, for accounting purposes, the Reorganization was accounted for as a reverse merger since the stockholders of ATI acquired a majority of the issued and outstanding shares of our common stock, and the directors and executive officers of ATI became our directors and executive officers. Accordingly, the financial statements contained in this prospectus, and the description of our results of operations and financial condition, reflect (i) the operations of ATI alone prior to the Reorganization, and (ii) the combined results of this company and ATI since the Reorganization. No goodwill was recorded as a result of the Reorganization.

Since the formation of ATI in 2000, our efforts have been principally devoted to research and development activities, raising capital, and recruiting additional scientific and management personnel and advisors. To date, we have not marketed or sold any product and have not generated any revenues from commercial activities, and we do not expect to generate any revenues from commercial activities during the next 12 months. Substantially all of the revenues that we have recognized to date have been Small Business Innovation Research grants (in an aggregate amount of $321,000) that we received from the United States Small Business Administration.

Our current plan of operations for the next 12 months primarily involves research and development activities, including clinical trials for SEPET™. We also intend to reactivate work on the HepatAssist bioartificial liver system by modifying the Phase III IND protocol that we acquired from Circe Biomedical, Inc. However, because the anticipated cost of conducting clinical studies for the HepatAssist-2™ system exceeds our current financial resources, we will not be able to commence clinical studies for the HepatAssist-2™ system until we raise additional capital. As a result of our intention to focus our attention and financial resources on conducting clinical trials for SEPET™ and further developing our strategy for revising and activating our HepatAssist-2™ system’s FDA applications, we do not currently anticipate that we will devote substantial resources to the development of LIVERAID™ in the near term. The actual amounts we may expend on research and development and related activities during the next 12 months may vary significantly depending on numerous factors, including the results of our clinical studies and the timing and cost of regulatory submissions. However, based on our current estimates, we believe that we have sufficient financial resources to conduct our planned operations for at least the 12-month period following the date of this prospectus.

In April 2004 we purchased certain assets of Circe Biomedical, Inc. including a portfolio of patents, rights to a bioartificial liver (HepatAssist), a Phase III IND, selected equipment, clinical and marketing data, and over 400 standard operating procedures and clinical protocols that have previously been reviewed by the FDA. The purchase price paid for these assets was $450,000, which amount has now been fully paid.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the year ended December 31, 2004 included in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Development Stage Enterprise

We are a development stage enterprise as defined by the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception have been considered as part of our development stage activities.

Patents

In accordance with FASB No. 2, the costs of intangibles that are purchased from others for use in research and development activities and that have alternative future uses are capitalized and amortized. We capitalize certain patent rights that are believed to have future economic benefit. The licensed capitalized patent costs were recorded based on the estimated value of the equity security issued by us to the licensor. The value ascribed to the equity security took into account, among other factors, our stage of development and the value of other companies developing extracorporeal bioartificial liver assist devices. These patent rights are amortized using the straight-line method over the remaining life of the patent. Certain patent rights received in conjunction with purchased research and development costs have been expensed. Legal costs incurred in obtaining, recording and defending patents are expensed as incurred.

Short Term Investments

Short-term investments generally mature between three and twelve months. Short term investments consist of U.S. Government Agency Notes purchased at a discount with interest accruing to the notes full value at maturity. All of our short-term investments are classified as available-for-sale and are carried at fair market value which approximates cost plus accrued interest.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," as in effect prior to December 2004, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. To date, we have used the intrinsic value based method and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation. For non-employee stock based compensation, we recognized an expense in accordance with SFAS No. 123 and value the equity securities based on the fair value of the security on the date of grant. The fair value of expensed options is estimated using the Black-Scholes option-pricing model. In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. Statement 123(R) requires that the compensation cost relating to a wide range of share-based payment transactions (including stock options) be recognized in financial statements. That cost will be measured based on the fair value of the equity instruments issued. Statement 123(R) replaces FASB Statement No. 123 and supersedes APB Opinion No. 25. As a small business issuer, we will be required to apply Statement 123(R) to reporting periods that begin on January 1, 2006.

Results of Operations

Comparison of Six-Month Period ended June 30, 2005 to Six-month Period ended June 30, 2004.

Since we are still developing our products and do not have any products available for sale, we have not yet generated any revenue from sales. Revenue of $34,000 for the three and six months ended June 30, 2004 represent revenue recognized from a government research grant.

General and administrative expenses of $466,000 and $708,000 were incurred for the three months ended June 30, 2005 and 2004, respectively. General and administrative expenses of $1,340,000 and $908,000 were incurred for the six months ended June 30, 2005 and 2004, respectively. General and administrative expenses for the three months ended June 30, 2005 declined $242,000 over the prior year level. This decrease is primarily attributed to a decline in non-cash option and warrant charges of $450,000 offset in part by increases of (i) $70,000 in payroll expenses, (ii) $54,000 in investor relation costs, (iii) $35,000 in recruiting fees, (iv) $28,000 in board of director fees and (v) $13,000 in patent costs. General and administrative expenses for the six month period ended June 30, 2005 increased $432,000 over the prior year level. This increase is due primarily to increases of (i) $116,000 in professional fees, (ii) $98,000 in payroll expenses, (iii) $72,000 in investor relation costs, (iv) $14,000 in non-cash option and warrant charges and (v) other various administrative expense increases of $108,000 including recruiting fees, board of director fees, patent costs and employee travel. General and administrative expenses are expected to increase as compared to comparable periods in the prior year due to the employment of our Chief Executive Officer in March 2005 and additional professional and other fees related to being a public company.

Research and development expenses of $361,000 and $728,000 were incurred for the three months ended June 30, 2005 and 2004, respectively. Research and development expenses of $619,000 and $881,000 were incurred for the six months ended June 30, 2005 and 2004, respectively. The research and development expenses for the three months ended June 30, 2005 decreased $367,000 over the comparable prior year’s levels. The research and development expenses for the six months ended June 30, 2005 decreased $262,000 over the comparable prior year’s levels. For the three and six months ended June 30, 2004, we recorded $450,000 for purchased research and development expenses in connection with the purchase of certain assets from Circe Biomedical, Inc. No such comparable expense was incurred during the 2005 periods. The decrease in research and development expenses in the current six-month period is offset in part by SEPET™ and HepatAssist-2™ development cost increases of $127,000 and research and development salary increases of $65,000 resulting from staffing increases in 2005. We have received permission from the FDA to begin a feasibility study for SEPETTM and it is anticipated that research and development expenses will increase as a result of funding for the trials, leasing a pig breeding facility, the anticipated establishment of cell manufacturing for our bioartificial liver product and the hiring of our Vice President of Operations in April 2005.

Interest income of $29,000 and $4,000 was earned for the three months ended June 30, 2005 and 2004, respectively. Interest income of $39,000 and $10,000 was earned for the six months ended June 30, 2005 and 2004, respectively. The increase in interest income reflects the higher cash balances maintained in 2005 resulting from the gross proceeds of $6,600,000 on January 11, 2005, from a private equity financing and the increase in short term interest rates over prior year levels.

Our net loss was $797,000 and $1,398,000 for the three months ended June 30, 2005 and 2004, respectively. Our net loss was $1,920,000 and $1,746,000 for the six months ended June 30, 2005 and 2004, respectively. The increase in net loss is attributed to an increase in operating expenses in the fiscal 2005 period as compared to the same periods in 2004. Operating expenses are expected to further increase in the current fiscal year compared to last year as we increase our operations, while revenues are not currently anticipated.

Comparison of Fiscal Year ended December 31, 2004 to Year ended December 31, 2003.

Revenue for fiscal year 2004 ($72,000) and fiscal year 2003 ($138,000) represent revenues recognized during those periods from two government research grants that we have received. We have not yet generated any revenue from sales.

General and administrative expenses of $1,988,763 and $343,442 were incurred for years ended December 31, 2004 and 2003. For the year ended December 31, 2004, the expenses include $945,000 in non-cash option and warrant charges for grants awarded to consultants, $587,000 in fees incurred to outside consultants and professionals, and $179,000 in salaries and other administrative expenses. The 2003 expenses consist primarily of legal fees, audit fees and travel expenses. Professional fees increased in the 2004 periods due to legal and accounting fees related to our status as a public company and legal expenses associated with the acquisition of certain assets from Circe Biomedical Inc. in April 2004. In 2004 we also incurred additional consulting fees in connection with our investigation of the suitability and advisability of submitting a Section 510(k) Pre-Market Notification with the FDA for our SEPET™ product. General and administrative expenses in 2004 were significantly higher than in past periods due to the lease of additional office space (effective as of April 1, 2004), the addition of more employees and consultants (primarily to assist with our financial controls and investor relations strategies and to evaluate and prepare submissions to the FDA), and additional professional and other fees related to being a public company.

Research and development expenses of $1,426,379 and $436,849 were incurred for the years ended December 31, 2004 and 2003. Research and development expenses for the 2004 year increased by $989,530 over prior year levels primarily due to $450,000 of purchased research and development from Circe Biomedical, Inc., $242,000 incurred for various research and development consultants regarding manufacturing, regulatory and product management, $101,000 non cash option grant charges for options awarded to scientific consultants, $52,000 in higher salary costs for scientists and technicians, and $105,000 increase in preclinical testing of SEPET™ and LIVERAIDTM.

Interest income of $16,132 was earned for the years ended December 31, 2004. In September and October 2003, we raised gross proceeds of $4,400,000 in the private placement of our securities. As a result, during 2004, we maintained cash balances of between $3.5 million and $1.5 million. In addition, we used a portion of the foregoing offering proceeds to repay all outstanding indebtedness, thereby substantially decreasing our interest expense. Interest expense decreased to $847 in fiscal 2004 from $243,230 in fiscal 2003 due to the $400,000 we borrowed from certain investors during fiscal 2003. The $400,000 aggregate amount of loans were represented by convertible notes that were issued to the investors. In addition to the convertible loans, the investors also received, in the aggregate, warrants to purchase 300,000 shares of our common stock at an exercise price of $1.00 per share. All of the loans were converted by the investors in October 2003 into 400,000 shares of common stock. The $243,000 interest expense in fiscal 2003 represents a non-cash expense recognized under accounting rules based on the value of conversion feature of the convertible notes and the value attributed to the warrants. Since the convertible notes were converted in 2003, no additional interest accrued under these notes during 2004.

Our net loss increased to $3,327,827 in 2004 from $885,693 in 2003. The increase in net loss is attributed to an increase in operating expenses incurred in the fiscal 2004 periods as compared to the same periods in 2003, without an increase in revenues.

Liquidity and Capital Resources

As of June 30, 2005, we had cash of $1,155,468, short term investments of $5,017,651 and $195,708 of total indebtedness. We do not have any bank credit lines. To date, we have funded our operations primarily from the sale of debt and equity securities and SBIR government grants.

On January 11, 2005, we completed a $6,611,905 private equity financing to a group of institutional investors and accredited investors. In the offering, we sold 2,991,812 shares of our common stock at a price of $2.21 per share to the investors and issued to them warrants to purchase an additional 1,495,906 shares of our common stock at an exercise price of $2.90 per share. The warrants are exercisable for five years and can be redeemed by us after January 11, 2007 if the average trading price of our common stock for 20 consecutive trading days is equal to or greater than $5.80 and the average trading volume of the common stock is at least 100,000 shares during those 20 days. We also issued warrants to purchase 114,404 shares of common stock to our placement agent in the offering.

Based on our current plan of operations and the funds raised from the private placement in January 2005, we believe that our current cash balances will be sufficient to fund our foreseeable expenses for at least the next twelve months from the date of this prospectus.

We do not currently anticipate that we will derive any revenue from either product sales or from governmental research grants during the current fiscal year. The cost of completing the development of our products and of obtaining all required regulatory approvals to market our products is substantially greater than the amount of funds we currently have available and substantially greater than the amount we could possibly receive under any governmental grant program. As a result, we will have to obtain significant additional funds during the next 12 months after the date of this prospectus. We currently expect to attempt to obtain additional financing through the sale of additional equity and possibly through strategic alliances with larger pharmaceutical or biomedical companies. We cannot be sure that we will be able to obtain additional funding from either of these sources, or that the terms under which we obtain such funding will be beneficial to this company.

The following is a summary of our contractual cash obligations for the following fiscal years:

					2008 and
Contractual Obligations	Total	2005	2006	2007	thereafter
Research agreement	$166,000	$166,000
Long-Term Leases	$564,000	$261,000	$234,000	$69,000

We do not believe that inflation has had a material impact on our business or operations.

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

BUSINESS

We currently have two lead products in development for the treatment of acute and chronic liver failure; a novel extracorporeal (outside of the human body) blood purification therapy called selective plasma filtration therapy (“SEPET™”), and an extracorporeal, bioartificial liver device that contains biologic components (in this case, pig liver cells) and provides essential liver functions (“HepatAssist-2™”). In addition, we also have previously commenced the development of LIVERAID™, a bioartificial liver that currently is in pre-clinical development. We currently intend to initially focus on the development of HepaAssist-2™ before continuing the development of LIVERAID™.

Product Overview

We currently have three products, two of which are currently under development; a novel extracorporeal blood purification therapy (“SEPET™”) and two extracorporeal, bioartificial liver systems (“HepatAssist-2™” and “LIVERAID™”) that incorporate porcine hepatocytes (pig liver cells). Both the HepatAssist-2™ system and the LIVERAID™ system are based on technology developed by this company’s founders, Drs. A. A. Demetriou and J. Rozga. The LIVERAID™ system was developed for us by Drs. A. A. Demetriou and J. Rozga. In April 2004, we acquired the rights to another bioartificial liver, known as the HepatAssist system, from Circe Biomedical, Inc., an unaffiliated biomedical company. Certain technologies included in the Circe Biomedical HepatAssist bioartificial liver were designed and tested in pre-clinical and clinical studies by Drs. A. A. Demetriou and J. Rozga. Both of our bioartificial liver systems are based on substantially similar underlying medical technologies, and both utilize a single-use cartridge that contains pig liver cells and a column that contains certain sorbents. When a patient’s blood or plasma is pumped through either of the bioartificial liver cartridges, substances normally metabolized by the liver and accumulated in the blood during liver failure move across the porous tubes into two plasma compartments, one of which is filled with pig liver cells and the other that incorporates columns that contain chemical particles (sorbents). The exposure of the viable pig liver cells to patient’s plasma causes toxic substances contained in plasma to be metabolized, thereby reducing their level. In addition, the sorbents also lower the level of pathological blood components, such as ammonia. At the same time, substances produced by pig liver cells move across the porous wall back into the blood compartment. As a result of these two processes (provision of whole liver functions by the pig liver cells and removal of toxins by the sorbents), we believe the levels of pathological and normal blood components will move toward normal ranges. Our belief is confirmed by the results of clinical tests performed using the HepatAssist bioartificial liver system that we acquired.

Our HepatAssist-2™ system is the HepatAssist system that we acquired and then enhanced by using more pig cells. We do not expect that the HepatAssist-2™ will use the proprietary perfusion platform that was originally designed and developed for the HepatAssist system. Instead, we are planning to use a perfusion platform (a machine through which the patient’s blood is circulated) known as the PERFORMER. The PERFORMER is a multi-function integrated system capable of supporting extracorporeal blood/plasma/fluid circulation therapies that is manufactured by RanD S.r.l. (Italy) and distributed world-wide by Medtronic, Inc. The PERFORMER has been equipped with proprietary software and a tubing set for use with our HepatAssist-2™ system.

LIVERAID™ is based on a single-use cartridge that contains our proprietary designed porous tubes. In addition, the LIVERAID™ cartridge contains approximately three times more pig cells than the cartridge that was originally used in the HepatAssist system and its detoxification component utilizes two different sorbents (charcoal and resin). Because LIVERAID™ has as yet not been tested in clinical trials and the HepaAssist-2™ is an enhanced version of a system that was tested in Phase I/II/III clinical trials approved by the FDA, we have elected to initially focus on the development of HepaAssist-2™ before continuing the development of LIVERAID™.

SEPET™ is a single-use cartridge that contains specially designed porous tubes. When a patient’s blood is pumped through these tubes, substances normally metabolized by the liver and accumulated in the blood during liver failure move across the porous wall and are discarded. As a result of this blood purification (detoxification) process, we believe that the levels of pathological blood components will move toward normal ranges. SEPET™ was designed and qualified for use with the PRISMA hemodialysis system (manufactured by Gambro) and for use with other commercially available kidney dialysis units and/or plasma treatment systems that utilize hollow-fiber cartridges.

SEPET™, LIVERAID™ and HepatAssist-2™ all rely on single-use cartridges that are placed on a blood perfusion apparatus that is attached to the patient’s blood circulation system. At the end of the treatments with any of our products, the disposable cartridges are discarded, and new cartridges are used for the next therapy.

Background of our Company

Arbios Technologies, Inc. (“ATI”) was formed in August of 2000 by Drs. A. A. Demetriou and J. Rozga, two leaders in the field of artificial liver therapy, to develop extracorporeal devices for the treatment of liver failure. As employees of Cedars-Sinai Medical Center, Drs. A. A. Demetriou and J. Rozga previously were involved in the development of a first generation bioartificial liver (known as HepatAssist) that was licensed by Cedars-Sinai Medical Center in 1994 to W.R. Grace & Co. and then subsequently transferred to Circe Biomedical, Inc. (“Circe Biomedical”). The prior owners of this technology spent millions of dollars on the research and development of the original HepatAssist system, the perfusion platform and on the related technologies and operating procedures necessary to bring the product to market. The original HepatAssist system was tested in a Phase II/III clinical trial approved by the FDA in patients with fulminant/subfulminant liver failure and primary non-function following liver transplantation. This trial of the original HepatAssist system was the first large (171 patients) prospective, randomized, controlled multi-center trial demonstrating a survival advantage for an extracorporeal liver assist system utilizing pig liver cells. Although treated fulminant/subfulminant hepatic failure patients with viral and drug-induced liver injury had improved survival compared to controls when adjusted for the effect of confounding factors (such as liver transplantation), the primary clinical end point in the overall study population (survival at 30 days post-transplantation) was not achieved. Accordingly, the HepatAssist system was not approved for marketing, and the FDA requested that a new Phase III clinical study be performed. A new Phase III protocol was prepared and reviewed by the FDA. However, before these new studies could be undertaken, in 2003 Circe Biomedical, Inc. ceased its operations. In April 2004, we purchased most of the remaining assets of Circe Biomedical, Inc. that related to its bioartificial liver operations, including rights to the original HepatAssist system, the new Phase III protocol that was reviewed by the FDA, and over 400 manufacturing and quality control and quality assurance standard operation protocols previously reviewed by the FDA.

In the October 30, 2003 Reorganization, we acquired ATI and thereafter operated ATI as our wholly-owned subsidiary. In July 2005, we merged the operations of ATI into this company.

To date, we have funded our operations from funds we raised from the sale of over $13,000,000 of our equity securities and $321,000 of Small Business Innovation Research (SBIR) grants that have been awarded by the United States Small Business Administration. We intend to apply for additional SBIR grants to fund a portion of our research and development expenditures. However, whether or not we receive additional SBIR grants, we will have to raise substantial additional proceeds to fund our future clinical development expenses and our on-going working capital needs.

Our research offices and laboratories are located at Cedars-Sinai Medical Center, Los Angeles, California. Under our lease agreement and other arrangements with Cedars-Sinai, we have access to all of the key development resources of that leading medical center (e.g., animal facility, surgical core facility, clinical laboratory and others). Cedars-Sinai Medical Center is one of the clinical testing sites for our SEPET™ clinical testing program. We also have leased a biosecure swine housing and tissue procurement facility in Connecticut that we intend to use for harvesting livers for use in our bioartificial livers from specially and serologically clean bred pigs.

We have also entered into various agreements with Spectrum Laboratories, Inc. (“Spectrum Laboratories”), including research and development agreements and manufacturing agreements. Spectrum is expected to be a manufacturer of the cartridges to be used in our liver assist devices. Spectrum Laboratories is a company that specializes in the development and manufacture of innovative molecular separation products for the research community and is a supplier of dialysis and ultrafiltration membranes used for biomedical research, molecular biology and clinical diagnostics throughout the world.

Strategy

We believe that the testing and regulatory approval periods for SEPET™ will be shorter than for either of our bioartificial liver systems because SEPET™ will be evaluated as a medical device that does not contain biological components (such as pig cells that are an integral part of our two bioartificial liver systems). Accordingly, because of the shorter regulatory period and the ability of SEPET™ to operate through the use of a standard, currently available kidney dialysis unit, we expect that the development of SEPET™ will be completed before the development of either HepatAssist-2™ or LIVERAID™ is completed.

We have already performed in vitro and in vivo testing of SEPET™ and LIVERAID™ prototype devices. In August 2005 we initiated a 15 patient feasibility study of SEPET™ at the Albert Einstein Medical Center in Philadelphia. We currently anticipate that the Phase I study will also be conducted at the Cedars-Sinai Medical Center in Los Angeles, although we have not yet received all approvals to commence the study at that medical facility. Subject to the satisfactory conclusion of the foregoing trial, we anticipate that we will be able to file an application requesting market approval of SEPET™ in late 2006 or early 2007. We are currently evaluating the possibility of conducting clinical studies of the HepatAssist-2™ system under a modified version of the FDA-reviewed Phase III IND protocol that we acquired in March 2004 from Circe Biomedical. Since we are still currently developing our clinical and regulatory strategies for our two bioartificial liver systems, we cannot estimate when an application requesting marketing approval of either systems will be filed with the FDA.

The April 2004 acquisition of the assets of Circe Biomedical has potentially provided us with new opportunities for the development of a bioartificial liver. The Circe Biomedical assets that we acquired consisted of the following four distinct components that will be useful to the development of our bioartificial liver products: (1) FDA-approved standard operating procedures. These are standard operating procedures for production of porcine cells including harvesting, freezing, storing, shipping and processing by the end user (thawing, washing) of the cells. These procedures and protocols have been reviewed and accepted by the FDA. (2) The cartridge used in the Phase III trial of HepatAssist-2™. We intend to use the existing, FDA-approved cartridge, and intend to seek the FDA’s approval to increase the number of pig cells that the cartridge could contain, which increase we believe will improve the functionality of the system. (3) An FDA reviewed Phase III protocol acquired from Circe Biomedical. We intend to modify this protocol and submit the modified protocol to the FDA for approval. (4) The HepatAssist-2™ perfusion platform. The HepatAssist perfusion platform is Circe Biomedical’s specially designed machine that pumped the patient’s plasma through the HepatAssist cartridge. This machine was used in the Phase II/III trial of HepatAssist. Rather than using Circe Biomedical’s specially designed machine, we intend to use the PERFORMER, a machine that is manufactured by RanD, S.r.l (Italy) and distributed by Medtronic, Inc. The PERFORMER that has been equipped with proprietary software and proprietary tubing set to enable the machine to work with HepatAssist-2™. We expect that the PERFORMER will become the platform for both our HepatAssist-2™ and LIVERAID™systems.

In March 2005 we submitted an investigational device exemption for SEPET™ to the FDA and in April 2005 the FDA gave us permission to being our feasibility study. With respect to our bioartificial liver products, we have elected to initially focus on the development of HepatAssist-2™ before continuing the development of LIVERAID™ primarily because (i) the FDA has already reviewed a Phase III protocol that we own for HepatAssist, which protocol we intend to modify and submit to the FDA for approval, and (ii) the cost to complete LIVERAID™, and period for obtaining regulatory approval period for LIVERAID™ is expected to be substantially higher and longer than for HepatAssist-2™.

Based on our current assumptions, we estimate that the clinical cost of developing SEPET™ will be approximately $3 million to $4 million, the clinical cost of developing HepatAssist-2™ will be between $15 million and $20 million, and the clinical cost of developing LIVERAID™ will be between $20 million and $25 million. These amounts, which could vary substantially if our assumptions are not correct, are well in excess of the amount of cash that we currently have available to us. See, “Risk Factors.”

Liver Function Background

The liver controls, or affects, almost every aspect of metabolism and most physiologic regulatory processes, including protein synthesis, sugar and fat metabolism, blood clotting, the immune system, detoxification (alcohol, chemical toxins, drugs) and waste removal. Loss of liver function is a devastating and life threatening condition. Liver failure affects all age groups and may be due to many causes, including viral infection (hepatitis), ingestion of common medications, alcohol, and surgical liver removal for trauma and cancer.

Currently, there is no direct treatment for liver failure, except a successful liver transplant. There is, however, a current scarcity of donor livers, and approximately two thousand patients on the waiting list for donor livers die annually before receiving liver transplants. Management believes that treatments with currently available technologies (e.g., blood detoxification methods) are short-term measures, and none of them has achieved wide clinical use or ability to arrest or reverse liver failure and improve survival. As a consequence, liver failure patients must still either undergo liver transplantation or endure prolonged hospitalization with low probability of survival. In addition, many patients do not qualify for transplantation. Still others do not recover after transplantation because of irreversible brain damage caused by liver failure. Although the liver has a remarkable capacity for regeneration, the repair process after massive liver damage is markedly impaired.

There is a need to develop artificial means of liver replacement and/or assistance with the aim of either supporting patients with borderline functional liver cell mass until their liver regenerates or until a donor liver becomes available for transplantation. Such an “artificial liver” should also support patients during recovery after transplantation with marginal livers and after extended liver resections for trauma or cancer. To achieve these effects, an effective liver support system should be able to lower blood levels of substances toxic to the brain and liver and to provide whole liver functions, which are impaired or lost.

The founders of this company as well as investigators not associated with this company have demonstrated in vitro and in animal models of liver failure that cell-based bioartificial livers using viable isolated liver cells (hepatocytes) can provide whole liver functions. However, only a few bioartificial livers were tested in humans and it remains to be seen whether systems utilizing hepatocytes as the only means of liver support are effective. We believe that in order to provide the maximum support for the failing liver, porcine hepatocyte therapy should be combined with blood purification or detoxification.

Each of our bioartificial liver systems (HepatAssist-2™ and LIVERAID™) was designed to become an advanced effective application of the basic bioartificial liver concept. In these bioartificial liver systems, liver cell therapy (porcine hepatocytes) is combined with blood detoxification (sorbent based plasma therapy). Depending on the cause of liver disease, severity of illness and deficiency of specific liver functions, these bioartificial liver modes of therapy can be provided individually, simultaneously or sequentially. Because of these features, we believe our bioartificial liver technology is well suited to treat patients with liver failure of all causes and severity, including those requiring maximum liver support. While the original HepatAssist Phase II/III clinical trial demonstrated an increase in patient survival in patients with viral and drug-induced fulminant/subfulminant hepatic failure, a new Phase III clinical trial will be needed before our HepatAssist-2™ system (which is an enhanced version of the original HepatAssist system) can be approved by the FDA. Pre-clinical data for our LIVERAID™ system has indicated that, as with HepatAssist, this novel bioartificial liver system can improve heart rate and blood pressure, clearance of ammonia and ICG (a liver function test) and prolonged survival time of pigs with terminal liver failure. However, the efficacy of the LIVERAID™ system still needs to be demonstrated in FDA-approved clinical trials before it can be used by human patients.

In liver failure patients, there is a need for an effective blood purification therapy that will clear the blood of toxins, mediators of inflammation and inhibitors of hepatic growth. SEPET™ is a novel form of such therapy in which the plasma fraction containing substances that are toxic to the brain, the liver and other internal organs and tissues are removed from patient blood and replaced with normal human plasma.

The Products We Are Developing

We currently are developing novel treatments for acute and chronic liver failure. We believe that our SEPET™ and our bioartificial liver systems may:

•	Help keep liver failure patients alive and neurologically intact before, during and immediately after transplantation.

•	Allow, in selected cases, survival without a transplant (a “bridge” to liver regeneration).

•	Support patients during periods of functional recovery and regeneration after extensive removal due to liver trauma and/or cancer.

•	Accelerate recovery from acute exacerbation of chronic liver disease.

•	Shorten length of stay in intensive care units.

•	Shorten hospital stay.

•	Reduce the cost of care.

•	Reduce intractable itching associated with severe jaundice.

We believe that SEPET™ and our bioartificial liver systems can achieve these effects because they can lower blood levels of substances that are toxic to both the brain and liver. However, proof of feasibility is lacking at this time, and the clinical utility of these products still needs to be demonstrated in patients with acute liver failure.

We own certain technologies and rights related to our products, and have licensed certain other technologies. See “Patents and Proprietary Rights” below, for a description of the rights that we own and have licensed.

SEPET™

We are developing SEPET™ as a blood purification measure to provide temporary liver support during acute liver failure and acute exacerbation of chronic liver disease. SEPET™ will be provided through our single-use, disposable cartridge that contains a bundle of hollow fibers made of bio- and hemo-compatible material and being capable of sieving substances with molecular weight of up to 100 kDa. The importance of using fibers with this sieving characteristic is that most hepatic failure toxins as well as mediators of inflammation and inhibitors of hepatic regeneration have a molecular weight that is less than 100 kDa, while “good” blood components, for the most part, have molecular weight greater than 100 kDa. At present, Spectrum Labs is the manufacturer of these disposable cartridges. See “Business—Manufacturing,” below. The SEPET™ system is designed for use with any commercially available kidney dialysis unit or other similar machines that utilize hollow-fiber cartridges. Accordingly, no apparatus needs to be developed or manufactured for SEPET™. Accessory components for the SEPET™ system (e.g., tubings, connectors, pressure gauges, etc.), will consist of standard components that are currently used in renal dialysis. We expect that these accessory components will be manufactured for us by third-party vendors.

During therapy, an ultrafiltrate containing toxins, inhibitors of hepatic growth and mediators of inflammation with molecular weight of 100 kDa or less will be recovered from the side port of the cartridge, while at the same time, intravenous electrolyte solutions, albumin solution, fresh frozen plasma, or a combination thereof will be administered to the patient. We believe that as a result of these two processes, the levels of pathological and normal blood components present in the patient’s circulation will move toward normal ranges, thereby facilitating recovery from liver failure. Based on published medical literature, rapid and efficient blood detoxification is expected to protect the liver, brain and other organs against further injury, accelerate healing of the native liver and improve its residual functions.

HepatAssist2™ and LIVERAID™Bioartificial Liver Systems

We currently have two bioartificial liver systems under development that have been designed to function similarly. Although there are distinctions between the two systems as described below, both systems are designed to (i) provide liver cell functions by utilizing viable pig liver cells that are housed in specially designed cartridges and (ii) detoxify blood. Since it has been scientifically established that pig liver cells perform liver functions when maintained in specially designed cartridges outside of the human body, our bioartificial liver cartridges are designed to bring human plasma into contact with viable pig liver cells in a manner similar to that observed in the normal human liver inside the body in order to provide liver functions to the patient. In addition, both of our bioartificial liver systems are designed to lower the levels of pathological blood components (through charcoal and other purification sorbents).

We have designed our HepatAssist-2™ and LIVERAID™ products to provide temporary liver support during acute liver failure and acute exacerbation of chronic liver disease. LIVERAID™ utilizes a proprietary multi-compartment hollow fiber module incorporating viable pig liver cells and a blood detoxification circuit. The module is attached to a base instrument that pumps the patient’s plasma through the LIVERAID™ cartridge. The hollow fibers are made of a polyethersulfone membrane or a similar material and assembled using our proprietary fiber-within-a-fiber geometry. This geometry allows for the integration of two different functions (liver cell therapy and sorbent-based detoxification) within a single module. Depending on the causes of liver disease, severity of illness and deficiency of specific liver functions, LIVERAID™ is designed to offer liver cell therapy, blood detoxification or a combination thereof. During treatment, individual modes of therapy may be added or removed.

The HepatAssist-2™ system also incorporates several proprietary components and technologies into an integrated liver assist system, including a hollow fiber cartridge with porcine hepatocytes and a plasma re-circulation circuit that incorporates a cell cartridge and sorbents. However, since the HepatAssist-2™ is based on the HepatAssist system, its cartridge does not contain our proprietary fiber-within-a-fiber geometry

At present, most bioartificial liver systems (including the original HepatAssist system) are filled with plasma rather than blood. Both the LIVERAID™ and HepatAssist-2™ systems are designed to be perfused with a patient’s plasma to prevent the possibility of leakage of pig cells and cell debris into patient blood circulation. The platform for our bioartificial liver systems will utilize an oxygenator, sorbent column(s), a warmer, and a disposable tubing kit. These components are available from third party vendors.

Critical to both the LIVERAID™ and HepatAssist-2™ technologies are (i) the source and method of procurement of liver cells, (ii) the cryopreservation (freezing) of the liver cells, (iii) the storage of the liver cells, (iv) the proprietary plasma re-circulation loop incorporating the cell cartridge and sorbents, and (v) the standard operating procedure protocols and quality control and programs related to the foregoing. We currently own or have licensed numerous proprietary technologies and methods for sourcing and using hepatocytes, which technologies and methods apply to both our LIVERAID™ and HepatAssist-2™ systems. The following addresses our current plans and procedures regarding viable liver cells (hepatocytes).

Hepatocyte donors. Ideally, human hepatocytes should be used in a bioartificial liver. However, there is a shortage of organ donors and published data demonstrated that pig liver cells outperform animal and human liver cell lines, including those derived from liver cancers. In addition, use of human cancer-derived cells raises safety concerns. At this time, we intend to utilize pig liver cells.

Hepatocyte harvest. Drs. A. A. Demetriou and J. Rozga and Circe Biomedical, Inc. developed certain semi-automated methods for large-scale harvest of pig hepatocytes. The methods of harvesting and collecting liver cells are covered by four patents, which patents we either have acquired from Circe and now own or have licensed from Cedars-Sinai Medical Center.

Hepatocyte storage. Hepatocyte storage, quality control and shipment of cells to treatment sites are best achieved by use of cell freezing (i.e., cryopreservation). Cryopreservation also provides greater protection from bacterial and viral contamination because frozen cells can be stored until microbiologic testing is completed and cells are then released for clinical use. Prior to use, cells are rapidly thawed and their viability is tested. The patented hepatocyte cryopreservation technology is now owned by us and by Cedars-Sinai Medical Center, who has licensed this technology to us.

The pig liver cells are expected to be harvested from young purpose-bred, pathogen-free, vaccinated pigs raised in an United States Department of Agriculture (“USDA”) registered facility specifically for biomedical research purposes. We are currently evaluating several pig herds to identify an appropriate source of pig liver cell donors. Each batch of cryopreserved pig liver cells will be released for clinical use only after proper verification of biosafety and viability/functionality of the cells. We acquired all of the required laboratory and quality assurance protocols from Circe Biomedical, which protocols were previously reviewed by the FDA and deemed to be in compliance with FDA requirements. We also have leased a biosecure facility in East Woodstock, Connecticut, at which we will be able to breed and maintain pig liver donors, to harvest and cryopreserve (freeze) liver cells, and to assure that the pigs and cells remain free from infection and meet specific FDA requirements for use in our bioartificial liver systems. We believe that our Connecticut facilities will be suitable to meet our near-term goals for producing the number of cryopreserved pig liver cells that we expect to need until the commercial viability of our products is established.

HepatAssist-2™ and LIVERAID™ are designed to be used in the same manner as any other plasma therapy device. In a typical clinical procedure, the operator will install bioartificial liver components (cell cartridge, oxygenator, sorbent detoxification column(s), tubing kit) into the blood/plasmaperfusion platform. Approximately 15 billion viable pig hepatocytes will be seeded into the extra-fiber space through the cell module side ports. At the start of treatment, the platform will be attached to the patient and the bioartificial liver system will be perfused with the patient’s oxygenated plasma. In the LIVERAID™ system, in addition to the foregoing, fresh frozen plasma will be recirculated through the sorbent columns in the diafiltration circuit. At the end of treatment, the disposables will be discarded in the normal manner that all other biohazardous waste products (such as syringes and bandages) are handled and disposed of. No special governmental regulations have been required, or are expected, to dispose of the used cartridges and disposable products.

We expect to demonstrate that during HepatAssist-2™ therapy (and during LIVERAID™ therapy when this product is further developed), substances normally metabolized by the liver and accumulated in the blood during liver failure will diffuse freely across the porous membrane into the compartment containing pig liver cells. At the same time, products of pig liver cell metabolism will diffuse back into the plasma compartment and then into the blood circuit. It is anticipated that as a result of these two processes, the levels of pathological and normal blood components present in the patient’s circulation will move toward normal ranges, thereby facilitating recovery from liver failure. Additional therapeutic benefits may be provided by blood purification (detoxification) therapy. In this mode of therapy, small and large protein-bound toxins, which accumulate in the blood during liver failure are expected to be removed by sorbents. Blood detoxification is believed to protect the liver, brain and other organs against further injury, accelerate healing of the native liver and improve its residual functions. Decreased blood toxicity is also expected to prolong the life and metabolic activity of pig hepatocytes in the bioartificial liver modules.

Product Advantages

We believe that SEPET™ as a blood purification therapy will be more effective than sorbent-based devices (e.g., charcoal, resin, silica, etc.) and whole plasma exchange therapy because only the plasma fraction containing known toxins of hepatic failure is being removed and discarded during SEPET™ therapy. In contrast, sorbent-based blood purification is not toxin-specific, and in the case of charcoal sorption is limited because of the protective coating of the charcoal particles. Subject to the successful completion of clinical trials and FDA approval, we believe that SEPET™ will be able to be used with currently available hospital kidney dialysis systems, which may offer the following advantages:

•	Ease of use. The systems bring user friendliness (e.g., pump integration, automation and an intuitive user interface) to traditionally complex liver support procedures.

•	Simplicity. Kidney dialysis systems are routinely used and, therefore, there may be no need for extensive personnel training for use of these similar systems in SEPET™.

•
Low cost. The cost of therapy is expected to be lower than with any other liver assist device that is currently under development because the machine to which the SEPET™ cartridge can be attached to a standard machine (such as a kidney dialysis machine) with commercially available tubing. Therefore, unlike other devices, no special equipment is required.

•
No Intensive Care Unit needed to provide treatment. SEPET™ may become available for treatment of patients with lower degree of liver failure outside of intensive care unit settings. We do not believe that any changes will have to be made to SEPET™ or the dialysis system in order for SEPET™ to become available outside of intensive care unit settings.

To our knowledge, HepatAssist-2™ and LIVERAID™ are the only liver assist devices under development that are capable of providing both liver cell functions and blood purification either simultaneously or sequentially in a versatile and customized manner depending on the cause and severity of liver failure.

Drs. Demetriou and Rozga, the founders of ATI and the principal stockholders of this company, have previously demonstrated that cryopreserved pig hepatocytes remain alive (>80% viability) after thawing. Moreover, the hepatocytes quickly aggregate, forming liver-like 3-D units, and resume basic functions (e.g., drug metabolism) at levels comparable to those seen in intact livers. Drs. Demetriou and Rozga have also reported that treatment of animals and patients with fulminant hepatic failure with a bioartificial liver loaded with freshly thawed pig hepatocytes prolonged life, alleviated intracranial hypertension and improved blood chemistry. In addition, in experimental animals, bioartificial liver therapy improved native liver function and triggered mechanisms regulating liver regeneration. In addition, treatment with either of our two bioartificial liver systems can be commenced with 2-3 hours of patient preparation, thereby making bioartificial liver therapy available on demand. In contrast we believe, other liver assist devices under development require longer time for preparation prior to patient treatment (up to several days in some instances).

Clinical Utility

While LIVERAID™ has not been tested in patients and a limited feasibility study of SEPET™ has recently been initiated; clinical data from this study are not yet available. However, in vivo large animal studies have provided proofs of feasibility and clinical efficacy for the two products. Additionally, virtually all basic aspects of these new technologies (effect of blood purification, liver cell function, utility of hollow-fiber membranes, performance of a design incorporating both pig liver cells and sorbent) have been validated in the past by Drs. Demetriou and Rozga, the founders of this company, and other investigators.

The animal and clinical data generated and published to date on HepatAssist, indicate that the basic concept of a bioartificial liver utilizing cryopreserved pig liver cells and blood detoxification, is valid and that repeated 6-hour bioartificial liver treatments are safe and yield measurable therapeutic benefits. In selected groups of patients with fulminanat/subfulminant hepatic failure, HepatAssist therapy improved patient survival. Accordingly, we believe that our novel, next-generation products will represent improvements and/or enhancements of earlier technologies.

Our HepatAssist-2™ system is an enhanced version of the original HepatAssist system. The safety and efficacy of the original HepatAssist were evaluated in a prospective, randomized, controlled, multi-center FDA-approved clinical trial. A total of 171 patients, 86 in the control group, and 85 bioartificial liver group, were enrolled. Patients with fulminant/subfulminant hepatic failure and primary non-function following liver transplantation were included. Data were analyzed with and without accounting for the following confounding factors: liver transplantation, time to transplant, cause of the disease or condition, disease severity, and treatment site. For the entire patient population, survival at 30 days was 71% for bioartificial liver vs. 62% for the control group. When survival was analyzed accounting for confounding factors (e.g., liver transplantation, survival prior to transplantation), in the entire patient population, there was no difference between the two groups. However, survival in 147 fulminant/subfulminant hepatic failure patients was significantly higher in the bioartificial liver compared to the control group. In addition, the risk of pretransplant death was lower for the HepatAssist group than for the controls. To our knowledge, this was the first prospective, randomized, controlled trial of an extracorporeal liver support system that demonstrated safety and improved survival in patients with fulminant/subfulminant hepatic failure.

Market Opportunity

Based on the number of patients with liver diseases, we believe that there is an urgent need for artificial means of liver replacement and/or assistance to facilitate recovery from liver failure without a transplant. An effective liver assist device could also help maintain liver failure patients alive until an organ becomes available for transplantation. The SEPET™, LIVERAID™, and HepatAssist-2™ systems are designed to treat patients with liver failure of all causes and severity, including acute exacerbation of chronic liver disease.

The patient and market opportunity is substantial and underserved. According to the American Liver Foundation, 25,000,000 Americans - one in every 10 - are or have been suffering from liver and biliary diseases. According to the National Center For Health Statistics published for 2000, there were 360,000 hospital discharges for patients with chronic liver disease or cirrhosis. Of those, 27,035 died (10th leading cause of death in males and 12th in females; 4th cause of death in persons aged 45 - 54 years) because no donor liver was found or because they had contraindications to transplantation. During 2001 alone, 12,207 people died in the United States due to alcoholic liver disease and 5,652 individuals died as a consequence of other diseases of liver (inflammatory, drug-induced, acute hepatitis, unspecified, etc.). Approximately 3.9 million Americans are chronically infected with the hepatitis C virus and an estimated 25,000 people each year are infected with the hepatitis C virus. At the same time, 10,000 - 12,000 deaths occur annually due to hepatitis C virus infection. Hepatic decompensation, as a result of chronic hepatitis C virus infection, is the leading cause of liver transplantation. In 2002, there were only 4,200 liver donations in the United States versus 6,900 additions to the waiting list. As of March 15, 2005, the liver transplant waiting list contained 17,680 individuals. According to National Institutes of Health and the American Association for the Study of Liver Diseases, 5,000 deaths occur annually as a consequence of hepatitis B virus infection.

At present no direct treatment for liver failure is available and such patients must receive a liver transplant or endure prolonged hospitalization with significant mortality. Moreover, no prognostic test is available that would help predict which liver failure patient is likely to survive on medical therapy alone. Due to the critical nature of liver failure and the resulting adverse effects on other organs, the hospitalization costs can be as high as $20,000 per day. In fact, it is estimated that the in-patient cost of liver failure treatment can reach $200,000 per episode without a transplant. While liver transplants have significantly increased the chances of survival for patients with liver failure, due to a severe shortage of donor livers, less than 10% of liver failure patients received a transplant. Further, many liver failure patients were excluded from the waiting list because of alcohol or drug abuse, cancer, cardiovascular disease or inadequate post-operative support by family or others.

At this time, based on the preliminary information available to us, we estimate that the cost of a single treatment with the SEPET™ therapy could be within a $2,000 - $4,000 range and that cost of a single treatment with the bioartificial liver therapy could be approximately $15,000 - $20,000. We anticipate that SEPET™ and/or bioartificial liver therapy will have to be repeated up to 5-7 times before a satisfactory clinical outcome is obtained. Based on these estimates and the above mentioned projections, the potential U.S. market for SEPET™ and bioartificial liver is significant, with similar opportunities in countries outside the U.S. However, we have not confirmed the potential size of these markets through an independent marketing study.

If we are successful in demonstrating the clinical utility of one or both of our products, liver failure patients treated with our products may be spared liver transplantation and the need for life long immune-suppression. In addition, these patients can be treated outside of the intensive care unit and could be discharged from the hospital after shorter stays, all of which would reduce costs for healthcare providers and generate a demand for the use of these products.

In addition to the U.S., the potential market for our products includes Europe and Asia. According to World Health Organization, globally, an estimated 170 million persons are chronically infected with the hepatitis C virus (8.9 million in Europe, 32.3 million in South-East Asia, 62.2 million in Western Pacific). At the same time, an estimated 3 to 4 million persons are newly infected each year. Hepatitis B virus infection causes nearly 1,000,000 deaths annually. It is most common in Asia, Africa and Middle East. Of the 2 billion people who have been infected with the hepatitis B virus, more than 350 million have chronic (lifelong) infections. These chronically infected persons are at high risk of death from cirrhosis of the liver and liver cancer. In China, liver disease represents a pressing health problem and the need for an effective liver support therapy is more urgent than in most other markets. Although epidemiological data on hepatitis C virus and hepatitis B virus infection in China are not publicly available, we believe there are approximately 200 million carriers of the hepatitis virus B or C in China, and primary liver cancer is a common malignancy.

Sales, Marketing & Distribution

We currently do not have any agreements in place to market any of our products if and when those products are commercially released, and we do not currently expect to establish an in-house marketing and sales program to distribute our products. We currently expect to outsource the sales, marketing and distribution of our products to third parties who specialize in the sales, marketing and distribution of medical products. Alternatively, we may enter into strategic alliances with larger medical companies or license the rights to our products to such larger companies. We currently expect that our products will be marketed in the U.S., Europe and Asia.

Manufacturing

In December 2001 we entered into a manufacturing and supply agreement with Spectrum Laboratories, Inc. for the future manufacture of our LIVERAID™ cartridges. Under that agreement, we agreed that Spectrum Laboratories will manufacture the hollow fiber cartridges with fiber-in-fiber geometry that we will need for the LIVERAID™ bioartificial liver. The agreement provides that the price of the hollow fiber-in-fiber cartridges to be sold by Spectrum Laboratories to us will be determined by good faith negotiations between the parties. We have agreed that we will not purchase cartridges with fiber-in-fiber geometry from any other manufacturer unless Spectrum Laboratories is either unable or unwilling to manufacture the cartridges. To date, Spectrum Laboratories has manufactured all of the LIVERAID™ cartridges that we have been using in the development of that bioartificial liver device. Currently, the final step in manufacturing the LIVERAID™ cartridges is completed manually, which has resulted in a high incidence of rejected cartridges and a lengthy manufacturing period. These problems, if not remedied, may limit the amount and timeliness of cartridges that can be manufactured. Spectrum Laboratories has informed us that it can, and is willing to acquire or develop an automated manufacturing process for the LIVERAID™ cartridges. However, since such an automated manufacturing process is expensive, Spectrum Laboratories has not yet undertaken to acquire or develop the necessary equipment and technology. No assurance can be given that Spectrum Laboratories will, in fact, be able to acquire or develop an automated manufacturing process or that Spectrum Laboratories will otherwise be able to satisfy our needs for the LIVERAID™ cartridges. In the event that Spectrum Laboratories is either unable or unwilling to manufacture the amount of LIVERAID™ cartridges that we need, we will have to find one or more alternative manufacturers for the cartridges. While we have identified other possible manufacturers of the LIVERAID™ cartridges, it is uncertain if any of those other companies would want to manufacture the cartridges for us, and if so, on what terms.

We currently do not have a manufacturing arrangement for the cartridges used in the HepatAssist-2™ system. However, the HepatAssist-2™ cartridge is based on a conventional single-bundle hollow-fiber technology and a number of third party manufacturers, including Spectrum Laboratories, Inc. can produce these cartridges.

With respect to cartridges that we expect will be needed for SEPET™, we anticipate that such cartridges will be commercially manufactured by either Spectrum Laboratories or a manufacturer of clinical hemodialyzers. To date, Spectrum Laboratories has manufactured the SEPET™ cartridges that we are using to develop and clinically test SEPET™. Additional disposable components (tubing kits) may also be manufactured by third party subcontractors.

The kidney dialysis unit that will be used as a platform for SEPET™ therapy is not expected to require any technical adjustments. Since pressure monitors and hemoglobin detectors are standard in kidney dialysis systems, additional safety features may not be required. Since the existing kidney dialysis units will not be affected, only the kidney dialysis cartridge will be replaced by a SEPET™ cartridge, no consents will have to be obtained from the manufacturers of those units, and no additional insurance is expected to be required to use those units. Blood oxygenator/heat exchangers are available from third party vendors who sell these products.

The platform we currently expect to use for HepatAssist-2™and for LIVERAID™bioartificial liver therapy will be a perfusion platform known as the PERFORMER. The PERFORMER is a multi-function integrated system capable of supporting extracorporeal blood/plasma/fluid circulation therapies that is manufactured by RanD S.r.l. (Italy) and distributed by Medtronic, Inc. The PERFORMER has been equipped with proprietary software and a tubing set for use with our HepatAssist-2™ system.

The pig liver cells will be harvested from young purpose-bred, pathogen-free, vaccinated pigs raised in an USDA certified facility specifically for biomedical research purposes. We are currently evaluating several pig herds to identify an appropriate source of pig liver cell donors. Pig liver cell donors will be bred and maintained in our facility in East Woodstock, Connecticut that we recently leased. The liver cells will be harvested and cryopreserved under aseptic conditions using our proprietary technology as well as commercially available equipment.

In April 2005, we leased a specialized and certified bio-secure porcine liver cell manufacturing plant that we currently intend to use for breeding of pig liver donors and, after building an addition to the current facility, for procurement/cryopreservation of cells for bioartificial liver use. We believe that this facility will be capable of producing sufficient cell donors for the development of our bioartifical liver systems. However, our current facility will not be able to produce liver cells in sufficient quantities if and when one or both of our bioartificial liver systems becomes commercially available. Therefore, at the conclusion of Phase III clinical testing of HepatAssist-2™ (if we obtain FDA approval to conduct such studies under a modified version of the FDA-reviewed Phase III IND protocol) or Phase I/II/III clinical testing of the LIVERAID™, we will have to determine whether to build a cell procurement facility to meet the expected requirements for commercial sales, which will require a substantial capital investment, or to continue to purchase such cells from third parties. This decision will be based on technical evaluation of the project as well as an economic evaluation of company performance.

Patents and Proprietary Rights

Bioartificial Liver Rights. We currently own the exclusive, worldwide rights from Cedars-Sinai Medical Center and Spectrum Laboratories to seven issued U.S. patents protecting LIVERAID™ and accompanying cell procurement/cryopreservation technologies. Our founders (Dr. Rozga and Dr. Demetriou) are co-inventors of both the semi-automated methods for large-scale production of isolated pig/human hepatocytes and cryopreservation of isolated pig/human hepatocytes. Our key proprietary LIVERAID™ technologies include the following licensed patents:

(1)
A hollow fiber module with unique fiber-in-fiber geometry (US Patent #5,015,585 “Method and Apparatus for Culturing and Diffusively Oxygenating Cells on Isotropic Membranes” issued on May 14, 1991). We have licensed this patent from Spectrum Laboratories.

(2)
A bioartificial liver system in which liver cell therapy and blood detoxification are integrated in a single fiber-in-fiber module (US Patent # 6,582,955 B2 for “Bioreactor With Application as Blood Therapy Device” issued in June 2003). We have licensed this patent from Spectrum Laboratories.

(3)
Semi-automated large-scale liver cell procurement technology (US Patent #5,888,409 for “Methods for Cell Isolation and Collection” issued on March 30, 1999). We licensed this patent from Cedars-Sinai Medical Center.

(4)
Liver cell procurement technology (US Patent #5,968,356 for “System for Hepatocyte Cell Isolation and Collection” issued on October 19, 1999, and related European Patent #0 830 099 for “Apparatus and Method for Cell Isolation and Collection”). We licensed this patent from Cedars-Sinai Medical Center.

(5)
Liver cell cryopreservation technology (US Patent #6,140,123 for “Method for Conditioning and Cryopreserving Cells” issued on October 31, 2000). We licensed this patent from Cedars-Sinai Medical Center.

(6)	A bioartificial liver device with integrated tubes (“Bioreactor and Related Method” US Patent #6,242,248 B1 issued on June 5, 2001). We licensed this patent from Cedars-Sinai Medical Center.
(7)	A bioartificial liver device (“Bioreactor and Related Method” US Patent #6,207,448 B1 issued on March 27, 2001). We licensed this patent from Cedars-Sinai Medical Center.

Cedars-Sinai Medical Center Licenses. On June 19, 2001, we entered into an agreement with Cedars-Sinai Medical Center pursuant to which Cedars-Sinai granted us the exclusive and worldwide rights to the five patents above (see, “Patents and Proprietary Rights—Bioartificial Liver Rights”) and to certain other technical information. These rights are and remain exclusive over the legal life of the various patents and include, subject to limitations, the right to sublicense the patent rights to third parties. In order to maintain its rights under the license, we are required to expend an aggregate amount of $1,760,000 in research and development expenses toward the development and promotion of products derived from the patents. As of the end of the fiscal year ended December 31,2004, we had expended more than the minimum required $1,760,000 and have, therefore, fully satisfied the research and development expenditure requirement of this license. Additionally, Cedars-Sinai Medical Center will have nonexclusive rights to any products derived from the patents. We will have to initially pay Cedars-Sinai Medical Center royalty fees equal to 1.5% of the gross sales price of royalty bearing products. From the third to tenth years of the license, the royalty fee percent will phase out evenly to 0%. Cedars-Sinai Medical Center is a stockholder of this company. See “Certain Relationships and Related Transactions.”

Spectrum Laboratories License Agreement. On December 26, 2001, we entered into a license agreement with Spectrum Laboratories, pursuant to which Spectrum Laboratories granted us an exclusive, worldwide license to develop, make, use and distribute products based on Spectrum Laboratories’ hollow fiber-in-fiber technology, solely for applications in our liver assist devices. The license includes the rights to two issued patents referred to above. Provided that we purchase the hollow fiber cartridges that we expect that we will need for our products from Spectrum Laboratories, we will not have to pay a royalty for the license. In the event that Spectrum Laboratories is not the manufacturer of the hollow fiber cartridges, we will have to pay Spectrum Laboratories a royalty for the license (see, “Business—Manufacturing,” above). Unless the Spectrum Laboratories license agreement is terminated sooner due to a breach of the license, the term of the license will continue until the expiration of the two patents. Spectrum Laboratories also agreed to grant us a right of first refusal to obtain a license to make, use, develop or distribute products based on Spectrum Laboratories’ technology other than in liver assisted products, provided that such other products are in the fields of artificial blood therapy and bioprocessing and therapeutic devices. See “Certain Relationships and Related Transactions.”

In addition, in April 2004, we acquired from Circe Biomedical a portfolio of intellectual properties, including certain U.S. and foreign patents applicable to the HepatAssist bioartificial liver that Circe was developing, including various patents related to the harvesting and handling of cells to be used in the bioartificial liver. We also acquired a number of other patents and rights related to Circe Biomedical’s bioartificial liver program that we will not be using, as well as patents on other technologies that we do not intend to pursue (such as patents to Circe’s artificial pancreas system and three patents for cholesterol removal membranes). The following is a list of the patents and patent applications that we acquired from Circe Biomedical and that we expect to maintain and use with our bioartificial liver systems:

(1)	Apparatus for Bioprocessing a Circulating Fluid. US Patent #5643794 (issued on July 1, 1997).

(2)	Cryopreserved Hepatocytes and High Viability and Metabolic Activity. US Patent #5795711 (issued on August 18, 1998).

(3)	Closed System for Processing Cells. US Patent #5858642 (issued on January 12, 1999).

(4)	Method of Thawing Cryopreserved Cells. US Patent #5895745 (issued on April 20, 1999).

(5)	High Flow Technique for Harvesting Mammalian Cells. US Patent #5912163 (issued on June 15, 1999).

(6)	Removal of Agent From Cell Suspension. US Patent #6068775 (issued on May 30, 2000).

(7)	Method for Cryopreserving Hepatocytes. US Patent #6136525 (issued on October 24, 2000).

Patent Applications

Patent No.	Country	Title of Patent Application

2216203	CA	Method of Thawing Cryopreserved Cells
9-256534	JP	Method of Thawing Cryopreserved Cells
97307459	EU	Method of Thawing Cryopreserved Cells
99106212.6-2113	EU	Removal of Agent From Cell Suspension

In addition to the foregoing Circe Biomedical patents, we also acquired other rights to Circe Biomedical’s HepatAssist bioartificial liver and related technologies, such as clinical and marketing data and over 400 manufacturing and quality assurance/control standard operation protocols that the FDA had previously reviewed. In addition to being necessary for the HepatAssist system, the manufacturing standard operating procedures for harvesting and cryopreservation of hepatocytes are directly applicable to, and important to the development of our LIVERAID™ and HepatAssist-2™ systems. The Phase I - III clinical data that we acquired is expected to be useful in the preparation of future FDA submissions, since the data is based on liver cells from the same source. We also acquired an FDA Phase III IND for an enhanced version of the HepatAssist system. We are currently evaluating the possibility of conducting clinical studies of the HepatAssist-2™ system under a modified version of the FDA- approved Phase III IND protocol that we acquired. The various protocols may also offer us an opportunity to expedite an IND submission for our LIVERAID™ system and to shorten the regulatory timeline for FDA approval of our two bioartificial liver systems.

In connection with our acquisition of the foregoing patents, we also assumed Circe Biomedical’s obligations to make the following royalty payments:

(a) Pursuant to that certain Royalty Agreement, dated as of January 29, 1999, between Circe Biomedical, Inc. (as a wholly-owned subsidiary of W.R. Grace & Co.) and Circe Acquisition Corp., we assumed the obligation to pay a royalty of 2% of “net sales” any product that utilizes or incorporates the bioartificial liver patents, technology, inventions, and technical or scientific data that Circe Biomedical acquired from W.R. Grace & Co. Since the assets that we acquired from Circe Biomedical are expected to be used in either the LIVERAID™ or the HepatAssist-2™ systems, it is likely that we will have to pay this royalty with respect of sales of those parts of our bioartificial liver systems that incorporate the W.R. Grace & Co. technology. Net sales includes revenues received from our licensees and sublicensees from third parties. The obligation to pay royalties on the net sales of certain parts of our bioartificial liver systems will continue for at least 10 years after the date on which we have obtained all required regulatory approvals and have received $100,000 of net sales.

(b) Pursuant to that certain Restated License Agreement dated as of August 1, 1999 between Circe Biomedical, Inc. and Cedars-Sinai Medical Center, we are obligated to make royalty payments equal to 1% of the “net sales” price for that portion of a liver assist system sold by us or any of our sublicensees that comprises or incorporates a cartridge having a combination of porcine hepatocytes with hollow fiber membranes. Since both of our bioartificial liver systems will utilize this type of cartridge, we will have to pay this royalty with respect of sales of all cartridges used in either of our bioartificial liver systems. Our obligation to pay these royalties will begin with the first commercial sale of a bioartificial liver and continue thereafter for ten years.

Under U.S. law, utility patents filed before June 8, 1995 are valid for 20 years from the filing date, or 17 years from date of issuance, whichever period is longer. Patents filed on or after June 8, 1995 are good for 20 years from the date of filing.

SEPET™ Rights. Our intellectual property rights to SEPET™ consist of a patent application and certain related trade secrets. Our patent application regarding our selective plasma filtration therapy (SEPET™) technology was filed in August 2002 with the United States Patent and Trademark Office.

We have filed for trademark protection in the U.S. for both SEPET™ and HepatAssist-2™. We have not filed for any copyright or trademark protection for LIVERAID™.

Research and Development

In December 2001, we entered into a four-year research agreement with Spectrum Laboratories pursuant to which we and Spectrum Laboratories agreed to combine our expertise and our respective technologies to enable us to (i) develop liver assist systems, (ii) conduct pre-clinical and Phase I-III clinical testing, (iii) obtain regulatory approvals and (iv) commercialize such liver assist systems. Under the terms of the agreement, Spectrum Laboratories agreed to perform certain research on liver assist devices for us during product development, pre-clinical and clinical testing at no cost to us. Although all of the obligations of the parties under that research and development agreement were completed during the fiscal year ended December 31, 2004, Spectrum Laboratories has agreed to perform such additional research and development work as may we may request, which additional future work will be provided by Spectrum Laboratories on terms that we may in the future agree to.

We spent a total of $1,426,000 on research and development during the fiscal year ended December 31, 2004 and $437,000 on research and development during the fiscal year ended December 31, 2003. In addition, pursuant to our research agreement with Spectrum Laboratories, that company provided research and development services valued at $17,260 in 2003 for our liver assist systems. See, “Certain Relationships and Related Transactions—Research Agreement.”

In January 2005, we entered into a research and development agreement with the Faculty of Chemical and Process Engineering of the Warsaw University of Technology, in Warsaw, Poland. Pursuant to this agreement, Warsaw University agreed to provide research and develop services to us in connection with the development and manufacture of new membrane-based selective plasma filtration technologies and new selective plasma filtration devices to be used with our liver assist devices. Warsaw University also agreed to provide us with product development, pre-clinical and clinical testing and regulatory approval assistance. We will own all new technologies and procedures developed by the Warsaw University under the research and development agreement other than patentable technologies that Warsaw University develops without our assistance. In the event that any new products or technologies developed under the agreement use or rely on intellectual properties or technologies owned by the Warsaw University, or if the Warsaw University patents any technologies that it acquires while performing its services under the research agreement, the Warsaw University has granted to us a perpetual, royalty-free license to use such intellectual properties or technologies in our field of use, which includes liver assist systems, bioartificial kidney, hemodialysis and/or hemofiltration devices, and devices producing biologically active compounds. The research agreement has a term of one year, but may be extended by the parties. We are obligated to make milestone payments of a total of $166,000 under the research and development agreement.

Competition

Our products will compete with numerous other products and technologies that are currently used or are being developed by companies, academic medical centers and research institutions. These competitors consist of both large established companies as well as small, single product development stage companies. We expect substantial competition from these companies as they develop different and/or novel approaches to the treatment of liver disease. Some of these approaches may directly compete with the products that we are currently developing.

Other therapies currently available include whole plasma exchange therapy, a procedure involving massive plasma transfusions that is being used primarily for correction of coagulopathy in patients with severe acute liver failure. In addition, two extracorporeal blood detoxification systems are currently available in the U.S. for treatment of liver failure: (1) the Adsorba column (Gambro, Hechingen, Germany) which contains activated charcoal and (2) the BioLogic-DT system (HemoCleanse, West Lafayette, Indiana) utilizing a mixture of charcoal, silica and exchange resins. Published data indicate that in limited, uncontrolled clinical trials utilizing these systems, only a transient improvement in neurological status was observed with no effect on patients survival.

Other technologies offered by competing companies include the following:

Gambro’s MARS system (molecular adsorbents recirculating system) combines the specific removal of the toxins of liver failure (albumin bound toxins) using a hollow-fiber cartridge impregnated with albumin, and sorbent columns placed in a dialysis circuit filled with 20% albumin solution. Albumin in the dialysate is “regenerated” during continuous recirculation in the closed loop system through sorbent columns (charcoal, resin). In addition, standard hemodialysis is performed during MARS treatment. In Europe, initial results in patients with acute liver failure were encouraging. In November 2004, Gambro announced that in a recently completed Phase II controlled study, which was conducted in 79 patients with acute exacerbation of chronic liver disease, MARS treatment improved hepatic encephalopathy and lowered blood levels of certain toxins implicated in the pathophysiology of liver failure. In March 2005, MARS was approved by the FDA via 510(k) exemption for the treatment of drug-induced toxicity and poisonings.

Fresenius’s PROMETHEUS system is a variant of the MARS system and also combines albumin dialysis with sorbent based blood detoxification and dialysis. In Europe, initial results in a small group of patients with acute exacerbation of chronic liver failure appeared encouraging. Controlled clinical trials are needed to establish if the technology has any therapeutic value.

Vital Therapies, Inc. uses technology developed by Hepatix and VitaGen, Inc. Its bioartificial liver (ELAD) utilizes a cell line derived from human liver cancer tissue and a conventional hollow fiber bioreactor. A Phase I clinical study of the newest ELAD version was recently reported at the annual meeting of the American Association for the Study of Liver Disease. (November 2004, Boston). In patients with acute liver failure, treatment with ELAD had no effect on survival when compared to patients receiving standard therapy.

Excorp, Inc. has a bioartificial liver that utilizes a single use hollow fiber bioreactor loaded with normal cultured pig liver cells and a proprietary blood perfusion apparatus. The system was used in five patients in an FDA approved Phase I and II clinical study protocols.

Several other technologies could potentially compete with our bioartificial liver systems. These include xenotransplantation (use of pig organs in humans), transplantation of isolated hepatocytes and ex vivo whole liver perfusions. While major progress has been made in the area of xenotransplantation and transgenic pigs are now available, attempts at xenotransplantation have resulted only in short-term survival of grafted organs. Ex vivo whole liver perfusion is impractical because it is cumbersome and requires maintenance of multiple pathogen-free pig colonies due to direct cell-cell contact between pig liver and human blood cells. Although transplantation of hepatocytes showed great promise in animal models of liver failure, there is no adequate supply source of human cells due to shortage of organ donors.

Government Regulation

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. After laboratory analysis and preclinical testing in animals, an investigational new drug application is filed with the FDA to begin human testing. Typically, a three-phase clinical testing program is then undertaken. In phase 1, small clinical trials are conducted to determine the safety of the product. In phase 2, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of the product. In phase 3, clinical trials are conducted to provide sufficient data for the statistically valid proof of safety and efficacy. The time and expense required to perform this clinical testing can vary and is substantial. No action can be taken to market any new drug or biologic product in the United States until an appropriate marketing application has been approved by the FDA. Even after initial FDA approval has been obtained, further clinical trials may be required to provide additional data on safety and effectiveness and are required to gain clearance for the use of a product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

In addition to regulating and auditing clinical trials, the FDA regulates and inspects equipment, facilities, and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location, or process, additional regulatory review may be required. We will also have to adhere to current Good Manufacturing Practice and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, laboratories, and processes following the initial approval. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories, or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations.

The FDA has separate review procedures for medical devices before such products may be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification, or 510(k) Notification, of the manufacturer’s intention to commence marketing of the product at least 90 days before the product will be introduced into interstate commerce. The manufacturer must obtain written clearance from the FDA before it can commence marketing the product. Among other requirements, the manufacturer must establish in the 510(k) Notification that the product to be marketed is “substantially equivalent” to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) Notification procedure, the manufacturer must file a Pre-Market Approval Application. The Pre-Market Approval Application requires more extensive pre-filing testing than the 510(k) Notification procedure and involves a significantly longer FDA review process.

HepatAssist-2™ and LIVERAID™ are classified by the FDA as biological therapeutics and Class III medical devices. Accordingly, they are subject to a two-step approval process starting with a submission of an investigational new drug application (an “IND”) to conduct human studies followed by the submission of a Product Marketing Approval and a new drug application. The steps required before a product such as HepatAssist-2™ or LIVERAID™ may be approved by the FDA for marketing in the United States generally include (i) preclinical laboratory and animal tests; (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence; (iii) adequate and well- controlled human clinical trials to establish the safety and efficacy of the product; and (iv) the submission to the FDA of either a product application. Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical tests, together with analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. Human clinical trials typically involve three sequential phases. Each trial must be reviewed and approved by the FDA before it can begin. Phase I involves the initial introduction of the experimental product into human subjects to evaluate its safety and, if possible, to gain early indications of efficacy. Phase II usually involves a trial in a limited patient population to (i) evaluate preliminarily the efficacy of the product for specific, targeted indications; (ii) determine dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. Phase III typically involves further evaluation of clinical efficacy and testing of product safety of a product in final form within an expanded patient population. The results of preclinical testing and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of an application requesting approval to market the product. In the case of HepatAssist2™, the product may be available for Phase III testing once the new platform to provide therapy (which we currently believe will be the PERFORMER) is found to be equivalent as a plasma perfusion apparatus to the original platform used in previous Phase I/II/III studies, and the FDA agrees to amend the previous IND to use the PERFORMER in a new Phase III clinical study. No assurance can be given that the results of the equivalency studies will show that the PERFORMER is a suitable platform for the HepatAssist-2™ bioartificial liver. In the case of LIVERAID™, only preclinical efficacy study has been completed and an IND application to conduct Phase I clinical study needs to be prepared and submitted to the FDA. Finally, we will also have to re-establish an approved cell manufacturing capability/facility or engage an approved third party provider of pig cells.

In addition to obtaining FDA approval, we will have to obtain the approval of the various foreign health regulatory agencies of the foreign countries in which we may wish to market our products. Certain health regulatory authority (including those of Japan, France and the United Kingdom) have objected in the past, and other countries regulatory authorities could potentially object to the marketing of any therapy that uses pig liver cells (which our bioartificial liver systems are expected to utilize) due to safety concerns. If we are unable to obtain the approval of the health regulatory authorities in any country, the potential market for our products will be reduced.

Employees

As of July 31, 2005, we employed 6 full-time employees. Of the foregoing full-time employees, 3 are primarily engaged in administration/management, and the remaining 3 persons are involved in scientific research, product development and/or regulatory compliance matters. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good.

Property

We currently maintain our laboratory and office space at Cedars-Sinai Medical Center in Los Angeles, California, which facilities we lease under a three-year lease that expires on June 30, 2007. We currently pay rent of $6,441 per month for the 1,008 square foot facility under the lease. Cedars-Sinai Medical Center is a stockholder of our company and was one of the initial stockholders of ATI. See “Certain Relationships and Related Transactions.”

Our administrative offices consist of a 2,027 square feet suite in a building across the street from our laboratories that are located at Cedars-Sinai Medical Center at 8797 Beverly Blvd., Suite 304, Los Angeles, California 90048. The office lease has a term ending on August 31, 2007 and requires us to pay rent of $5,777 per month. We have the right to extend the term of the lease for two years.

Effective April 1, 2005, we entered into a lease with American Integrated Biologics, Inc. for a 1,680 square foot facility in Woodstock, Connecticut. The facility was built for swine housing and tissue procurement. We intend to use these facilities for the purposes of harvesting livers for use in our bioartificial livers from specially bred pigs. The base rent under this lease is $12,009 per month. The lease has an initial term of two years, subject to our right to extend the term of the lease for a total of nine additional years.

Legal Proceeding

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors as of July 31, 2005. Directors are elected at each annual meeting and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
Amy Factor	47	Chief Executive Officer, and Director
Jacek Rozga, MD, PhD	56	President, Chief Scientific Officer, and Director
John M. Vierling, MD, FACP (3)	59	Chairman of the Board and Director
Roy Eddleman	65	Director
Marvin S. Hausman, MD (3)	64	Director
Jack E. Stover(1)	52	Director
Thomas C. Seoh(1)(2)	48	Director
Dennis Kogod	45	Director
Thomas M. Tully(1)(2)(3)	59	Director
Scott L. Hayashi	33	Chief Financial Officer, Vice President of Administration, and Secretary
David J. Zeffren	48	Vice President of Product Development
Shawn Cain	38	Vice President of Operations
_________________________

(1)	Member of our Audit Committee.
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee.

Business Experience and Directorships

The following describes the backgrounds of current directors and the key members of the management team.

Amy Factor, was appointed as a director and interim Chief Executive Officer of this company on March 31, 2005. From November 2003 until her recent appointment as our interim Chief Executive Officer and as a member of our Board, Ms. Factor served as a consultant to this company and was instrumental in developing and implementing our strategic and operational plans. Since 1996, she has been a consultant in the biotechnology industry through two private consulting firms, AFO Advisors, LLC and AFO Capital Advisors, LLC, of which she is the President. Prior to founding these firms, Ms. Factor served as Executive Vice President and Chief Financial Officer of Immunomedics, Inc, a publicly traded biotechnology company, and was employed by KPMG, an international public accounting firm.

Jacek Rozga, MD, PhD. Dr. Rozga has been a director of this company since October 30, 2003. Dr. Rozga is a co-founder of Arbios Technologies, Inc., our wholly-owned operating subsidiary that was recently merged into this company, and has been a director and the President of that company since its organization in August 2000. Dr. Rozga has been a director, the President and the Chief Scientific Officer of this company since October 30, 2003. From October 2003 until March 2005, Dr. Rozga also acted as our Chief Financial Officer. Since 1992, Dr. Rozga has been a professor of Surgery at UCLA School of Medicine. Dr. Rozga has also been a research scientist at Cedars-Sinai Medical Center since 1992. Since December 2004, Dr. Rozga has been a director of Spectral Molecular Imaging, Inc., a privately held company engaged in the development of diagnostic tools using spectral imaging technologies.

John M. Vierling, MD, FACP. Dr. Vierling has been one of our directors since October 30, 2003. Dr. Vierling has been a Professor of Medicine at the David Geffen School of Medicine at UCLA from 1996 to 2005 and was the Director of Hepatology and Medical Director of Multi-Organ Transplantation Program at Cedars-Sinai Medical Center from 1990 to 2004. In April 2005, he assumed the position of Professor of Medicine and Surgery, Director of Baylor Liver Health and Chief of Hepatology at the Baylor College of Medicine in Houston, Texas. He is also currently the President Elect of the American Association for the Study of Liver Diseases. Dr. Vierling was the Chairman of the Board of the American Liver Foundation from 1994 to 2000, and the President of the Southern California Society for Gastroenterology from 1994 to 1995.  Dr. Vierling has also been a member of numerous National Institutes of Health study sections and advisory committees, including the NIDDK Liver Tissue Procurement and Distribution Program.  He is currently Chairman of the Data Safety Monitoring Board for the National Institutes of Health, NIDDK ViraHep C Multicenter Trial.  Dr. Vierling’s research has focused on the immunological mechanisms of liver injury caused by hepatitis B and C viruses and autoimmune and alloimmune diseases.

Roy Eddleman. Mr. Eddleman has been one of our directors since October 30, 2003. Mr. Eddleman has been the Chairman of the Board and Chief Executive Officer of Spectrum Laboratories, Inc. since July 1982. Spectrum Laboratories, Inc. is in the business of developing and commercializing proprietary tubular membranes and membrane devices for existing and emerging life sciences applications. He is the founder and a benefactor of the Roy Eddleman Research Museum of Chemistry and the Chemical Heritage Foundation in Philadelphia.

Marvin S. Hausman, MD. Dr. Hausman has been a director of this company since October 30, 2003. From January 1997 until March 2005, Dr. Hausman was the President and Chief Executive Officer of Axonyx, Inc., a public company engaged in the business of acquiring and developing novel post-discovery central nervous system drug candidates, primarily in areas of memory and cognition. Dr. Hausman currently is a director of Axonyx, Inc., a position he has held since January 1997, and the Chairman of the Board of Oxis International, Inc., a public company biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, a position he has held since August 2004. Dr. Hausman has 30 years of drug development and clinical care experience at various pharmaceutical companies, including working in conjunction with Bristol-Meyers International, Mead-Johnson Pharmaceutical Co., and E.R. Squibb. He was a co-founder of Medco Research Inc., a NYSE-traded biopharmaceutical company that was acquired by King Pharmaceuticals, Inc. Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., since 1995, served as a member of the Board of Directors of Regent Assisted Living, Inc. from 1996 through 2001.

Jack E. Stover. Mr. Stover was appointed as a director of this company in November 2004. Since July 2004, he has served as the President and Chief Operating Officer of Antares Pharma, Inc., a publicly traded specialty pharmaceutical company. In September 2004, he was named Chief Executive Officer and President of that company. For approximately two years prior to that time, Mr. Stover was Executive Vice President, Chief Financial Officer and Treasurer of SICOR, Inc., a publicly traded injectable pharmaceutical company that was acquired by Teva Pharmaceutical Inc. Prior to that, Mr. Stover was Executive Vice President and Director for Gynetics, Inc., a proprietary women’s drug company, and Senior Vice President, Chief Financial Officer, Chief Information Officer and a director of B. Braun Medical, Inc., a private global medical device and pharmaceutical company. For over 16 years, Mr. Stover was an employee and a partner with PricewaterhouseCoopers, an international public accounting firm, working in their bioscience industry division.

Thomas C. Seoh. Mr. Seoh was appointed as a director of this company on March 31, 2005. Since April 2005, Mr. Seoh has been engaged in founding activities of life science start-up companies as Managing Director of Beyond Complexity Ventures, LLC. From 1995 to March 2005, Mr. Seoh was a senior executive, including Senior Vice President, Corporate and Commercial Development, and previously, Vice President, General Counsel and Secretary, with Guilford Pharmaceuticals Inc., a Baltimore-based NASDAQ-listed biopharmaceutical company. Previously, Mr. Seoh occupied legal management positions, including Vice President and Associate General Counsel, with the ICN Pharmaceuticals group of companies of Costa Mesa California, and General Counsel and Secretary of Consolidated Press U.S., Inc. of Livonia, Michigan. Mr. Seoh practiced corporate and securities laws at Lord Day & Lord, Barrett Smith. Mr. Seoh received his A.B. and J.D. degrees from Harvard University.

Dennis Kogod. Mr. Kogod joined the company as a director in May 2005. Mr. Kogod is the President and Chief Operating Officer of the West Division of Gambro Healthcare USA, a healthcare service provider that owns and operates chronic renal dialysis clinics and peritoneal dialysis programs. Mr. Kogod joined Gambro Healthcare USA in July 2000, and became its President and Chief Operating Officer in January 2004. Prior to joining Gambro Healthcare USA, Mr. Kogod was employed with Teleflex Corporation, a NYSE public company, from July 1987 to July 2000. Mr. Kogod was the Division President of the Teleflex Medical Group, a division of Teleflex Corporation, from December 1999 to July 2000.

Thomas M. Tully. Mr. Tully was appointed as a director of Arbios in May 2005. Since August 2000, Mr. Tully has been the President and Chief Executive Officer of Neothermia Corporation, a medical device company. Prior thereto, from June 1995 to April 2000 Mr. Tully was the President and Chief Executive Officer of Nitinol Medical Technologies, Inc., a medical device company. Mr. Tully was the President of Organogenesis Inc., from 1991 to 1994, and the President of Schnieder (USA) Inc. from 1988 to 1991. From 1983 through 1988 he held various positions with Johnson& Johnson, including President, Johnson & Johnson Interventional Systems and Vice President Marketing and Sales.

Scott Hayashi Mr. Hayashi joined the company as its Chief Administrative Officer in February 2004, became the Secretary of this company in July 2004 and was appointed as our Vice President of Administration in November 2004. In March 2005, Mr. Hayashi also assumed from Dr. Rozga the duties of Chief Financial Officer. Prior to joining Arbios, Mr. Hayashi was a Manager of Overseas Development for Syncor International, Inc. a subsidiary of Cardinal Health, Inc. for three years. Before joining Syncor International, Mr. Hayashi worked in finance, mergers and acquisitions for Litton Industries, Inc., now a part of Northrop Grumman Corporation and AlliedSignal, Inc., now a part of Honeywell, Inc.

David J. Zeffren Mr. Zeffren was first employed by us as a consultant in February, 2004, before being appointed Vice President of Operations in November 2004. Mr. Zeffren was our Vice President of Operations until he was appointed as Vice President of Product Development in April 2005. Prior to joining Arbios, Mr. Zeffren had been the Chief Operating Officer of Skilled Health Systems, L.C., a healthcare technology and clinical research organization from 1999 to 2004. Mr. Zeffren was also Chief Operating Officer of Physician Care Management from 1996 to1999. Mr. Zeffren was a Corporate Director, Business Development & Division Manager at INFUSX, Inc., a subsidiary of Salick Health Care, Inc. from 1993-1996. Mr. Zeffren has over 15 years of experience working in the healthcare and medical device industries.

Shawn Cain. Mr. Cain joined us in April 2005. Prior thereto, Mr. Cain was employed at Becton Dickinson & Company, holding various positions since June 2003, including most recently the position of Manager of Operations. Prior to working at Becton Dickinson, Mr. Cain was employed for 17 years at W.R. Grace & Co.’s Research Division, and its wholly-owned subsidiary, Circe Biomedical, Inc., where he was involved in early development work on bioartificial liver technology, including HepatAssist (the predecessor of our HepatAssist-2™). Mr. Cain earned a Bachelors of Science degree in Biological Sciences from Northeastern University and a Masters of Science degree in Biological Sciences from the University of Massachusetts.

There are no family relationships between any of the officers and directors.

Committees

Our Board of Directors has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and has determined that each member of these Committees is “independent” under the independence standards of the Nasdaq Stock Market’s Marketplace Rules and the Securities and Exchange Commission (or “SEC”). Our Board of Directors also has determined that Mr. Stover, one of the independent directors serving on our Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	Our independent registered public accounting firm’s qualifications and independence.

•	The company’s compliance with applicable legal and regulatory requirements.

The Audit Committee reviews our financial structure, policies and procedures, appoints our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accountants and reviews the independence of the accountants and the adequacy of our internal control over financial reporting. The Audit Committee is authorized to review and approve related-party transactions for potential conflicts of interest.

Compensation Committee

The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to make recommendations to the Board regarding grants of stock options, the exercise price of each option and the number of shares to be issuable upon the exercise of each option under our stock option plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified candidates for election as directors, selecting director nominees for election at our annual stockholders meetings, selecting candidates to fill vacancies on our Board of Directors and developing criteria to be used in making such recommendations. The Nominating and Corporate Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director. However, the Nominating and Corporate Governance Committee evaluates potential director candidates based on various factors important to the Company’s operations, including background and experience in hepatology, medical devices or medicine in general, clinical trial and regulatory experience, public company board of director experience, and financial training. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nominating and Corporate Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

EXECUTIVE COMPENSATION

The following tables set forth certain information concerning the annual and long-term compensation for services rendered to us (and ATI) in all capacities for the fiscal years ended December 31, 2004, 2003, and 2002 of (i) all persons who served as the chief executive officer of this company during the fiscal year ended December 31, 2004 and (ii) each other person who was an executive officer on December 31, 2004 and whose total annual salary and bonus during the fiscal year ended December 31, 2004 exceeded $100,000. (The chief executive officer and the other named officers are collectively referred to as the "Named Executive Officers.") The information set forth below includes all compensation paid to the Named Executive Officers by ATI before the Reorganization by ATI, and all compensation paid to him by both this company and ATI since the Reorganization. The principal positions of the Named Executive Officers represent the positions they held on December 31, 2004, some of which were changed in 2005.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year		Salary	Bonus	Other Annual Compensation		Securities Underlying Options
Jacek Rozga, M.D., Ph.D	2004		$198,909	--	--		30,000
President, Chief Financial	2003	(1)	$143,125	$15,000	--		18,000	(2)
Officer, and Chief Scientific Officer	2002		$85,000	$5,000	--		18,000	(2)
Scott L. Hayashi, Vice President of Administration	2004	(3)	$80,000	$12,000	$8,000	(4)	10,000
David J. Zeffren, Vice President Operations	2004	(5)	$120,000				10,000

(1)	The compensation set forth for 2003 includes amounts paid to Jacek Rozga, M.D., Ph.D by both ATI and Arbios Systems, Inc.
(2)	Represents options granted to Jacek Rozga, M.D., Ph.D by ATI, which options were assumed by this company in the Reorganization.
(3)	Mr. Hayashi joined Arbios Systems, Inc. in February 2004.
(4)	Represents cash payments made to Mr. Hayashi for health and other benefits.

(5)
Mr. Zeffren joined Arbios Systems, Inc. in February 2004 as a consultant before becoming an executive officer of this company in November 2004. The compensation shown includes amounts paid both as a consultant and as an officer of the company.

During the three years prior to the Reorganization, Raymond H. Kuh was the President of HAUSA. During the last three years, HAUSA did not pay Mr. Kuh, or any other executive officer, any salary or bonus, and Mr. Kuh was not granted any options. Accordingly, no information is provided regarding Mr. Kuh or any other former executive officer of HAUSA.

Stock Option Grants

The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2004 by us (including ATI) to the Named Executive Officers (HAUSA did not grant any options). In the Reorganization, all of the option granted by ATI were assumed by HAUSA and now represent options to purchase shares of our common stock. We have not granted any stock appreciation rights.

Option Grants in Fiscal Year Ended December 31, 2004

Individual Grants

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise Price	Market Price on Date of Grant	Expiration Date
Jacek Rozga, M.D., Ph.D	30,000(1)	60%	$2.25	$2.25	February 2, 2011
Scott L. Hayashi	10,000(2)	20%	$2.25	$2.25	February 2, 2009
David J. Zeffren	10,000(3)	20%	$2.00	$2.25	February 2, 2009

(1)	One half of these options vested six months after the date of grant, and the balance will vest twelve months following the date of grant.
(2)	The options vest in monthly increments over the first twelve months following the date of grant.
(3)	The options vest in monthly increments over the first six months following the date of grant.

Aggregate Options

The following table sets forth the number and value of unexercised options held by the Named Executive Officers as of December 31, 2004. There were no exercises of options by the Named Executive Officers in fiscal year 2004.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2004
and FY-End Option Values

Name	Shares Acquired in Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End (#) Exercisable/Unexercisable(1)
Jacek Rozga, M.D., Ph.D	-	-	51,000/15,000	$82,230/$6,450
Scott Hayashi	-	-	8,333/1,667	$3,583/$717
David J. Zeffren	-	-	10,000/0	$6,800/0

(1)	Dollar amounts reflect the net values of outstanding stock options computed as the difference between $2.68 (the last reported sale on December 31, 2004) and the exercise price of the options.

Employment Agreements

Effective March 31, 2005, we entered into an employment agreement with Amy Factor pursuant to which Ms. Factor was appointed as our interim Chief Executive Officer. Under the agreement, Ms. Factor will be our Chief Executive Officer until we hire a permanent Chief Executive Officer. The employment agreement is terminable by either Ms. Factor or by us at any time upon 30 day’s prior written notice. Under the agreement, we agreed to pay Ms. Factor a base salary at a monthly rate of $25,000 (which is equivalent to $300,000 on an annualized basis) and to issue to Ms. Factor five-year non-qualified stock options to purchase an aggregate of 200,000 shares of common stock. The options are exercisable at $1.65 per share (the closing market price of the common stock on March 31, 2005). Options to purchase 80,000 shares vested on March 31, 2005, and the options for the remaining 120,000 shares will vest in monthly installments of 6,000 shares commencing on April 1, 2005. The vesting of these options will be accelerated to be immediately and fully (100%) vested when we hire a permanent Chief Executive Officer. If Ms. Factor terminates the employment agreement for any reason other than our breach, or if we terminate the agreement “for cause” (as defined in the agreement) before all of the remaining 120,000 options have vested, all unvested options will be forfeited. If we terminate the employment agreement for any reason other than cause, the options will thereupon immediately and fully (100%) vest.

Until June 30, 2005, Dr. Rozga provided his services as our President and Chief Scientific Officer under that certain Employee Loan-Out Agreement, date July 1, 2001, as amended, between Arbios Technologies, Inc. and Cedars-Sinai Medical Center. The Employee Loan-Out Agreement expired on June 30, 2005. On July 28, 2005, we entered into a letter agreement Dr. Rozga confirming the terms of his continued employment as our President and Chief Scientific Officer. Under the terms of the agreement, Dr. Rozga’s annual salary shall continue to be $200,000. Dr. Rozga will be eligible to earn an annual bonus (to be determined and paid during the first quarter of each calendar year) of up to 20% of his annual salary. The agreement is terminable by either Dr. Rozga or us at any time for any reason. As a sign-on bonus, we granted Dr. Rozga a stock option to purchase 12,000 shares of common stock. The options vest ratably over a period of 12-months from the date of grant, have an exercise price of $2.22 per share (110% of the closing price of our common stock on the date before the date of grant), and have a five-year term.

In April 2005 we entered into a letter agreement with Shawn Cain pursuant to which we retained Mr. Cain as our Vice-President of Operations. Mr. Cain’s salary is $160,000 per year. Mr. Cain was granted a five-year incentive stock option to purchase an aggregate of 30,000 shares of our common stock. The options are exercisable at $1.65 per share and will vest pro rata over a 24 month period commencing on May 1, 2005. Mr. Cain’s employment can be terminated at any time with or without cause. However, we agreed (i) during the first year of employment, to give Mr. Cain six month’s notice if Arbios wishes to terminate his employment, (ii) during the second year of employment to give Mr. Cain four month’s notice of termination, and (iii) during the third year of employment to give Mr. Cain three month notice. If we provide Mr. Cain with less than the six-, four- or three-month -notice, upon his termination we agreed to pay him the salary equivalent of the notice of the shortened notice period.

In March 2005, we entered into a letter agreement with Scott Hayashi, our Chief Financial Officer. Under the letter agreement, we agreed to pay Mr. Hayashi an annual salary of $105,000 per year. In connection with the execution of the letter agreement, we granted Mr. Hayashi a five-year incentive stock option to purchase 10,000 shares of the Company's common stock. The options are exercisable at $1.85/share (the closing price on the day that the Board of Directors approved the stock option). One half of the options vested immediately, with the remaining 50% to vest on the one-year anniversary of the grant date of the option. Mr. Hayashi’s employment can be terminated by either party at any time for any reason.

We have agreed to pay David Zeffren, our Vice President of Product Development an annual salary of $120,000. Mr. Zeffren’s employment can be terminated by either party at any time for any reason.

Compensation of Board of Directors

During the fiscal year ended December 31, 2004, each person who was a director in 2004 was granted stock options to purchase 30,000 shares of common stock at an exercise price of $2.25 per share which equaled the market price of our common stock at the time of grant. A new director who joined the Board in November 2004 received 30,000 shares of common stock at an exercise price of $2.97 per share which equaled the market price of our common stock at the time of grant. One-half of the options vested six months after the date of grant, and the remainder vested on the first anniversary of the grant, in each case, so long as the director continued to serve as a director through such dates. Once vested, the director options remain exercisable for a term of seven years from the date of grant.

In 2004, the Board of Directors established an ad hoc Investor Relations Committee and appointed Dr. Richard Bank as the Chairman of that Committee. In consideration for his services as Committee Chairman, Dr. Bank was granted a stock option to purchase 100,000 shares of our common stock at a price of $2.97 per share, which equaled the market price of our common stock on the date of grant. The option was for a term of seven years, but was to expire 30 days after Dr. Bank ceased to be a director. Effective January 15, 2005, Dr. Bank resigned from our Board of Directors and the Board extended the exercise period of Dr. Bank’s option to January 15, 2006 and accelerated the vesting of the director stock options he was granted during 2004. In March 2005, the Board of Directors terminated the Investor Relations Committee.

In May 2005, our Board of Directors revised the compensation plan for our directors. The revised plan consists of the following cash and stock option compensation:

Stock Option Compensation Each non-employee director will receive an annual grant of stock options to purchase 15,000 shares of the company’s common stock. The options will be granted effective January 1 of each year. The options will have a term of seven years and will have an exercise price equal to the closing price of the common stock on the trading day preceding the grant date. The options will vest in equal monthly installments over the 12-month period following the grant date.

Upon election to the Board of Directors, each new director will be granted a stock option to purchase 30,000 shares of the company’s common stock. The option will have a term of seven years and will have an exercise price equal to the closing price of the common stock on the trading day preceding the date of grant. One half of the options will vest on the date of grant, and the balance will vest on the first anniversary of the grant date.

On January 1 of each year, each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive an annual grant of a stock option to purchase 5,000 shares of common stock for each committee for which they are a member. The option will have a term of seven years and will have an exercise price equal to the market price on the trading day preceding the grant date. The option will vest in equal monthly installments over the 12-month period following the grant date.

Cash Compensation Effective March 24, 2005, all non-employee directors will receive a cash payment of $1,500 for each day they attend a Board of Directors meeting in person ($1,000 if they attend a meeting by telephone), and $500 for each telephonic Board meeting ($1,000 for each telephonic meeting if the meeting lasts longer than two hours). In addition, the Chairman of the Board of Directors, and the Chairman of the Audit Committee will each be paid $25,000 annually (payable quarterly), and the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Compensation Committee will each be paid $10,000 annually (payable quarterly). We will also reimburse all directors for any expenses incurred by them in attending meetings of the Board of Directors.

Thomas C. Seoh was appointed to our Board of Directors effective March 31, 2005, and Dennis Kogod and Thomas M. Tully were appointed to the Board of Directors effective May 16, 2005. In accordance with the foregoing recently amended compensation policies, each of Messrs. Seoh, Kogod and Tully were granted a seven-year non-qualified stock option to purchase 30,000 shares of our common stock. The option exercise prices were $1.65 per share for Mr. Seoh, and $2.48 for Messrs. Kogod and Tully, which were the closing market price of our common stock on the day before their appointments.

On July 7, 2005 Thomas C. Seoh was appointed to the Company’s Nominating and Corporate Governance Committee and received a seven-year non-qualified stock option to purchase 5,000 shares of our common stock. On the same date, Thomas M. Tully was appointed to the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and received seven-year non-qualified stock options to purchase an aggregate of 15,000 shares of our common stock. The option exercise prices were $2.02 per share for Messrs. Seoh and Tully, which were the closing market prices of our common stock on the day before their appointments.

Stock Option Plans

2001 Stock Option Plan. In 2001, we adopted our “2001 Stock Option Plan” (the “2001 Plan”) pursuant to which the Board of Directors has the authority to grant options to purchase up to a total of 1,000,000 shares of our common stock to our directors, officers, consultants and employees. Awards under the plan may be either non-qualified options or options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended. No options were granted under the 2001 Plan until the Reorganization. In the Reorganization, we assumed all of the options that ATI had previously issued under its stock option plan.

The exercise price of options granted under the 2001 Plan may not be less than 100% of the fair market value of the common stock on the day of grant. If options are granted to a person who controls more than 10% of our stock, then the exercise price may not be less than 110% of the fair market value on the day of the grant. The purchase price and method of exercise of each nonqualified option granted to officers and other key employees shall be determined by the Board of Directors. The purchase price is payable in full by cash. However, the Board of Directors may accept payment for the purchase price of the shares of common stock acquired upon exercise of an option, by optionee’s tendering outstanding shares of our common stock owned by the optionee, or by other so-called cashless exercises as permitted by law, or any combination of cash, check, shares and cashless exercises.

Options granted under the 2001 Plan become exercisable and shall expire on such dates as determined by the Board of Directors, provided, however, that no term may exceed ten years from the date of grant, or five years from the date of grant in the case of any optionee holding more than 10 percent of the combined voting power of all classes of our capital stock as of the date of grant. After options become exercisable they may be exercised at any time or from time to time as to any part thereof.

Options are not transferable except by will or by the laws of descent and distribution; during the life of the person to whom the option is granted, that person alone may exercise them. All rights to exercise options terminate 90 days after the date a grantee ceases to be an employee of this company or any subsidiary for any reason other than death or disability.

2005 Stock Incentive Plan. On March 24, 2005, the Board of Directors adopted the 2005 Stock Incentive Plan of Arbios Systems, Inc. (the “2005 Plan”), which plan was approved by the shareholders of this company at the annual meeting of stockholders held on July 7, 2005. The Plan authorizes the granting of the following types of awards to persons who are employees, officers or directors of the Company or its subsidiaries or who are consultants or advisers to such entities:

•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	“Non-qualified stock options” that are not intended to be incentive options; and

•	Shares of common stock that are subject to specified restrictions, or “restricted shares.”

Subject to the adjustment provisions of the 2005 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 3,000,000 shares of common stock may be issued under the 2005 Plan and no person shall be granted awards under the 2005 Plan during any twelve-month period that cover more than 500,000 shares of common stock.

The 2005 Plan will be administered by our Board of Directors, although the Board of Directors has the authority under the 2005 Plan to delegate the administration of the 2005 Plan to a committee (the administrator of the 2005 Plan is referred to as the “Administrator”). Currently, the Board of Directors is the Administrator. However, our Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers who will receive options and restricted stock and is responsible for proposing the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. The Compensation Committee makes these recommendations for option grants to the full Board of Directors, and the Board approves all grants (on the terms proposed by the Compensation Committee or otherwise). Subject to the requirements imposed by the 2005 Plan, the Compensation Committee and the Board of Directors are also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Board of Directors has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan or of any award under the 2005 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for both incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Administrator, options granted under the 2005 Plan generally are not transferable except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The purchase price of common stock acquired under the 2005 Plan is payable by cash or check. In addition, the Administrator has discretion to accept the following types of payment for the stock:

•	A secured or unsecured promissory note, provided that this method of payment is not available to a participant who is a director or executive officer;

•
Shares of our common stock already owned by the option or restricted stock holder as long as the surrendered shares have a fair market value that is equal to the acquired stock and have been owned by the participant for at least six months; and

•	A “cashless” option exercise in accordance with applicable regulations of the SEC and the Federal Reserve Board.

Except as otherwise determined by the Administrator, in the event of a “corporate transaction,” all previously unexercised options will terminate immediately prior to the consummation of the corporate transaction and all restricted stock will be forfeited immediately prior to the consummation of the corporate transaction. The Administrator, in its discretion, may permit exercise of any options prior to their termination, even if the options would not otherwise have been exercisable, or provide that outstanding options will be assumed or an equivalent option substituted by a successor corporation. The Administrator may also provide that outstanding options will be cancelled in exchange for an amount of cash equal to the excess of the fair market value of the common stock underlying the options over the exercise price of the options. The Administrator, in its discretion, may remove any restrictions as to any restricted stock or provide that all outstanding restricted stock will participate in the corporate transaction with an equivalent stock substituted by the successor corporation subject to the restrictions. In general, a “corporate transaction” means:

•	Our liquidation or dissolution;

•	Our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation;

•	A sale of all or substantially all of our assets; or

•	A purchase or other acquisition of beneficial ownership of more than 50% of our outstanding capital stock by one person or more than one person acting in concert.

The Board of Directors may at any time amend, discontinue or terminate the 2005 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2005 Plan requires stockholder approval unless such approval is required under applicable law or under the rules of any stock exchange or Nasdaq market on which our stock is traded. Unless terminated earlier by the Board of Directors, the 2005 Plan will terminate automatically on March 23, 2015, which is the tenth anniversary of the date of the plan’s adoption by the Board.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 31, 2005 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our Named Executive Officers and our directors and (c) by all executive officers and directors of this company as a group. As of July 31, 2005 there were 16,232,909 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them. Except as otherwise indicated, the address of each stockholder is c/o the company at 8797 Beverly Blvd., Suite 304, Los Angeles, California, 90048. An asterisk (*) denotes beneficial ownership of less than one percent.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(1)
Jacek Rozga, M.D., Ph.D.	2,331,000	(2)	14.3%
Achilles A. Demetriou, M.D., Ph.D. and Kristin P. Demetriou	2,500,000	(3)	15.4%
John M. Vierling, M.D.	138,650	(4)	*
Roy Eddleman	439,919	(5)	2.7%
Marvin S. Hausman, M.D.	648,350	(6)	3.9%
Jack E. Stover	52,650	(4)	*
Amy Factor	801,000	(7)	4.8%
Thomas C. Seoh	30,833	(4)	*
Dennis Kogod	20,000	(4)	*
Thomas M. Tully	14,999	(4)	*
Scott L. Hayashi	24,500	(4)	*
David J. Zeffren	67,000	(9)	*
Shawn Cain	6,250	(4)	*
Gary Ballen 140 Burlingame Los Angeles, California 90049	1,139,222	(8)	6.8%
Neuberger Berman LLC(10) 111 River Street - Suite 1000 Hoboken, New Jersey 07030-5776	2,440,199	(10)	14.3%
LibertyView Special Opportunities Fund, LP(10) 111 River Street - Suite 1000 Hoboken, New Jersey 07030-5776	1,357,466	(11)	8.1%

All executive officers and directors as a group (twelve persons)	4,575,151	(12)	25.9%

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the shares shown. The Company had 16,232,909 shares of common stock outstanding on July 31, 2005. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of July 31, 2005, also are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Consists of (i) 2,265,000 shares owned by Jacek Rozga and Joanna Rozga Joint Tenants in Common, and (ii) currently exercisable options to purchase 68,000 shares.
(3)	Consists of 2,500,000 shares owned by the A & K Demetriou Family Trust, of which Achilles A. Demetriou, M.D., Ph.D. and Kristin P. Demetriou are co-trustees.
(4)	Consists of currently exercisable options to purchase shares of common stock.
(5)
Consists of currently exercisable options to purchase 77,250 shares of common stock and 362,669 shares of common stock owned by Spectrum Laboratories, Inc. Mr. Eddleman is the Chairman of the Board and Chief Executive Officer of Spectrum Laboratories, Inc.

(6)
Consists of currently exercisable options to purchase 116,850 shares of common stock, warrants to purchase 187,500 shares, 100,000 shares owned by the Marvin Hausman Revocable Trust, and 244,000 shares owned by Northwest Medical Research, Inc. Dr. Hausman is the trustee of the Marvin Hausman Revocable Trust and the Chief Executive Officer and principal stockholder of Northwest Medical Research, Inc.

(7)
Consists of currently exercisable options to purchase 386,000 shares of common stock, warrants to purchase 200,000 shares exercisable by AFO Advisors, LLC, warrants to purchase 100,000 shares exercisable by AFO Capital Advisors, LLC, 5,000 shares owned by the Jay H. Oyer and Amy Factor Foundation, 5,000 shares owned by the Melissa H. Oyer Trust, 5,000 shares owned by the Zachary D. Oyer Trust, and 100,000 shares owned by AFO Capital Advisors, LLC. Amy Factor is the owner and President of AFO Capital Advisors, LLC and AFO Advisors, LLC. She is also the trustee of The Jay H. Oyer and Amy Factor Family Foundation, The Melissa H. Oyer Trust, and The Zachary D. Oyer Trust and has voting and investment control of the securities of these entities.

(8)	Includes 122,222 shares and currently exercisable warrants to purchase 600,000 shares held by American Charter & Marketing LLC over which Mr. Ballen has voting and investment control.
(9)
Consists of 25,000 shares owned by Mira Zeffren, David Zeffren’s wife, warrants to purchase 25,000 shares registered in the name of Mira Zeffren, and currently exercisable options held by David Zeffren for the purchase 17,000 shares of common stock.

(10)
Neuberger Berman LLC is the investment adviser to, and Neuberger Berman Asset Management, LLC, is the general partner of LibertyView Special Opportunities Fund, LP, LibertyView Funds, LP and LibertyView Health Sciences Fund, LP, which collectively own 1,661,466 shares of common stock and warrants to purchase 778,733 additional shares of common stock.

(11)	Includes currently exercisable warrants to purchase 452,489 shares.
(12)	Includes currently exercisable options and warrants to purchase 1,465,482 shares.

SELLING STOCKHOLDERS

Selling Stockholder Table

The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholders the opportunity to publicly sell or otherwise dispose of those shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The shares included in this prospectus may be disposed of by the selling stockholders or their transferees on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not control or determine the price at which a selling stockholder decides to dispose of its shares.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership Before Offering(1)				Beneficial Ownership After Offering(1)
Selling stockholder	Number of Shares		Percent	Number of Shares Being Offered	Number of Shares	Percent
4 P Management Partners, S.A.(2)	37,500	(3)	*	37,500		*
Bristol Investment Fund, Ltd.(4)	56,561	(5)	*	56,561		*
Brookstone Biotech Ventures, LP(6)	135,747	(7)	*	135,747		*
Cranshire Capital, L.P.(8)	37,500	(9)	*	37,500		*
Crescent International Ltd.(10)	137,000	(11)	*	137,000		*
Dr. Susanne Schoen	15,000	(12)	*	15,000		*
Heinz Hoefliger	37,500	(13)	*	37,500		*
Arnd Wolpers	15,000	(14)	*	15,000		*
Hilary Lea Shane	37,500	(15)	*	37,500		*
LibertyView Funds, LP(16)	678,733	(17)	4.12%	678,733		*
LibertyView Special Opportunities Fund, LP(18)	1,357,466	(19)	8.14%	1,357,466		*
Lindsey A. Rosenwald	169,683	(20)	1.04%	169,683		*
Nite Capital LP(21)	33,937	(22)	*	33,937		*
Omicron Master Trust(23)	56,561	(24)	1.04%	56,561		*
Prolate LLC(25)	33,937	(26)	*	33,937		*
Portside Growth and Opportunity Fund(27)	291,968	(28)	1.79%	291,968		*
SIBEX Capital Fund Inc.(29)	339,366	(30)	2.08%	339,366		*
TCMP3 Partners(31)	35,000	(32)	*	35,000		*
Truk International Fund, LP(33)	2,036	(34)	*	2,036		*
Truk Opportunity Fund, LLC(35)	31,901	(36)	*	31,901		*
Vicis Capital Master Fund(37)	67,873	(38)	*	67,873		*
Whalehaven Capital Fund Limited(39)	56,561	(40)	*	56,561		*
Rodman & Renshaw, LLC(41)	114,404	(42)	*	114,404		*

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Konrad Meyer has voting and investment control of the securities held by 4 P Management Partners, S.A.
(3)	Includes currently exercisable warrants to purchase 12,500 shares of common stock.
(4)
Paul Kessler, manager of Bristol Capital Advisors LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control of the securities held by Bristol Investment Fund, Ltd. Paul Kessler disclaims beneficial ownership of these securities.

(5)	Consists of currently exercisable warrants to purchase 56,561 shares of common stock.

(6)
Robert L. Carver, President of Brookstone Capital, Inc., General Partner of Brookstone Biotech Ventures, LP, has voting and investment control of the securities held by Brookstone Biotech Ventures, LP.

(7)	Includes currently exercisable warrants to purchase 45,249 shares of common stock.
(8)	Mitchell Koein, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has voting and investment control of the securities held by Cranshire Capital, L.P.

(9)	Consists of currently exercisable warrants to purchase 37,500 shares of common stock.

(10)
Mel Craw and Maxi Brezzi, managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting and investment control of the securities held by Crescent International Ltd. Mel Craw and Maxi Brezzi disclaim beneficial ownership of these securities.

(11)	Includes currently exercisable warrants to purchase 50,000 shares of common stock.
(12)	Includes currently exercisable warrants to purchase 5,000 shares of common stock.
(13)	Includes currently exercisable warrants to purchase 12,500 shares of common stock.
(14)	Includes currently exercisable warrants to purchase 5,000 shares of common stock.

(15)	Consists of currently exercisable warrants to purchase 37,500 shares of common stock.

(16)
Neuberger Berman Asset Management, LLC is the general partner of LibertyView Funds, LP. Neuberger Berman LLC is the investment adviser to Neuberger Berman Asset Management, LLC and is responsible for the selection, acquisition and disposition of the portfolio securities by this fund. LibertyView Funds, LP is an affiliate of a registered broker-dealer. We have been informed by LibertyView Funds, LP that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(17)	Includes currently exercisable warrants to purchase 226,244 shares of common stock.
(18)
Neuberger Berman Asset Management, LLC is the general partner of LibertyView Special Opportunities Fund, L.P. Neuberger Berman LLC is the investment adviser to Neuberger Berman Asset Management, LLC and is responsible for the selection, acquisition and disposition of the portfolio securities by this fund. LibertyView Special Opportunities Fund, LP is an affiliate of a registered broker-dealer. We have been informed by LibertyView Special Opportunities Fund, LP that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(19)	Includes currently exercisable warrants to purchase 452,489 shares of common stock.
(20)	Includes currently exercisable warrants to purchase 56,561 shares of common stock.
(21)	Keith Goodman has voting and investment control of the securities held by Nite Capital LP.

(22)	Consists of currently exercisable warrants to purchase 33,937 shares of common stock.

(23)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of the date of this prospectus, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(24)	Consists of currently exercisable warrants to purchase 56,561 shares of common stock.

(25)	S. Donald Sussman has voting and investment control of the securities held by Prolate LLC.

(26)	Consists of currently exercisable warrants to purchase 33,937 shares of common stock.

(27)
Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, the managing members of C4S & Co., LLC, the managing member of Ramius Capital Group, LLC, the investment adviser of Portside Growth and Opportunity Fund, have voting and investment control of the securities held by Portside Growth and Opportunity Fund. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon disclaim beneficial ownership of these securities.

(28)	Includes currently exercisable warrants to purchase 113,123 shares of common stock.
(29)	Viacheslav Chebotarevich and Oleg S. Krasnoshchek share voting and investment control of the securities held by SIBEX Capital Fund Inc.
(30)	Includes currently exercisable warrants to purchase 113,122 shares of common stock.
(31)	Steven Slawson and Walter Schecter have voting and investment control of the securities held by TCMP3 Partners.

(32)	Consists of currently exercisable warrants to purchase 35,000 shares of common stock.

(33)
Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk International Fund, LP, have voting and investment control of the securities held by Truk International Fund, LP. Michael E. Fein and Stephen E. Saltzstein disclaim beneficial ownership of these securities.

(34)	Consists of currently exercisable warrants to purchase 2,036 shares of common stock.

(35)
Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, have voting and investment control of the securities held by Truk Opportunity Fund, LLC. Michael E. Fein and Stephen E. Saltzstein disclaim beneficial ownership of these securities.

(36)	Consists of currently exercisable warrants to purchase 31,901 shares of common stock.

(37)	Richard Han has voting and investment control of the securities held by Vicis Capital Master Fund.
(38)	Includes currently exercisable warrants to purchase 22,624 shares of common stock.
(39)	Evan Schemenaur, Arthur Jones and Jennifer Kelly have voting and investment control of the securities held by Whalehaven Capital Fund Limited.

(40)	Consists of currently exercisable warrants to purchase 56,561 shares of common stock.

(41)	Thomas G. Pinou, Chief Financial Officer of Rodman & Renshaw, LLC has voting and investment control of the securities held by Rodman & Renshaw, LLC.
(42)	Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

Relationships with Selling Stockholders

Other than Rodman & Renshaw LLC all of the selling stockholders are investors who purchased their securities from us in the $6,611,905 private placement that was completed on January 11, 2005. Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

Dr. Richard Bank was a member of this company’s Board of Directors from December 2003 through January 15, 2005. Dr. Bank is a Senior Vice President of Neuberger Berman, LLC, the parent company of the LibertyView funds, including LibertyView Special Opportunities Fund, LP and LibertyView Funds, LP, and is the portfolio manager of LibertyView Health Sciences Fund, LP.

Rodman & Renshaw to act as our placement agent in the January 11, 2005 private placement. We paid Rodman & Renshaw a cash fee of $252,833 at the closing and issued to Rodman & Renshaw warrants to purchase 114,404 shares of our common stock, which shares are included in this prospectus. The warrants issued to Rodman & Renshaw have the same terms and conditions as the warrants issued to the investors in the private placement. In addition, we paid Rodman & Renshaw $25,000 as a reimbursement the out-of-pocket expenses it incurred in the offering.

4P Management Partners S.A. of Zurich, Switzerland has been our investor relations service company in Europe since July, 2004. In connection with retaining 4P Management, we issued two warrants to 4P Management Partners S.A. to purchase an aggregate of 100,000 shares of common stock. The securities of 4P Management included in this prospectus were purchased for cash by 4P Management in the January 11, 2005 private placement.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described if and when necessary in supplements to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Us and Our Affiliates

On December 26, 2001, we entered into various agreements with Spectrum Laboratories, Inc. (“Spectrum Labs”). Concurrently with these agreements, Spectrum Labs also purchased 362,669 shares of our common stock. Mr. Eddleman, one of the members of our Board of Directors, is the Chairman and CEO of Spectrum Labs. The three principal agreements we entered into with Spectrum Labs in December 2001 are the following:

License Agreement. Spectrum Labs granted to us an exclusive, worldwide license to develop, make, use and distribute products based on two of Spectrum Labs’ patented hollow fiber technologies relating to our bioartificial liver call LIVERAID™. Unless we purchase from Spectrum Labs the hollow fiber cartridges that we expect that we will need for LIVERAID™ as described above under “Manufacturing and Supply Agreement,” we will be required to pay Spectrum Labs a royalty determined as a percentage of the portion of our net sales of the products attributable to the cartridges. Spectrum Labs also granted us a right of first refusal to obtain a license to make, use, develop or distribute products based on Spectrum Labs’ technology for use in products other than liver assisted products, provided that such other products are used in the fields of artificial blood therapy and bioprocessing and therapeutic devices.

Research Agreement. We have also entered into a four-year research agreement with Spectrum Labs pursuant to which we agreed to combine their respective expertise and technologies to seek to develop, conduct pre-clinical and Phase I through Phase III clinical testing, obtain regulatory approvals and eventually commercialize liver assist systems. Under the terms of the agreement, Spectrum Labs agreed to perform certain research toward the development of hollow fiber-in-fiber modules for our liver assist systems during product development, pre-clinical and clinical testing at no cost to us. In October 2002, we agreed that Spectrum Labs had satisfied its research and development obligations, that we owed Spectrum Labs $109,000 for services provided by Spectrum Labs. We paid Spectrum Labs $54,000 cash, and the remaining $55,000 was attributed to the value of the 362,669 shares of our common stock that we had previously issued to Spectrum Labs.

Manufacturing and Supply Agreement. We also entered into an agreement with Spectrum Labs that contemplates that Spectrum Labs will manufacture the hollow fiber cartridges with fiber-in-fiber geometry for us for use for our LIVERAID™ device. The price of the hollow fiber-in-fiber cartridges will be determined by good faith negotiations between the parties. We have agreed that we will not purchase cartridges with fiber-in-fiber geometry from any other manufacturer unless Spectrum Labs is either unable or unwilling to manufacture the cartridges. In that event, we will have the right to obtain the cartridges from third-party manufacturers, but will be required to pay Spectrum Labs a royalty for the license granted under the License Agreement described above. The royalty will equal 3% of that portion of our net sales price of such products (total sales less taxes, returns, transportation, insurance, and handling charges) attributable to the fiber-in-fiber cartridges.

In addition to entering into the foregoing agreements with Spectrum Labs, we have paid Spectrum Labs a total of $90,000 during the past two years for cartridges manufactured for us by Spectrum Labs. The cartridges were used to develop and test our liver assist products.

In July 2003, we granted Dr. Marvin Hausman a five-year warrant to purchase 50,000 shares of common stock, at an exercise price of $1.00 per share, in consideration for Dr. Hausman’s efforts in introducing us to an investor who made a $250,000 investment in our shares of common stock. Dr. Hausman is a member of this company’s Board of Directors.

Dr. Richard Bank received a warrant to purchase 40,000 shares of our common stock as a fee for introducing certain investors to this company in September 2003. The warrant is exercisable at any time until January 5, 2007 at an exercise price of $2.50 per share. At the time of the warrant issuance, Dr. Bank was a director of this company.

During the past two years, AFO Advisors, LLC has provided consulting services to us. Amy Factor, currently our interim Chief Executive Officer, is the owner and President of AFO Advisors, LLC. As consideration for the services rendered by AFO Advisors, LLC to us, during the past two years we paid AFO Advisors a total of $301,810 and granted this entity a warrant to purchase a total of 200,000 shares of our common stock. The warrants are exercisable until February 2010 at a price of $2.90 per share. In addition, we also issued to Amy Factor five-year options to purchase a total of 250,000 shares of common stock, which options have an exercise price of $1.00 per share (for 175,000 shares) and $2.90 per share (for 75,000 shares). On March 31, 2005, we also entered into an employment agreement with Amy Factor pursuant to which Ms. Factor was appointed as our interim Chief Executive Officer and issued to her five-year non-qualified stock options to purchase an aggregate of 200,000 shares of the Company’s common stock. See, “Employment Agreements,” above.

  DESCRIPTION OF SECURITIES

We are presently authorized to issue 60,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of the date of this prospectus, we had 16,232,909 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our certificate of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

In 2003 we entered into registration rights agreements with the investors who, in the aggregate, purchased 4,400,000 units. Each unit consisted of one share of common stock and one common stock purchase warrant. In those registration rights agreements, we agreed to file a registration statement, at our expense, to register the resale of the 4,400,000 shares of our common stock that are issuable upon the exercise of the warrants held by those investors. Our Board of Directors has also approved the registration of the 4,400,000 shares that were included in the units. The registration statement is required to be filed after January 31, 2004 if (i) requested in writing by the holders of a majority of the then outstanding warrants (including any shares previously issued upon the exercise of the warrants), and (ii) the closing price of our common stock has exceeded $2.50 for 20 consecutive trading days. The shares that we are obligated to register under the foregoing registration rights agreements have been registered in a prior registration statement.

The warrant that we issued to Wolfe Axelrod Weinberger Associates LLC for the purchase of 75,000 shares of our common stock granted the holder of that warrant “piggyback registration” rights. Under the piggyback registration provisions, we are required, subject to certain limited exceptions, to register the 75,000 shares of our common stock in any registration statement that we file. All of the shares issuable to Wolfe Axelrod Weinberger Associates LLC have already been included in a prior registration statement. Accordingly, unless that prior registration statement is withdrawn prior to the time that Wolfe Axelrod Weinberger Associates LLC sells its warrant shares under that registration statement, we will have no further obligation to register any of these warrant shares under the registration rights provision of the warrant.

In connection with the organization and initial capitalization of ATI, we also granted certain “piggy-back” registration rights to The A & K Demetriou Family Trust, Jacek Rozga, and Cedars-Sinai Medical Center, our initial three stockholders. Under these agreements, subject to certain customary conditions and exceptions, the foregoing three stockholders have the right to include in any future registration statement filed by this company some or all of their shares of the common stock. The shares of common stock owned by Cedars-Sinai Medical Center have been included in a prior, currently effective, registration statement. Accordingly, unless that prior registration statement is withdrawn a before Cedars-Sinai its shares under that registration statement, we will have no further obligation to register the shares of Cedars-Sinai. The A & K Demetriou Family Trust, Jacek Rozga have waived their rights to have their shares included in this prospectus.

On January 11, 2005, we sold 2,991,812 shares of our common stock and issued warrants to purchase 1,495,906 shares of our common stock. In connection with the sale of these securities, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement, at our expense, to register the resale of the foregoing 2,991,812 shares of our common stock as well as the 1,495,906 shares of our common stock that are issuable upon exercise of the stock purchase warrants. This registration statement was prepared and filed as required by the foregoing registration rights agreement (to date, 823,388 of the 2,991,812 shares that were covered by this prospectus have been sold by the holders thereof).

This prospectus includes all of the shares that we are obligated to register under the foregoing January 11, 2005 registration rights agreement. We were required to use commercially reasonable efforts to have the registration statement declared effective by the SEC as soon as practicable. If sales cannot be made by the investors under this prospectus for any reason (including without limitation by reason of a stop order, or our failure to update the prospectus) for 20 consecutive days (or 45 days during any 12-month period), then we will be required to pay each investor, as liquidated damages and not as a penalty, an amount equal to 1.5% of the aggregate purchase price paid by such investor for his shares for each 30-day period or a pro rata payment for any portion thereof following the date by which this prospectus should have been effective

Shares Eligible For Future Sale

As of the date of this prospectus, we had 16,232,909 shares of common stock outstanding. That number does not include (i) the 1,355,000 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) 7,457,810 shares that may be issued upon the exercise of currently outstanding warrants (including the warrants to purchase 1,610,310 shares that are owned by the selling stockholders listed in this prospectus).

Freely Tradeable Shares After Offering. As of the date of this prospectus, excluding the shares that are covered by this prospectus, approximately 9,300,000 shares of our 16,232,909 currently outstanding shares can be publicly resold. Upon the re-sale of the 2,168,424 currently outstanding shares covered by this prospectus, and the exercise and sale of the 1,610,310 warrant shares included in this prospectus, all of these 3,778,734 shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, over 13,000,000 shares of our common stock that will be tradable without restriction under the Securities Act. In addition, we have also previously registered 5,497,500 additional shares of our common stock that can be issued upon the exercise of outstanding warrants and can also be immediately resold pursuant to that prior registration statement.

Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 162,329 shares if the currently outstanding warrants and options are not exercised, or 250,457 shares if all outstanding options and warrants are exercised) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144. Subject to certain volume limitations and other conditions, substantially all of the currently outstanding unregistered shares are eligible for public resale under Rule 144. The availability of Rule 144 to our holders of restricted securities is, however, conditioned on various factors, including the availability of certain public information concerning the company.

Form S-8 Registration of Options. We have registered on Form S-8 all of the 1,000,000 shares of our common stock that are eligible for sale under options granted under our 2001 Stock Option Plan. In addition, we have also registered on Form S-8 all 3,000,000 shares of common stock that have been reserved for issuance under our 2005 Stock Incentive Plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent currently is The Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel was hired on a contingent basis that will receive a direct or indirect interest in our business that is valued at greater than $50,000.

The financial statements for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, we have the power to indemnify, and our bylaws state that we shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of this corporation or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws also provide that expenses incurred by an officer or director in defending a suit shall be paid by us in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our Certificate of Incorporation also provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of this corporation and its stockholders (through stockholders’ derivative suits on behalf of this corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. Attorneys at Troy & Gould Professional Corporation collectively own 79,833 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual reports, quarterly reports, special reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Arbios Systems, Inc. can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning Arbios Systems, Inc. at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

  GLOSSARY OF TERMS

“Dialysate” is a cleansing liquid used in the two forms of dialysis—hemodialysis and peritoneal dialysis.

“Dialysis”is the process of cleaning wastes from the blood artificially. This job is normally done by the kidney and liver.

“Extracorporeal” means situated or occurring outside the body.

“Ex vivo” pertains to a biological process or reaction taking place outside of a living cell or organism.

“Fulminant”means occurring suddenly, rapidly, and with great severity or intensity.

“Hemodialysis”pertains to the use of a machine to clean wastes from blood after the kidneys have failed. The blood flows through a device called a dialyzer, which removes the wastes. The cleaned blood then flows back into the body.

“Hemofiltration/ Hemofiltrate "Hemofiltration" is a continuous dialysis therapy in which blood is pumped through a hollow-fiber cartridge and the liquid portion of blood containing substances are removed into the sink compartment. The liquid portion of the blood ("hemofiltrate") is discarded.

“Hepatitis”is an inflammation of the liver caused by infectious or toxic agents.

“Hepatocytes”are the organ tissue cells of the liver.

“kDa”is a measure of molecular weight using “Daltons” (abbreviated as “Da”). One “Da” is 1/12 of the weight of an atom carbon 12C. “kDa” is a kilodalton, or a 1,000 Daltons.

“IND” means Investigational New Drug application.

“In vitro” pertains to a biochemical process or reaction taking place in a test-tube (or more broadly, in a laboratory) as opposed to taking place in a living cell or organism.

“In vivo” pertains to a biological process or reaction taking place in a living cell or organism.

“PERV” means the porcine endogenous retrovirus.

“Plasma” is the clear, yellowish fluid portion of blood. Plasma differs from serum in that it contains fibrin and other soluble clotting elements.

“Porcine”means of or pertaining to swine; characteristic of the hog.

“Regeneration”means regrowth of lost or destroyed parts or organs.

“Sorbent”means to take in and adsorb or absorb.

  INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS REPORT	F-1
CONSOLIDATED FINANCIAL STATEMENTS:
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003 (AUDITED)	F-2
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003, AND FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004 (AUDITED)	F-3
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003, AND FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004 (AUDITED)	F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004 (AUDITED)	F-5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-9

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2005 (UNAUDITED) AND DECEMBER 31, 2004 (AUDITED)	F-24
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004, AND FROM AUGUST 23, 2000 (INCEPTION) TO JUNE 30, 2005 (UNAUDITED)	F-25
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004, AND FROM AUGUST 23, 2000 (INCEPTION) TO JUNE 30, 2005 (UNAUDITED)	F-26
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-27

AUDITED

FINANCIAL

STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Arbios Systems, Inc. and Subsidiary
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Arbios Systems, Inc. and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, and from August 23, 2000 (inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arbios Systems, Inc. and Subsidiary as of December 31, 2004 and 2003 and the consolidated results of their operations and cash flows for the years ended December 31, 2004 and 2003, and from August 23, 2000 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Stonefield Josephson, Inc.

Santa Monica, California
March 10, 2005

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	December 31,
ASSETS	2004	2003

Current assets
Cash and cash equivalents	$1,501,905	$3,507,086
Prepaid expenses	97,653	155,986
Total current assets	$1,599,558	$3,663,072

Property and equipment, net	107,789	45,633
Patent rights, net of accumulated amortization of $105,457 for 2004 & $75,856 for 2003	294,543	324,145
Other assets	33,164	7,434

Total assets	$2,035,054	$4,040,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$92,304	$33,995
Accrued expenses	121,460	114,234
Contract commitment	250,000
Current portion of capitalized lease obligation	5,341	8,526
Total current liabilities	469,105	156,755

Long-term liabilities
Capital lease obligation, less current portion		6,826
Other liabilities		5,555
Total long-term liabilities	—	12,381

Stockholders' equity

Preferred stock, $.001 par value; 5,000,000 shares authorized: none issued and outstanding

Common stock, $.001 par value; 25,000,000 shares authorized; 13,216,097 and 13,150,598 shares issued and outstanding in 2004 and 2003, respectively	13,216	13,151
Additional paid-in capital	6,508,061	5,485,498
Deficit accumulated during the development stage	(4,955,328)	(1,627,501)
Total stockholders' equity	1,565,949	3,871,148

Total liabilities and stockholders' equity	$2,035,054	$4,040,284

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,		Inception, Aug. 23, 2000 to
	2004	2003	Dec. 31, 2004

Revenues	$72,030	$137,828	$320,966

Operating expenses:
General and administrative	1,988,763	343,442	2,612,369
Research and development	1,426,379	436,849	2,436,053
Total operating expenses	3,415,142	780,291	5,048,422

Loss before other income (expense)	(3,343,112)	(642,463)	(4,727,456)

Other income (expense):
Interest income	16,132		16,132
Interest expense	(847)	(243,230)	(244,004)
Total other income (expense)	15,285	(243,230)	(227,872)

Net loss	$(3,327,827)	$(885,693)	$(4,955,328)

Net earnings per share:
Basic and diluted	$(0.25)	$(0.11)	$(0.64)

Weighted-average shares:
Basic and diluted	13,199,325	7,887,237	7,726,266

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,		Inception to
	2004	2003	December 31, 2004
Cash flows from operating activities:
Net loss	$(3,327,827)	$(885,693)	$(4,955,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount		244,795	244,795
Depreciation and amortization	48,191	40,243	140,528
Issuance of common stock and warrants for compensation	1,045,552		1,056,052
Settlement of accrued expenses			54,401
Deferred compensation costs		88,889	319,553
Changes in operating assets and liabilities:
Prepaid expenses	58,333	(135,177)	(97,655)
Other assets	(25,730)		(33,164)
Accounts payable and accrued expenses	36,727	78,411	184,957
Other liabilities	(5,556)		—
Contract obligation	250,000		250,000
Net cash used in operating activities	(1,920,310)	(568,532)	(2,835,861)
Cash flows from investing activities:
Additions of property and equipment	(80,745)	(23,470)	(117,860)
Net cash used in investing activities	(80,745)	(23,470)	(117,860)
Cash flows from financing activities:
Proceeds from issuance of convertible debt		400,000	400,000
Proceeds from common stock option exercise	2,700		2,700
Proceeds from issuance of common stock, net of costs		3,678,514	3,830,668
Proceeds from issuance of preferred stock, net of costs			238,732
Payments on capital lease obligation, net	(6,826)	(7,275)	(16,474)
Net cash provided by (used in) financing activities	(4,126)	4,071,239	4,455,626
Net (decrease) increase in cash	(2,005,181)	3,479,237	1,501,905
Cash:
At beginning of period	3,507,086	27,849

At end of period	$1,501,905	$3,507,086	$1,501,905

Supplemental disclosures of non-cash financing activity
Issuance of securities for obligation related to finder's fees	$47,500		$47,500

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Deferred Costs	Deficit Accumulated During the Development Stage	Total

Balance, August 23, 2000 (inception) restated for effect of reverse merger with Historical Autographs U.S.A. Inc.			—	$—	$—			$—

Stock issuance in exchange for cash			5,000,000	50	4,950			5,000

Net loss							(9,454)	(9,454)

Balance, December 31, 2000, as restated	—	—	5,000,000	50	4,950	—	(9,454)	(4,454)

Issuance of junior preferred stock for cash of $250,000 and in exchange for $400,000 in patent rights, research and development costs, and employee loanout costs less issuance expenses of $11,268, June 29, 2001	681,818	7			958,278	(343,553)		614,732

Issuance of common stock in exchange for patent rights and deferred research and development costs			362,669	4	547,284			547,288

Services receivable						(550,000)		(550,000)

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004

Preferred Stock		Common Stock
Shares	Amount	Shares	Amount	Additional Paid-In Capital	Deferred Costs	Deficit Accumulated During the Development Stage	Total

Deferred employee loan-out costs receivable earned						82,888		82,888

Net loss							(237,574)	(237,574)

Balance, December 31, 2001	681,818	7	5,362,669	54	1,510,512	(810,665)	(247,028)	452,880

Amendment of December 31, 2001 agreement for the issuance of common stock agreement in exchange for research and development services					(495,599)	550,000		54,401

Deferred employee loan-out costs receivable earned						171,776		171,776

Issuance of common stock for compensation			70,000	1	10,499			10,500

Issuance of common stock for cash			999,111	9	149,857			149,866

Net loss							(494,780)	(494,780)

Balance, December 31, 2002	681,818	$7	6,431,780	$64	$1,175,269	$(88,889)	$(741,808)	$344,643

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004

Preferred Stock		Common Stock
Shares	Amount	Shares	Amount	Additional Paid-In Capital	Deferred Costs	Deficit Accumulated During the Development Stage	Total

Issuance of common stock for cash less issuance expense of $2,956			417,000	417	246,827			247,244

Issuance of common stock in private placement for cash less issuance expense of $519,230			4,000,000	4,000	3,476,770			3,480,770

Issuance of common stock for convertible debenture less issuance expense of $49,500			400,000	400	350,100			350,500

Shares issued in connection with acquisition of Historical Autographs U.S.A., Inc. on October 30, 2003			1,220,000	8,263	(8,263)			—

Value of warrants and beneficial conversion feature of bridge loan					244,795			244,795

Deferred employee loan-out costs receivable earned						88,889		88,889

Preferred Stock converted to Common Stock	(681,818)	(7)	681,818	7

Net loss							(885,693)	(885,693)

Balance, December 31, 2003	—	$—	13,150,598	$13,151	$5,485,498	$—	$(1,627,501)	$3,871,148

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM AUGUST 23, 2000 (INCEPTION) TO DECEMBER 31, 2004

Preferred Stock		Common Stock
Shares	Amount	Shares	Amount	Additional Paid-In Capital	Deferred Costs	Deficit Accumulated During the Development Stage	Total

Issuance of common stock options and warrants for compensation					972,430			972,430

Exercise of common stock options			18,000	18	2,682			2,700

Issuance of securities for payable			47,499	47	47,451			47,498

Net loss							(3,327,827)	(3,327,827)

Balance, December 31, 2004	—	—	13,216,097	13,216	6,508,061	—	(4,955,328)	1,565,949

The accompanying notes are an integral part of these consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)       Summary of Significant Accounting Policies:

General:

Arbios Systems, Inc. and its wholly owned subsidiary (collectively, the “Company”) are engaged in the business of developing liver-assist devices to meet the urgent need for therapy that facilitates recovery from liver failure. The Company’s three products that are currently under development are SEPET™, which is a blood purification therapy device for patients with liver failure, HepatAssist-2™ and LIVERAID™, which are bioartificial liver systems.

On October 30, 2003, Historical Autographs U.S.A., Inc. and Arbios Technologies, Inc. consummated a reverse merger, in which Arbios Technologies, Inc. became the wholly owned subsidiary of Historical Autographs U.S.A., Inc. Concurrently with the merger, Historical Autographs U.S.A., Inc. changed its named to Arbios Systems, Inc. and is herein referred to as “Systems”. The stockholders of Arbios Technologies, Inc. transferred ownership of one hundred percent of all the issued and outstanding shares of their capital stock of Arbios Technologies, Inc. in exchange for 11,930,598 newly issued shares, or approximately 91%, of the common stock, $.001 par value, of Systems. At that time, the former management of Systems resigned and was replaced by the same persons who serve as officers and directors of Arbios Technologies, Inc. Inasmuch as the former owners of Arbios Technologies, Inc. controlled the combined entity after the merger, the combination was accounted for as a purchase by Arbios Technologies, Inc. as acquirer, for accounting purposes in accordance with Statement of Financial Accounting Standards No. 141 using reverse merger accounting, and no adjustments to the carrying values of the assets or liabilities of the acquired entity were required. Proforma operating results, as if the acquisition had taken place at the beginning of the period, have not been presented as the operations of the acquiree were negligible. The financial position and results of operations of Systems is included in the consolidated statements of the Company from the date of acquisition.

Development Stage Enterprise:

The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to establish a new business. Its planned principal operations have not yet commenced, with the exception of research and development, which were initiated in 2000 and are being vigorously pursued. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of Systems and its wholly owned subsidiary, Arbios Technologies, Inc. All material intercompany accounts have been eliminated in consolidation.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)           Summary of Significant Accounting Policies, Continued:

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Federal Government Grants:

The Company has been partially funded by certain governmental grants. Payments received under contracts to fund certain research activities are recognized as revenue in the period in which the research activities are performed. Payments received in advance that are related to future performance are deferred and recognized as revenue when the research projects are performed. Reimbursements recorded under these grants are subject to governmental audit. In addition, Management believes that material adjustments of costs reflected in the accompanying consolidated financial statements will not result from subsequent audits, if any, and that the Company has utilized all remaining government grant funds.

Comprehensive Income:

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2004 and 2003, the Company has no items that represent comprehensive income and therefore, the Company has not included a schedule of comprehensive income in the financial statements.

Property and Equipment:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of the assets of five to seven years.

Patent Rights:

The Company capitalizes certain patent rights that are believed to have future economic benefit. These patent rights are amortized using the straight-line method over the remaining life of the patent. Certain patent rights received in conjunction with purchased research and development costs have been expensed. Legal costs incurred in obtaining, recording and defending patents are expensed as incurred.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)           Summary of Significant Accounting Policies, Continued:

Patent Rights, Continued:

We periodically evaluate whether events or circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the patents. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible assets. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

Fair Value of Financial Instruments:

The Company’s financial instruments, none of which are held for trading purposes, include cash, accounts payable and accrued expenses, have carrying amounts which approximate fair value due to their short maturities.

Cash and Cash Equivalents:

The Company considers highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

Income Taxes:

Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax bases of assets and liabilities and their financial reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Stock-Based Compensation:

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For non-employee stock based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)           Summary of Significant Accounting Policies, Continued:

Stock-Based Compensation, Continued:

If the Company had elected to recognize compensation cost for its stock options and warrants based on the fair value at the grant dates, in accordance with SFAS 123, net earnings and earnings per share would have been as follows:

	December 31, 2004	December 31, 2003

Net loss as reported	$(3,327,827)	$(885,693)
Compensation recognized under APB 25	—	—
Compensation recognized under SFAS 123	(471,437)	(12,710)

Proforma	$(3,799,264)	$(898,403)

Basic and diluted loss per common share:
As reported	$(0.25)	$(0.11)
Proforma	$(0.29)	$(0.11)

The fair value of each option is estimated on the date of grant using the Black Scholes option-pricing model. The following weighted-average assumptions were used in the Black Scholes option-pricing model; dividend yield nil, expected volatility range of .86 and .96 for 2004 and 0.05 for 2003, risk free interest rate range of 3.53% to 3% for 2004 and 3.0% for 2003 and an expected life of 3 to 7 years for 2004 and 7 years for 2003.

Net Loss Per Common Share:

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses. For the years ended December 31, 2004 and 2003, potential common shares aggregating 6,404,000 and 5,764,000 respectively, were excluded in computing the per share amounts.

Presentation:

Certain prior year amounts have been reclassified to conform with current year presentation.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)           Summary of Significant Accounting Policies, Continued:

Recent Accounting Pronouncements:

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's current overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)”. The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall current results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this Statement produces financial reporting that more faithfully represents the economics of the transactions.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions—FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(1)           Summary of Significant Accounting Policies, Continued:

Recent Accounting Pronouncements:

The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall current results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. If the Company adopted this accounting pronouncement as of January 1, 2005, the change to our income statement in 2005 would be approximately $267,000 based upon options granted as of December 31, 2004.

(2)           Property and Equipment:

Property and equipment consisted of the following:

	2004	2003
Office equipment	$2,154	$866
Office furniture	7,217
Computer equipment	31,545	23,277
Medical equipment	101,943	37,971
	142,859	62,114
Less: accumulated depreciation	(35,070)	(16,481)
	$107,789	$45,633

Depreciation expense was $18,589, $10,641, and $35,070 for the year ended December 31, 2004 and 2003, and the period from August 23, 2000 (inception) to December 31, 2004, respectively.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(3)           Patent Rights:

In June 2001, the Company received exclusive rights to five existing patents. At the date of exchange, the aggregate value of these rights was $400,000. At December 31, 2004 and 2003, the accumulated amortization of these rights was $105,457 and $75,856, and the estimated remaining life was 7 years. Amortization expense was $29,602, $29,602, and $105,457 for the years ended December 31, 2004 and 2003 and the period from August 23, 2000 (inception) to December 31, 2004, respectively.

Future estimated amortization expense is as follows:

Year ending December 31,
2005	$29,602
2006	29,602
2007	29,602
2008	29,602
2009	29,602
Thereafter	146,533
$294,543

In conjunction with the patents rights described above, the Company committed to the licensor to spend a total of $1,760,000 in research and development expenses toward the development and promotion of products, commencing from the acquisition date until June 30, 2008.

The Company has made expenditures to date to satisfy the entire research and development costs obligation of the agreement.

The Company is subject to paying royalty fees to the licensor initially equal to 1.5% of the gross sales price of royalty bearing products. From year three to the tenth year of the license the royalty fee percent will phase out evenly to 0%. As of December 31, 2004 and 2003, the Company had not paid any royalty fees since it did not have any sales of royalty bearing products.

In April 2004, the Company purchased patents and other selected assets from Circe Biomedical, Inc. In connection with the acquisition of these patents, the Company assumed a Royalty Agreement dated as of January 29, 1999, between Circe Biomedical, Inc. and Circe Acquisition Corp. The Company assumed the obligation to pay a royalty of 2% of “net sales” of any product that utilizes or incorporates the bioartificial liver patents, technology, inventions, and technical or scientific data that the Company acquired from Circe Biomedical.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(4)           Deferred Employee Loan-Out Costs:

In June 2001, the Company received a commitment from a shareholder in the Company for the loan-out of certain employees over a two-year period in exchange for junior preferred stock (see note 7). The Company deferred the estimated loan-out costs over the two-year period. The loan-out costs were expensed as the services were performed. At the expiration of the two-year period, the Company received an extension of the employee loan-out agreement for an additional two years. The employee loan out agreement is scheduled to expire June 30, 2005. For the years ended December 31, 2004 and 2003, the employee loan out costs were $343,553 and $281,048, respectively. The employee loan out costs from inception to December 31, 2004 were $624,601.

(5)          Convertible Promissory Notes:

In September 2003, the Company issued units of convertible subordinated notes and warrants, consisting of convertible promissory notes (the “Notes”) for an aggregate principal amount of $400,000 and warrants for the purchase of 300,000 shares of the Company’s common stock at $1 per share. The Notes bore interest at 7% per annum and were due on the earlier of March 31, 2004 or upon the occurrence of various other events or conditions set forth in the Notes.  Under the terms of the Notes, the holders retained the right, subject to certain exceptions, to convert all or any part of the principal outstanding under the Notes into (i) shares of the Company’s Common Stock at a conversion price per share equal to $1 and (ii) warrants for the purchase of Company’s common stock at $2.50 per share. For each share issued upon the conversion of the note, each noteholder received additional warrants for the purchase of common stock. The conversion price was subject to adjustment in the event of a stock split, combination or like transaction. The warrant price was subject to adjustment in the event of a stock split, combination or like transaction.

The Company recorded the Notes, net of a discount equal to the relative fair value allocated to the warrants issued of $122,390.  The Notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $122,390.  The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security.

In October 2003, the Notes were converted into 400,000 shares of common stock at $1 per share. The Company recognized interest expense totaling $224,401 for the unamortized warrants and beneficial conversion feature discount in accordance with Emerging Issues Task Force 00-27.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(6)           Commitments and Contingencies:

 Description of Property

The Company currently maintains laboratory and office space at Cedars-Sinai Medical Center in Los Angeles, California, which facilities are leased under a three-year lease that expires on June 30, 2007. The Company currently pays rent of $6,441 per month for the 1,008 square foot facility under the lease. Cedars-Sinai Medical Center is a stockholder of the Company.

Since April 1, 2004, the Company has leased an additional 1,700 square feet of executive and administrative office space in a building across the street from its laboratories located at Cedars-Sinai Medical Center. The rent for this space is $5,000 per month and the lease has a term of two years.

The following is a schedule of the future minimum lease payments required under the operating leases for non-cancelable lease terms in excess of one year.

2005	$139,107
2006	$92,910
2007	$38,646
2008	—
2009	—

Rent expense was $105,509, $77,202, and $292,589 for the years ended December 31, 2004 and 2003, and the period from August 23, 2000 (inception) to December 31, 2004, respectively.

Agreements

On December 26, 2001, the Company received the exclusive worldwide rights and license to use certain proprietary rights from Spectrum Laboratories, Inc. (“Spectrum”), partially in exchange for 362,669 shares of common stock (see note 8). The license grants the Company the right to use Spectrum’s technology and to exploit such rights to develop and distribute products solely for use in the Company’s liver-assist devices.

In addition, the Company entered into a manufacturing and supply agreement with Spectrum for LIVERAID, one of the Company’s bioartificial liver devices. The agreement stipulates that the Company will contract with Spectrum for the manufacture and supply of Liveraid cartridges.

In April 2004 the Company purchased certain assets of Circe Biomedical, Inc. including Circe’s patent portfolio, rights to a bioartificial liver (HepatAssistTM), a Phase III investigational drug application, selected equipment, clinical and marketing data, and over 400 standard operating procedures and clinical protocols previously reviewed by the Food and Drug Administration. In exchange for these assets, the Company paid a $200,000 upfront payment and is committed to make a $250,000 deferred payment due the earlier of April 12, 2006 or when the Company has raised accumulated gross proceeds of $4 million from the issuance of debt or equity securities. The Company expensed the cost of the acquisition in the fiscal quarter ended June 30, 2004 as part of acquired research and development costs, as the underlying rights have not yet reached the stage at which their commercial feasibility can be established.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(7)           Stockholders’ Equity:

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. There are no shares of preferred stock issued or outstanding. The Board of Directors has the authority to set by resolution the particular designation, preferences and other special rights and qualification of preferred stock.

Junior Preferred Stock

In June 2001, Arbios Technologies, Inc. issued 681,818 shares of junior preferred stock, value, in exchange for $250,000 in cash, exclusive rights to certain patents and one pending patent valued at $400,000 (see Note 3), and future services of certain employees valued at $319,553 (see Note 4).
In October 2003, all issued and outstanding shares of the junior preferred stock were converted into 681,818 shares of common stock.

Common Stock

In August 2000, Arbios Technologies, Inc. issued 5,000,000 shares of common stock, $0.001 par value, to the Company’s two founders in exchange for $5,000 in cash.

In December 2001, Arbios Technologies, Inc. issued 362,669 shares of common stock in exchange for future research costs valued at $550,000, an exclusive license (see Note 8), a manufacturing and supply agreement (see Note 8), and exclusive rights to two patents.

In June 2002, Arbios Technologies, Inc. issued 70,000 shares of common stock to a Board member as compensation for services rendered valued at $10,500.

In July 2002, Arbios Technologies, Inc. issued 999,111 shares of common stock to investors in exchange for $149,866 in cash, or $0.15 per share.

In July 2002, Arbios Technologies, Inc. issued options to purchase 18,000 shares of common stock to each of its five Board members for services rendered. The options are exercisable at $0.15 per share. The options vested 50% in six months and 50% in 12 months from the beginning date of service provided by the respective Board members.

In July 2002, Arbios Technologies, Inc. issued a warrant to purchase 100,000 shares of common stock to a Board member for services rendered to the Company. The warrant is exercisable at $0.15 per share and has a 7-year life. The warrant also has conversion rights in lieu of payment of the exercise price and is not transferable.

In January 2003, Arbios Technologies, Inc. issued 417,000 shares of common stock and warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share to an investor in exchange for $250,200 in cash. The Company recognized $2,956 in stock issuance expense.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(7)           Stockholders’ Equity, Continued:

Common Stock (Continued)

In July 2003, Arbios Technologies, Inc. issued a warrant to purchase 50,000 shares of common stock to a Board member for services rendered to the Company. The warrant is exercisable at $1.00 per share and has a five year life.

In September 2003, convertible promissory notes totaling $400,000 were converted into 400,000 shares of the Company’s common stock. The Company also issued warrants to purchase 300,000 shares of common stock. The warrants are exercisable at $1.00 per share and have a three year life.

In September and October 2003, Arbios Technologies, Inc, issued 4,000,000 shares of common stock and warrants to purchase 4,000,000 shares of common stock at an exercise price of $2.50 in exchange for $4,000,000 in cash. The Company recognized $519,230 in stock issuance expense.

In October 2003, Arbios Technologies, Inc. entered into a reorganization transaction wherein the stockholders of Systems retained 1,220,000 shares of the reorganized entity after the transaction. Since Systems was treated as the acquiree for accounting purposes, those shares were accounted for as being issued as of that date.

In January 2004, Arbios Systems, Inc. issued 40,000 shares of common stock and warrants to purchase 40,000 shares of common stock to a director as compensation for finder’s fees. The warrant has a three year life and is exercisable at $2.50 per share.

In February 2004, Arbios Systems, Inc. issued 7,500 shares of common stock and warrants to purchase 7,500 shares of common stock to a son of a director as compensation for finder’s fees. The warrant has a three year life and is exercisable at $2.50 per share.

In March 2004, Arbios Systems, Inc. entered into a retainer agreement with an investor relations firm and issued warrants to purchase 150,000 shares of common stock as compensation. The warrant has a five year life and is exercisable at $3.40 per share. Pursuant to the terms of the warrant, the number of shares that can be purchased under the warrant was reduced in December 2004 to 75,000 shares.

In July 2004, Arbios Systems, Inc. entered into an agreement with an investor relations firm based in Switzerland to perform investor relations services for the Company in Europe. The Company issued two warrants to purchase an aggregate of 100,000 shares of common stock. The first warrant for 50,000 shares vests immediately with an exercise price of $1.50 per share and has a five year expiration term. The second warrant for 50,000 shares vests ratably each month over one year with an exercise price of $3.50 per share and has a five year expiration term.

In October 2004, an option holder exercised his option to purchase 18,000 shares of common stock at an exercise price of $0.15 per share.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Warrants

At December 31, 2004, outstanding warrants to acquire shares of the Company's common stock are as follows:

Number of Shares	Exercise Price	Expiration date
100,000	$ 0.15	August 18, 2009
600,000	1.00	January 23, 2006
50,000	1.00	July 3, 2008
700,000	1.00	September 30, 2006
4,000,000	2.50	October 29, 2006
47,500	2.50	January 5, 2007
75,000	3.40	April 1, 2009
50,000	1.50	August 4, 2009
50,000	3.50	August 4, 2009
5,672,500

The weighted average exercise price of warrants outstanding at December 31, 2004 was $2.11 and the weighted average remaining contractual life of the warrants was 1.88 years.

For the year ended December 31, 2004, the Company granted 182,500 warrants to consultants and recorded expenses of $490,000 relating to the vested portion of these warrants.

Stock Option Plan

In 2001, Systems adopted the 2001 Stock Option Plan (the “Company Plan”) for the purpose of granting incentive stock options and/or non-statutory stock options to employees, consultants, directors and others. Under the Company Plan, the Company is authorized to grant options to purchase up to 1,000,000 shares. The Company Plan is administered by the Board of Directors of the Company or by a committee of the Board. However, in connection with the reorganization transaction between Systems and Arbios Technologies, Inc. in October 2003, Systems assumed all of the 314,000 outstanding options granted by Arbios Technologies, Inc. under its existing stock option plan and the options previously issued under that plan were cancelled. None of the terms of the assumed options were changed. The options assumed under the Company Plan are identical to the options that were previously granted under the Arbios Technologies, Inc. Plan.

For the years ended December 31, 2004 and 2003, the Company granted 140,000 and 75,000 options, respectively, to consultants and recorded expenses of $555,000 in 2004, relating to the vested portion of these options.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Transactions under the Plan during the year ended December 31, 2004 and 2003 are summarized as follows:

	For the year ended December 31,
	2004		2003
	Shares	Weighted Average Price	Shares	Weighted Average Price
Options at beginning of year	314,000	$0.78	90,000	$0.15
Options issued	510,000	2.29	233,000	1.00
Options exercised	(18,000)	0.15
Options forfeited	(75,000)	1.30	(9,000)	0.15

Options at end of year	731,000	1.79	314,000	0.78

Options exercisable at end of year	513,500	1.49	194,000	0.61

As of December 31, 2004, 242,000 options are available for future grant under the 2001 Stock Option Plan.

Additional information with respect to option activity is summarized as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractually (in years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.15	54,000	7.56	$0.15	54,000	$0.15
$1.00	297,000	4.30	1.00	272,000	1.00
$2.00 - $3.40	380,000	6.21	2.63	187,500	2.58

	731,000	5.54	1.77	513,500	1.49

(8)           Research Costs:

On December 26, 2001, the Company received a commitment for research costs in the amount of $550,000 from Spectrum Laboratories, Inc. (“Spectrum”), partially in exchange for 362,669 shares of common stock (See Note 6). Spectrum was required to expend at least $137,500 per year toward the development of the Company’s liver-assist devices.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

In July 2002, the original agreement was amended. The Company and Spectrum agreed that, since the prototype system had been delivered early, all 362,669 shares issued to Spectrum on December 26, 2001, were deemed fully vested and any future obligations related to $550,000 research cost commitment was deemed fulfilled. In addition, any additional research and development work requested from Spectrum by the Company and the cost of such work will be negotiated in good faith before the work is initiated. Furthermore, the Company agreed that billings of $109,360, through September 29, 2002, were due for research costs already provided, in addition to the $550,000 obligation. This amount was reduced by $54,400 in payment for the 362,669 shares previously received, and the Company paid the balance of $54,960 to Spectrum in cash in monthly payments over an 18-month period starting November 1, 2002. As of May 1, 2004, the Company has fulfilled its obligation to pay the $54,960 cash payment to Spectrum.

(9)           Income Taxes:

The actual tax benefits differ from the expected tax benefit computed by applying the United States federal corporate tax rate of 34% to loss before income taxes as follows for the years ended December 31, 2004 and 2003, and the period from August 23, 2000 (inception) to December 31, 2004:

	Year Ended December 31, 2004	Year Ended December 31, 2003	Period from August 23, 2000 (inception) to December 31, 2004
Expected tax benefit	$(1,131,461)	$(301,136)	$(1,685,023)
State income taxes, net of federal benefit	(196,295)	(49,767)	(272,486)
Other			(20,979)
Changes in valuation allowance	1,327,756	350,903	1,978,488
Net tax benefit	$—	$—	$—

The following table summaries the significant components of the Company’s deferred tax asset at December 31, 2004:

December 31, 2004

Deferred tax asset arising from net operating loss carryforward	$1,978,488
Less: valuation allowance	(1,978,488)
Net deferred tax asset	$—

The Company recorded a valuation allowance of 100% for its net operating loss carryforward due to the uncertainty of its realization.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

For the year ended December 31, 2004, the Company had an operating loss carryforward of approximately $4,955,328, which begins expiring in 2016.

(10)         Related Party Transactions:

In 2001, the Company received the exclusive worldwide rights and a license to use certain proprietary rights from Spectrum Laboratories, Inc. (“Spectrum”), partially in exchange for 362,669 shares of common stock. The Chairman of the Board of Spectrum (“Spectrum Chairman”) is one of the majority stockholders of Spectrum Laboratories, Inc. and also currently serves as a Director of the Company. In 2002, the Spectrum Chairman received stock options to purchase 18,000 shares of common stock at an exercise price of $0.15 per share as compensation as a Director of the Company. In 2003, the Spectrum Chairman received stock options to purchase 18,000 shares of common stock at an exercise price of $1.00 per share as compensation as a Director of the Company. In 2004, the Spectrum Chairman received options to purchase 30,000 shares of common stock at an exercise price of $2.25 per share as compensation as a Director of the Company.

In 2003, the son of a Director received 7,500 shares of common stock valued at $1 per share and warrants to purchase 7,500 shares of common stock exercisable at $2.50 per share as a finder’s fee.

In 2003, a Director received warrants to purchase 50,000 shares of common stock exercisable at $1 per share as a finder’s fee.

In 2004, a Director received common stock valued at $1.00 per share and warrants to purchase 40,000 shares of common stock exercisable at $2.50 per share as a finder’s fee.

(11)         Subsequent Events:

On January 11, 2005, the Company completed a $6,611,905 private equity financing to a group of institutional investors and accredited investors. In the offering, 2,991,812 shares of the Company’s common stock was sold, at a price of $2.21 per share and the investors also received warrants to purchase an additional 1,495,906 shares of our common stock at an exercise price of $2.90 per share. The warrants are exercisable for five years and can be redeemed by the Company after January 11, 2007 if the average trading price of our common stock for 20 consecutive trading days is equal to or greater than $5.80 and the average trading volume of the common stock is at least 100,000 shares during those 20 days. The proceeds of the private equity financing will be used to fund general working capital needs and the further development of the Company products. The placement agent in the offering, was issued warrants to purchase 114,404 shares of common stock.

On January 18, 2005, the Company paid the $250,000 contractual commitment to Circe Biomedical, Inc. related to the relating to assets acquired in April 2004.

On January 15, 2005, the Company entered into a research and development agreement with Warsaw University of Technology in Warsaw, Poland to develop a proprietary membrane for the SEPET™ product. During 2005, the Company is obligated to make scheduled payments totaling up to $166,000 as specified progress is made.

On February 1, 2005 we issued a warrant to purchase 200,000 shares of our common stock to AFO Advisors LLC, an advisor to this company, as additional compensation for services rendered to us during the past 15 months. The warrant has a term of five years and an exercise price of $2.90 per share (the closing trading price of our common stock on the OTC Bulletin Board on the date of grant). The warrant was issued pursuant to an exemption available under Section 4(2) of the Securities Act.

UNAUDITED

FINANCIAL

STATEMENTS

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$1,155,468	$1,501,905
Short term investments	5,017,651
Prepaid expenses	80,467	97,653
Total current assets	6,253,586	1,599,558

Net property and equipment	100,916	107,789
Patent rights, net of accumulated amortization of $120,257 and $105,457 respectively	279,743	294,543
Other assets	36,439	33,164

Total assets	$6,670,684	$2,035,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$157,976	$92,304
Accrued expenses	36,956	121,460
Contract commitment		250,000
Current portion of capitalized lease obligation	776	5,341
Total current liabilities	195,708	469,105

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares authorized:
none issued and outstanding
Common stock, $.001 par value; 60,000,000 shares authorized; 16,232,909
and 13,216,097 shares issued and outstanding in 2005 and 2004, respectively	16,233	13,216
Additional paid-in capital	13,334,025	6,508,061
Deficit accumulated during the development stage	(6,875,282)	(4,955,328)
Total stockholders' equity	6,474,976	1,565,949

Total liabilities and stockholders' equity	$6,670,684	$2,035,054

The accompanying notes are an integral part of these condensed consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,		Inception to
	2005	2004	2005	2004	June 30, 2005

Revenues	$-	$33,810	$-	$33,810	$320,966

Operating expenses:
General and administrative	465,583	708,060	1,340,047	908,345	3,952,416
Research and development	360,700	728,334	619,195	880,506	3,055,248
Total operating expenses	826,283	1,436,394	1,959,242	1,788,851	7,007,664

Loss before other income (expense)	(826,283)	(1,402,584)	(1,959,242)	(1,755,041)	(6,686,698)

Other income (expense):
Interest income	28,858	4,385	39,417	9,707	55,549
Interest expense	(43)	(223)	(129)	(485)	(244,133)
Total other income (expense)	28,815	4,162	39,288	9,222	(188,584)

Net loss	$(797,468)	$(1,398,422)	$(1,919,954)	$(1,745,819)	$(6,875,282)

Net loss per share:
Basic and diluted	$(0.05)	$(0.11)	$(0.12)	$(0.13)

Weighted-average shares:
Basic and diluted	16,232,909	13,198,097	16,040,865	13,194,760

The accompanying notes are an integral part of these condensed consolidated financial statements.

ARBIOS SYSTEMS, INC. AND SUBSIDIARY
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended June 30,		Inception to
	2005	2004	June 30, 2005
Cash flows from operating activities:
Net loss	$(1,919,954)	$(1,745,819)	$(6,875,282)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of debt discount			244,795
Depreciation and amortization	29,388	21,994	169,916
Interest earned on discounted short term investments	(20,348)		(20,348)
Issuance of common stock for compensation	474,231	525,848	1,530,283
Settlement of accrued expense			54,401
Deferred compensation costs			319,553
Changes in operating assets and liabilities:
Prepaid expenses	17,186	33,251	(80,469)
Other assets	(3,275)	(5,237)	(36,439)
Accounts payable and accrued expenses	(18,832)	(47,960)	166,125
Other liabiliites	64,656	(5,556)	64,656
Contract obligation	(250,000)	250,000	-
Net cash used in operating activities	(1,626,948)	(973,479)	(4,462,809)

Cash flows from investing activities:
Additions of property and equipment	(7,715)	(16,773)	(125,575)
Purchase of short term investments	(4,997,303)		(4,997,303)
Net cash used in investing activities	(5,005,018)	(16,773)	(5,122,878)

Cash flows from financing activities:
Proceeds from issuance of convertible debt			400,000
Proceeds from common stock option/warrant exercise	62,500		65,200
Net proceeds from issuance of common stock and warrants	6,227,594		10,058,262
Net proceeds from issuance of preferred stock			238,732
Payments on capital lease obligation, net	(4,565)	(4,896)	(21,039)
Net cash provided by (used for) financing activities	6,285,529	(4,896)	10,741,155

Net increase (decrease) in cash	(346,437)	(995,148)	1,155,468

Cash at beginning of period	1,501,905	3,507,086

Cash at end of period	$1,155,468	$2,511,938	$1,155,468

Supplemental disclosures of non-cash financing activity
Issuance of securities for obligation related to finder's fees		$47,500	$47,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

Arbios Systems, Inc. and Subsidiary (A Development Stage Company)
Notes to Condensed Consolidated Financial Statements (Unaudited)
Six Months Ended June 30, 2005

(1) Basis of Presentation:

Arbios Systems, Inc., a Delaware corporation (the “Company”), seeks to develop, manufacture and market liver assist devices to meet the urgent need for therapy of liver failure. On July 25, 2005, Arbios Systems, Inc. changed its state of incorporation from Nevada to Delaware. On July 26, 2005, Arbios Technologies, Inc., the wholly-owned subsidiary of Arbios Systems, Inc., merged with and into Arbios Systems, Inc. Unless the context indicates otherwise, references herein to the “Company” during periods prior to July 26, 2005 include both Arbios Systems, Inc., a Nevada corporation and Arbios Technologies, Inc.

The unaudited condensed consolidated financial statements and notes are presented pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to such SEC rules and regulations. In the opinion of the management of the Company, the accompanying unaudited condensed consolidated financial statements include all adjustments, including those that are normal and recurring and considered necessary to present fairly the financial position as of June 30, 2005, and the results of operations for the periods presented. These financial statements should be read in conjunction with the Company's audited financial statements and the accompanying notes included in this prospectus. The results of operations for the periods ended June 30, 2005 are not necessarily indicative of the results to be expected for any subsequent periods or for the entire fiscal year.

Certain prior year amounts have been reclassified to conform to the current year presentation.

(2) New Accounting Pronouncements:

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

(3) Short Term Investments:

Short-term investments generally mature between three and twelve months.  Short term investments consist of US Government Agency Notes purchased at a discount with interest accruing to the notes full value at maturity.  All of our short-term investments are classified as available-for-sale and are carried at fair market value which approximates cost plus accrued interest.

(4) Stock-Based Compensation:

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant with subsequent adjustments based on the fair value of the equity security as it vests. The fair value of expensed options is estimated using the Black Scholes option-pricing model. In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. Statement 123(R) requires that the compensation cost relating to a wide range of share-based payment transactions (including stock options) be recognized in financial statements. That cost will be measured based on the fair value of the equity instruments issued. Statement 123(R) replaces FASB Statement No. 123 and supersedes APB Opinion No. 25. As a small business issuer, we will be required to apply Statement 123(R) to reporting periods that begin on January 1, 2006.

If the Company had elected to recognize compensation cost for its stock options and warrants for employees based on the fair value at the grant dates, in accordance with SFAS 123, net loss and losses per share would have been as listed in the following table.

The fair value of options granted to employees was estimated using the Black Scholes option-pricing model. The significant assumptions used in applying the Black Scholes option-pricing model were the following: dividend yield 0%, volatility of 0.81 to 0.83, risk free interest rate of 3.77% to 4.17% and an expected life of 5 to 7 years. These same assumptions are also used in applying the Black Scholes option-pricing model for any stock based option and warrant compensation paid to non-employees.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Net loss as reported	$(797,468)	$(1,398,422)	$(1,919,954)	$(1,745,819)

Compensation recognized under:
APB 25	4,375	-	4,375	-
SFAS 123	(273,112)	(143,673)	(503,773)	(161,819)

Proforma net loss	$(1,066,205)	$(1,542,095)	$(2,419,352)	$(1,907,638)

Basic and diluted loss per common share:
As reported	$(0.05)	$(0.11)	$(0.12)	$(0.13)
Proforma	$(0.07)	$(0.12)	$(0.15)	$(0.14)

(5) Contract Commitment:

On January 15, 2005, the Company entered into a research and development agreement with Warsaw University of Technology (the “University”) in Warsaw, Poland to develop a proprietary membrane for the SEPET™ product. During 2005, the Company is obligated to make scheduled milestone payments totaling up to $166,000 as specified progress is made. Payments of $67,000 have been paid to the University through June 30, 2005 under this agreement.

On April 1, 2005, the Company, entered into a lease for a 1,680 square foot facility in Woodstock, Connecticut. The facilities were leased for the purpose of breeding livestock necessary for liver organ harvest. The lease has a term of two years and may be extended by the Company for a total of nine additional years. The monthly rent initially is $12,009 per month, and a security deposit equal to two months’ rent was remitted to the landlord upon signing the lease.

(6) Subsequent Event:

On August 1, 2005, the Company entered into a clinical study agreement with Albert Einstein Medical Center in Philadelphia, Pennsylvania for the institution to participate in the Company’s feasibility clinical trial for SEPETTM.  The estimated cost to conduct the clinical trial is $560,000 and is based upon a total enrollment of 15 patients at Albert Einstein Medical Center and a second medical center.  Additionally, the Company anticipates expenditures of approximately $350,000 for expenses associated with the clinical trial including data safety monitoring board fees, database design and analysis of clinical results and clinical trial insurance.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of this corporation and its stockholders (through stockholders’ derivative suits on behalf of this corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our Certificate of Incorporation provides that we have the power to indemnify, and our bylaws state that we shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of this corporation or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws further provide that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of this corporation or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not we would have the power to indemnify such person against such liability under our bylaws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this post-effective amendment to the registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$1,597.93
Accounting fees and expenses	$3,000
Legal fees and expenses	$35,000
Printing and related expenses	$3,000
Transfer agent fees and expenses	-0-
Miscellaneous	$3,402.07
Total	$46,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In June 2001, Arbios Technologies, Inc. sold 681,818 shares of its Junior Preferred Stock to Cedars-Sinai Medical Center for $250,000. Concurrently and in connection with the foregoing issuance of Junior Preferred Stock, Cedars-Sinai Medical Center granted to Arbios Technologies, Inc. an exclusive, worldwide license to five patents and other technical information. The foregoing shares were sold pursuant to an exemption available under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) because the issuance did not involve any public offering.

In December 2001, Arbios Technologies, Inc. sold 362,669 shares of common stock to Spectrum Laboratories, Inc. In connection with the sale of the 362,669 shares of common stock, Arbios Technologies, Inc. and Spectrum Laboratories, Inc. entered into a License Agreement, a Research Agreement, and a Manufacturing and Supply Agreement. In addition, the total amount of cash consideration paid by Spectrum Laboratories, Inc. for the shares is $54,400. The foregoing shares were sold to Spectrum Laboratories, Inc. pursuant to an exemption available under Section 4(2) of the Securities Act.

In August 2002, Arbios Technologies, Inc. sold 999,111 shares of common stock at a price of $0.15 per share to six accredited investors. The foregoing securities were sold pursuant to an exemption available under Section 4(2) of the Securities Act.

In August 2002, Arbios Technologies, Inc. issued a warrant to purchase 100,000 shares of common stock to Technomedics Management and Systems, Inc. for services rendered to Arbios Technologies, Inc. The warrant enables the holder to purchase up to 100,000 shares of common stock at an exercise price of $0.15 per share until August 18, 2009. The foregoing warrant was issued pursuant to an exemption available under Section 4(2) of the Securities Act.

In January 2003, Arbios Technologies, Inc. sold (i) 417,000 shares of common stock, and (ii) warrants to purchase 600,000 shares of common stock to one accredited investor for an aggregate purchase price of $250,000. The warrants are exercisable through January 28, 2007 at a price of $1.00 per share. The foregoing securities were sold pursuant to an exemption available under Section 4(2) of the Securities Act.

In September 2003, Arbios Technologies, Inc., sold 2,310,000 Units, at a price of $1.00 per Unit, to a total of 41 investors. All investors were accredited investors. Each unit consisted of one share of Arbios Technologies, Inc.’s common stock and one common stock purchase warrant, that is exercisable at $2.50 per share for a period of three years. The offering was effected pursuant to an exemption available under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. No underwriters were involved in the offering, although Arbios Technologies, Inc. did pay a placement agent fee to Spencer Edwards, Inc.

In October 2003, Arbios Technologies, Inc., sold 1,690,000 Units, at a price of $1.00 per Unit, to a total of 24 investors. All investors were accredited investors. Each unit consisted of one share of Arbios Technologies, Inc.’s common stock and one common stock purchase warrant, that is exercisable at $2.50 per share for a period of three years. The offering was effected pursuant to an exemption available under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In December, 2003, we issued to (i) Richard W. Bank 40,000 shares of common stock, and a warrant to purchase 40,000 additional shares of common stock at an exercise price of $2.50 per share, and (ii) Adam Hausman 7,500 shares of common stock, and a warrant to purchase 7,500 additional shares of common stock at an exercise price of $2.50 per share. The foregoing shares and warrants were issued as consideration for the services rendered by Dr. Bank and Mr. Hausman to Arbios Systems, Inc. Dr. Bank is a member of the Board of Directors of Arbios Systems, Inc., and Mr. Hausman is the son of Marvin S. Hausman, a member of the Board of Directors of Arbios Systems, Inc. The foregoing securities were sold pursuant to an exemption available under Section 4(2) of the Securities Act.

In connection with our acquisition of Arbios Technologies, Inc. by merger on October 30, 2003, Arbios Systems, Inc. issued 11,930,598 shares of our common stock to the 72 former stockholders of Arbios Technologies, Inc. in exchange for all of their shares of Arbios Technologies, Inc. All of the 72 former Arbios Technologies, Inc. stockholders were “accredited investors.” The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

In September 2003, we sold 16 units of convertible promissory notes and warrants (the “Bridge Units”), at a price of $25,000 per Bridge Unit, to ten accredited investors. Each Bridge Unit consisted of (i) a $25,000 principal amount convertible, subordinated promissory note of Arbios Technologies, Inc. and (ii) three-year warrants to purchase 18,750 shares of Arbios Technologies, Inc.’s common stock at an exercise price of $1.00 per share. The notes bore interest at 7% per annum and, unless converted, were payable on March 31, 2004. In 2004, all ten holders of outstanding convertible promissory notes of Arbios Technologies, Inc. converted their notes, in accordance with the terms of those notes, into 400,000 shares of common stock, and warrants to purchase an additional 400,000 shares at an exercise price of $2.50 per share.. The Bridge Units were issued pursuant to an exemption available under Section 4(2) of the Securities Act, and the issuance of the common stock and additional warrants upon the conversion of the notes was exempt pursuant to Section 3(a)(9) of the Securities Act. No commissions were paid, and no underwriter was involved in the sale of the Bridge Units or the conversion of the promissory notes.

Since the acquisition of Arbios Technologies, Inc., Arbios Systems, Inc. has issued options to purchase shares of common stock from time to time under the 2001 Stock Option Plan. The stock option grants were exempt from registration pursuant to Section 4(2) of the Securities Act, since they were made to a small number of informed executive officers of the company or consultants who had access to all information relevant to their investment decisions. In addition, pursuant to the acquisition of Arbios Technologies, Inc., Arbios Systems, Inc. assumed all outstanding options under Arbios Technologies, Inc.'s Stock Option Plan (on the same terms and conditions as in effect prior to the merger), which were granted by Arbios Technologies, Inc. without registration pursuant to the exemption from registration available under Rule 701 under the Securities Act. Arbios Systems, Inc. has also register on Form S-8 the offering of certain shares of common stock pursuant to options granted or which may be granted in the future under the 2001 Stock Option Plan (including the Arbios Technologies, Inc. options assumed in the acquisition).

On March 30, 2004, Arbios Systems, Inc. entered into a retainer agreement with Wolfe Axelrod Weinberger Associates LLC, an investor relations firm. Pursuant to that agreement, we granted to Wolfe Axelrod Weinberger Associates LLC a warrant to purchase 150,000 shares of our common stock at a price of $3.40 per share. The warrant expires on April 1, 2009. Pursuant to the terms of that warrant, the number of shares that can be purchased under that warrant was reduced in December 2004 to 75,000 shares. The warrant was issued pursuant to an exemption available under Section 4(2) of the Securities Act.

In July, 2004, the Company entered into an agreement with 4P Management Partners S.A. of Zurich, Switzerland, to perform investor relations services for the Company in Europe. The Company issued two warrants to 4P Management Partners S.A. to purchase an aggregate of 100,000 shares of common stock. The first warrant for 50,000 shares vests immediately with an exercise price of $1.50 per share and a five year expiration term. The second warrant for 50,000 shares vests ratably each month over one year with an exercise price of $3.50 per share and a five year expiration term. The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

In October 2004, an option holder exercised his option to purchase 18,000 shares of our common stock at an exercise price of $0.15 per share. The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On November 10, 2004, the Company issued options to purchase an aggregate of 180,000 options to three Directors as compensation for services rendered to the Company. The options have a term of seven years and have an exercise price of $2.97 per share (the closing trading price of our common stock on the OTC Bulletin Board on the date of grant). The options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On January 11, 2005, the Company sold to 16 institutional investors, two U.S. accredited persons, and four foreign accredited persons 2,991,812 shares of its common stock and warrants to purchase 1,495,906 shares of common stock. The aggregate purchase price of the securities sold in the private placement was $6,611,906. The shares were sold at a price of $2.21 per share. The warrants are exercisable at an initial cash exercise price of $2.90 per share (subject to adjustment), and expire on January 11, 2010. The shares and warrants were sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, all of the investors were accredited individuals or institutional buyers, the investors had access to information about the Company, the investors represented that they are purchasing the securities for investment and not resale, and the Company has taken appropriate measures to restrict the transfer of the securities. In connection with the foregoing private placement, the Company also issued warrants to purchase 114,404 shares of common stock to Rodman & Renshaw, the Company's placement agent. The warrants were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On February 1, 2005 the Company issued a warrant to purchase 200,000 shares of our common stock to AFO Advisors LLC, an advisor to the Company, as additional compensation for services rendered to the Company during the past 15 months. The warrants have a term of five years and have an exercise price of $2.90 per share (the closing trading price of our common stock on the OTC Bulletin Board on the date of grant). On the same date, the Company also issued options to purchase an aggregate of 24,000 shares of common stock to two employees for services rendered to the Company. The options have a term of five years and also have an exercise price of $2.90 per share. The warrant and the options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On March 17, 2005 a warrant holder exercised warrants to purchase 25,000 shares of common stock at an exercise price of $2.50 per share. The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On March 24, 2005, the Company issued an option to purchase 10,000 shares of common stock to an employee in consideration for entering into a new employment agreement with the Company. The option has a term of five years and has an exercise price of $1.85 per share (the closing trading price of our common stock on the OTC Bulletin Board on the date of grant). The option was issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On March 31, 2005, the Company issued options to purchase an aggregate of 200,000 shares of common stock to a consultant, Amy Factor, as compensation for services rendered to the Company for strategic and financial consulting. On the same date, the Company issued an option to purchase 30,000 shares of common stock to an employee as a sign-on bonus. The options have terms of five years and have an exercise price of $1.65 per share (the closing trading price of our common stock on the OTC Bulletin Board on the date of grant). The option was issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On March 31, 2005 the Company issued an option to purchase 30,000 shares of common stock to a new Director as a sign-on bonus. The option has a term of seven years and has an exercise price of $1.65 (the closing trading price of our common stock on the OTC Bulletin Board on the day preceding the grant date). The options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On May 16, 2005, the Company issued non-qualified options to purchase an aggregate of 210,000 shares of common stock to the non-employee members of Company’s Board of Directors (the “Board) as compensation for membership on the Board and Board committees. The options have a term of seven years and have an exercise price of $2.48 (the closing trading price of our common stock on the OTC Bulletin Board on the day preceding the grant date). The options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On July 7, 2005, the Company issued non-qualified options to two members of the Board of Directors to purchase an aggregate of 20,000 shares of common stock as compensation for membership on the Board committees. On the same date, the Company issued non-qualified options to purchase an aggregate of 10,000 shares of common stock to two new members of the Company’s Scientific Advisory Board. The options have a term of seven years and have an exercise price of $2.02 (the closing trading price of our common stock on the OTC Bulletin Board on the day preceding the grant date). The options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On July 7, 2005, an incentive option to purchase 12,000 shares of common stock was granted to an employee as consideration for entering into an employment agreement with the Company. The option has a term of five years and an exercise price of $2.22 (110% of the closing trading price of our common stock on the OTC Bulletin Board on the day preceding the grant date). The options were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated October 20, 2003, between the Registrant, Arbios Technologies, Inc., HAUSA Acquisition, Inc., Cindy Swank and Raymond Kuh (1)
2.2	Agreement and Plan of Merger, dated as of June 2, 2005, between Arbios Systems, Inc., a Nevada corporation, and Arbios Systems, Inc., a Delaware corporation
3.1	Articles of Incorporation of Historical Autographs U.S.A., Inc.(2)
3.2	Certificate of Amendment of Articles of Incorporation (1)
3.3	Bylaws (2)

3.4	Certificate of Incorporation of Arbios Systems, Inc., a Delaware corporation(9)
3.5	Bylaws of Arbios Systems, Inc., a Delaware corporation(9)
4.1	Revised form of Common Stock certificate(4)
4.2	Form of Warrant for the Purchase of Shares of Common Stock issued by the Registrant upon the assumption of the Arbios Technologies, Inc. outstanding Warrant(4)
4.3	Common Stock Purchase Warrant, dated April 1, 2004, issued to Wolfe Axelrod Weinberger Associates LLC(5)
4.4	Form of Warrant to Purchase Common Stock of Arbios Systems, Inc. , dated January 11, 2005, issued to investors and placement agent (6)
5.1	Opinion of counsel as to legality of securities being registered.(8)
10.1	Form of 2001 Stock Option Plan (2)
10.2	Facilities Lease, entered into as of June 30, 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies(4)
10.3	Standard Multi-Tenant Office Lease, dated as of February 13, 2004, by and between Beverly Robertson Design Plaza and Arbios Systems, Inc.(4)
10.4	Employee Loan-Out Agreement, entered into effective as of July 1, 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)
10.5	Second Amendment to Employee Loan-Out Agreement, entered into effective as of May 7, 2003, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)
10.6	License Agreement, entered into as of June 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)
10.7	Spectrum Labs License Agreement(4)
10.8	Third Amendment to Employee Loan-Out Agreement, entered into effective as of June 21, 2004, by and between Cedars-Sinai Medical Center and Arbios Systems, Inc. (5)
10.9	Asset Purchase Agreement among Circe Biomedical, Inc., a Delaware corporation, Arbios Technologies, Inc., and Arbios Systems, Inc., dated as of April 7, 2004(5)
10.10	Manufacturing and Supply Agreement, dated as of December 26, 2001, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)

10.11	Research Agreement, dated as of December 26, 2001, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)
10.12	First Amendment to Research Agreement, dated as of October 14, 2002, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)
10.13	Third Amendment to Facilities Lease, entered into effective as of June __, 2004, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc. (5)
10.14	Form of Purchase Agreement, dated as of January 11, 2005, by and among Arbios Systems, Inc. and the Investors named therein. (6)
10.15	Form of Registration Rights Agreement, dated as of January 11, 2005, by and among Arbios Systems, Inc. and the Investors named therein.(6)
10.16	Employment Agreement, entered into between Arbios Systems, Inc. and Amy Factor, effective as of March 31, 2005(7)
10.17	Form of 2005 Stock Incentive Plan(9)
10.18	Offer letter, between Arbios Systems, Inc. and Jacek Rozga, M.D., Ph.D, dated July 28, 2005(10)
10.19	Standard Multi-Tenant Office Lease-Gross, dated August 16, 2005, between Arbios Systems, Inc. and Beverly Robertson Design Plaza
10.20	Form of Lease, dated April 1, 2005, between Arbios Technologies, Inc. and American Integrated Biologics, Inc.(10)
14.1	Arbios Systems, Inc. Code of Business Conduct and Ethics Adopted by the Board of Directors on January 15, 2004(4)
16.1	Letter on Change in Certifying Accountant (3)
21.1	List of Subsidiaries(4)
23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)
24.1	Power of Attorney (8)

(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on October 14, 2003, which exhibit is hereby incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Registration Statement Form 10-SB filed April 26, 2001, which exhibit is hereby incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on January 30, 2004, which exhibit is hereby incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB on March 30, 2004, which exhibit is hereby incorporated herein by reference.

(5)	Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on June 14, 2004, as amended, which exhibit is hereby incorporated herein by reference.

(6)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on January 14, 2004, which exhibit is hereby incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB on May 16, 2005, which exhibit is hereby incorporated herein by reference.

(8)	Previously filed as an exhibit to this registration statement and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s definitive 2005 Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB on August 15, 2005, which exhibit is hereby incorporated herein by reference.

ITEM 28. UNDERTAKINGS

A.  Rule 415 Offering

We hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, in Los Angeles, California, on August __, 2005.

ARBIOS SYSTEMS, INC.

Date: August 30, 2005	By:	/s/ AMY FACTOR
Amy Factor Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AMY FACTOR	Chief Executive Officer	August 30, 2005
Amy Factor	(principal executive officer) and Director

/s/ SCOTT HAYASHI	Chief Financial Officer	August 30, 2005
Scott Hayashi	(principal financial officer and principal accounting officer)

/s/ *	Chairman of the Board, and Director	August 30, 2005
John M. Vierling, MD

/s/JACEK ROZGA, M.D., Ph.D	President, Chief Scientific Officer, Director	August 30, 2005
Jacek Rozga, M.D., Ph.D

/s/ *	Director	August 30, 2005
Roy Eddleman

/s/ *	Director	August 30, 2005
Marvin S. Hausman MD

/s/ *	Director	August 30, 2005
Jack E. Stover

/s/ THOMAS C. SEOH	Director	August 30, 2005
Thomas C. Seoh

/s/ DENNIS KOGOD	Director	August 30, 2005
Dennis Kogod

/s/ THOMAS C. SEOH	Director	August 30, 2005
Thomas M. Tully

* By:	/s/ Jacek Rozga, M.D., Ph.D
Jacek Rozga, M.D., Ph.D Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated October 20, 2003, between the Registrant, Arbios Technologies, Inc., HAUSA Acquisition, Inc., Cindy Swank and Raymond Kuh (1)
2.2	Agreement and Plan of Merger, dated as of June 2, 2005, between Arbios Systems, Inc., a Nevada corporation, and Arbios Systems, Inc., a Delaware corporation
3.1	Articles of Incorporation of Historical Autographs U.S.A., Inc.(2)
3.2	Certificate of Amendment of Articles of Incorporation (1)
3.3	Bylaws (2)
3.4	Certificate of Incorporation of Arbios Systems, Inc., a Delaware corporation(9)
3.5	Bylaws of Arbios Systems, Inc., a Delaware corporation(9)
4.1	Revised form of Common Stock certificate(4)
4.2	Form of Warrant for the Purchase of Shares of Common Stock issued by the Registrant upon the assumption of the Arbios Technologies, Inc. outstanding Warrant(4)
4.3	Common Stock Purchase Warrant, dated April 1, 2004, issued to Wolfe Axelrod Weinberger Associates LLC(5)
4.4	Form of Warrant to Purchase Common Stock of Arbios Systems, Inc., dated January 11, 2005, issued to investors and placement agent (6)
5.1	Opinion of counsel as to legality of securities being registered. (8)
10.1	Form of 2001 Stock Option Plan (2)
10.2	Facilities Lease, entered into as of June 30, 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies(4)
10.3	Standard Multi-Tenant Office Lease, dated as of February 13, 2004, by and between Beverly Robertson Design Plaza and Arbios Systems, Inc.(4)
10.4	Employee Loan-Out Agreement, entered into effective as of July 1, 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)
10.5	Second Amendment to Employee Loan-Out Agreement, entered into effective as of May 7, 2003, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)

10.6	License Agreement, entered into as of June 2001, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc.(4)
10.7	Spectrum Labs License Agreement(4)
10.8	Third Amendment to Employee Loan-Out Agreement, entered into effective as of June 21, 2004, by and between Cedars-Sinai Medical Center and Arbios Systems, Inc. (5)
10.9	Asset Purchase Agreement among Circe Biomedical, Inc., a Delaware corporation, Arbios Technologies, Inc., and Arbios Systems, Inc., dated as of April 7, 2004(5)
10.10	Manufacturing and Supply Agreement, dated as of December 26, 2001, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)
10.11	Research Agreement, dated as of December 26, 2001, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)
10.12	First Amendment to Research Agreement, dated as of October 14, 2002, between Spectrum Laboratories, Inc. and Arbios Technologies, Inc. (5)
10.13	Third Amendment to Facilities Lease, entered into effective as of June __, 2004, by and between Cedars-Sinai Medical Center and Arbios Technologies, Inc. (5)
10.14	Form of Purchase Agreement, dated as of January 11, 2005, by and among Arbios Systems, Inc. and the Investors named therein. (6)
10.15	Form of Registration Rights Agreement, dated as of January 11, 2005, by and among Arbios Systems, Inc. and the Investors named therein.(6)
10.16	Employment Agreement, entered into between Arbios Systems, Inc. and Amy Factor, effective as of March 31, 2005(7)
10.17	Form of 2005 Stock Incentive Plan(9)
10.18	Offer letter, between Arbios Systems, Inc. and Jacek Rozga, M.D., Ph.D, dated July 28, 2005(10)
10.19	Standard Multi-Tenant Office Lease-Gross, dated August 16, 2005, between Arbios Systems, Inc. and Beverly Robertson Design Plaza
10.20	Form of Lease, dated April 1, 2005, between Arbios Technologies, Inc. and American Integrated Biologics, Inc.(10)
14.1	Arbios Systems, Inc. Code of Business Conduct and Ethics Adopted by the Board of Directors on January 15, 2004(4)

16.1	Letter on Change in Certifying Accountant (3)
21.1	List of Subsidiaries(4)
23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)
24.1	Power of Attorney (8)

(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on October 14, 2003, which exhibit is hereby incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Registration Statement Form 10-SB filed April 26, 2001, which exhibit is hereby incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on January 30, 2004, which exhibit is hereby incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB on March 30, 2004, which exhibit is hereby incorporated herein by reference.

(5)	Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on June 14, 2004, as amended, which exhibit is hereby incorporated herein by reference.

(6)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K on January 14, 2004, which exhibit is hereby incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB on May 16, 2005, which exhibit is hereby incorporated herein by reference.

(8)	Previously filed as an exhibit to this registration statement and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s definitive 2005 Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB on August 15, 2005, which exhibit is hereby incorporated herein by reference.